AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY       , 1999


                                                    REGISTRATION NO. 333-68699

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                        ------------------------------------

                            AMENDMENT NO. 1 TO FORM S-4

                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                        ------------------------------------
                                ELTRAX SYSTEMS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         MINNESOTA
      (STATE OR OTHER                  7373                   41-1484525
      JURISDICTION OF           (PRIMARY STANDARD          (I.R.S. EMPLOYER
      INCORPORATION OR              INDUSTRIAL          IDENTIFICATION NUMBER)
       ORGANIZATION)              CLASSIFICATION
                                   CODE NUMBER)


                                2000 TOWN CENTER
                                    SUITE 690
                           SOUTHFIELD, MICHIGAN  48075
                                 (248) 358-1699
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                               WILLIAM P. O'REILLY
                            CHAIRMAN OF THE BOARD AND
                             CHIEF EXECUTIVE OFFICER
                                2000 TOWN CENTER
                                    SUITE 690
                           SOUTHFIELD, MICHIGAN  48075
                                 (248) 358-1699


   (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)



                         ------------------------------------

                                      COPIES TO:

         JEFFREY L. FORMAN, ESQ.                   MICHAEL WAGER, ESQ.
       JAFFE, RAITT, HEUER & WEISS                BENESCH, FRIEDLANDER,
        PROFESSIONAL CORPORATION                  COPLAN & ARONOFF LLP
           ONE WOODWARD AVENUE                        2300 BP TOWER
             SUITE NO. 2400                         200 PUBLIC SQUARE
        DETROIT, MICHIGAN  48226               CLEVELAND, OHIO  44114-2378
             (313) 961-8380                          (216) 363-4500

                         ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT THE EFFECTIVE TIME AS DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS.

                         ------------------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [____]

                         ------------------------------------




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                     -----------------------------------------

  The information in this Proxy Statement/Prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This Proxy Statement/Prospectus is not an
                offer to sell these securities and it is not
                      soliciting an offer to buy these
                       securities in any state where
                          the offer or sale is not
                                  permitted.

                            Subject to Completion

           Preliminary Proxy Statement/Prospectus Dated February  , 1999


       Proxy Statement for Special                Prospectus and Proxy
         Meeting of Shareholders              Statement for Special Meeting
          of Sulcus Hospitality                    of Shareholders of
           Technologies Corp.                     Eltrax Systems, Inc.


                                            UP TO 9,421,455 SHARES OF ELTRAX
                                                      COMMON STOCK


The Boards of Directors of Eltrax Systems, Inc. and Sulcus Hospitality Technologies Corp. have approved a merger agreement that would result in Sulcus becoming a wholly-owned subsidiary of Eltrax. Eltrax would continue to be a publicly-traded company. If the merger is completed, Sulcus shareholders will receive 0.55 shares of Eltrax common stock in exchange for each share of Sulcus common stock that they own. However, Sulcus shareholders will receive cash instead of any fractional shares of Eltrax common stock. Eltrax shareholders will continue to own their existing shares.

At their special meeting, shareholders of Sulcus are being asked to approve the merger agreement and the merger. At their special meeting, shareholders of Eltrax are being asked to approve the issuance of Eltrax shares of common stock in the merger and an amendment to Eltrax's 1998 Stock Incentive Plan to increase the number of shares of Eltrax common stock that may be issued under that plan in order to convert Sulcus stock options into Eltrax stock options in the merger. The merger cannot be completed unless the shareholders of each company approve these actions. YOUR VOTE IS VERY IMPORTANT.



     The dates, times and places of the special meetings are as follows:

 FOR SULCUS SHAREHOLDERS:                    FOR ELTRAX SHAREHOLDERS:
 ____________, 1999 at 10:00 a.m.            ____________, 1999 at 10:00 a.m.

 ________________________                    _________________________

 ________________________                    _________________________

 ________________________                    _________________________



This Proxy Statement of Sulcus and Prospectus and Proxy Statement of Eltrax provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.


Eltrax common stock is listed on the Nasdaq SmallCap Market under the symbol "ELTX."


FOR A DISCUSSION OF THE RISKS THAT SHAREHOLDERS OF SULCUS AND ELTRAX SHOULD
CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE      .


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           This Proxy Statement/Prospectus is dated _____________, 1999 and was first mailed to shareholders on ______________, 1999.

                                 ELTRAX SYSTEMS, INC.
                                   2000 TOWN CENTER
                                      SUITE 690
                             SOUTHFIELD, MICHIGAN  48075


                      Notice of Special Meeting of Shareholders
                           To Be Held _______________, 1999


To the Shareholders of Eltrax Systems, Inc.:


NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Eltrax Systems, Inc., a Minnesota corporation, will be held at 10:00 a.m., local time, on _____________, 1999, at _____________, for the following purposes:


          1. To consider and vote upon a proposal to approve the issuance of up to 9,421,455 shares of Eltrax common stock, $.01 par value per share, pursuant to the Agreement and Plan of Merger, dated as of November 11, 1998, by and among Eltrax, Sulcus Hospitality Technologies Corp., a Pennsylvania corporation, and Sulcus Acquiring Corporation, a Pennsylvania corporation and wholly-owned subsidiary of Eltrax ("SAC"), which provides for the merger of SAC with and into Sulcus resulting in Sulcus becoming a wholly-owned subsidiary of Eltrax.


          2. To consider and vote upon a proposal to approve an amendment to Eltrax's 1998 Stock Incentive Plan to increase by 1,500,000 the number of shares of Eltrax common stock that may be issued pursuant to such plan in order to provide for the conversion of Sulcus stock options into Eltrax stock options in accordance with the merger agreement.


          3. To transact such other business as may properly come before the Eltrax special meeting or any adjournments or postponements thereof.


Only holders of record of shares of Eltrax common stock at the close of business on _____________, 1999 are entitled to notice of the Eltrax special meeting and to vote thereat and at any and all adjournments or postponements thereof.


                              BY ORDER OF THE BOARD OF DIRECTORS


                              William P. O'Reilly
                              CHAIRMAN OF THE BOARD AND
                              CHIEF EXECUTIVE OFFICER


________________, 1999


     WHETHER OR NOT YOU PLAN TO ATTEND THE ELTRAX SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE ELTRAX SPECIAL MEETING.

                        SULCUS HOSPITALITY TECHNOLOGIES CORP.
                                 41 NORTH MAIN STREET
                           GREENSBURG, PENNSYLVANIA  15601


                      Notice of Special Meeting of Shareholders
                            To Be Held _____________, 1999


To the Shareholders of Sulcus Hospitality Technologies Corp.:


NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Sulcus Hospitality Technologies Corp., a Pennsylvania corporation, will be held on _______________, 1999, at 10:00 a.m., local time, at ________________________, for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 11, 1998, by and among Eltrax Systems, Inc., a Minnesota corporation, Sulcus Acquiring Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Eltrax ("SAC"), and Sulcus pursuant to which:


               (a) SAC will be merged with and into Sulcus, resulting in Sulcus becoming a wholly-owned subsidiary of Eltrax; and


               (b) At the Effective Time (as defined in the merger agreement), all issued and outstanding shares of common stock, no par value per share, of Sulcus (other than shares of Sulcus common stock held in the treasury of Sulcus or held by any Sulcus subsidiary, Eltrax or SAC or other subsidiary of Eltrax), will be canceled and converted automatically into the right to receive, upon the surrender of the certificate formerly representing such shares, 0.55 fully paid and nonassessable shares of common stock, $.01 par value per share, of Eltrax as more fully described in the attached Proxy Statement/Prospectus.


          2. To transact such other business as may properly come before the Sulcus special meeting or any adjournments or postponements thereof.


Only holders of record of shares of Sulcus common stock at the close of business on _______________, 1999 are entitled to notice of the Sulcus special meeting and to vote thereat and at any and all adjournments or postponements thereof.


                              BY ORDER OF THE BOARD OF DIRECTORS


                              John W. Ryba
                              SECRETARY


____________________, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE SULCUS SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SULCUS SPECIAL MEETING.


DO NOT SEND ANY SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

                                  TABLE OF CONTENTS

Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

Selected Unaudited Pro Forma Financial Data. . . . . . . . . . . . . . . . . . . . .9

Unaudited Pro Forma Condensed Combined Balance Sheet Data. . . . . . . . . . . . . .9

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

     Effect of Eltrax's Stock Price on the Merger Consideration. . . . . . . . . . 12
     Ability to Efficiently Integrate and Operate Recent Acquisitions. . . . . . . 12
     Ability to Efficiently Integrate and Operate Sulcus . . . . . . . . . . . . . 12
     Future Eltrax Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     History of Losses and Uncertainty of Future Profitability . . . . . . . . . . 13
     Competition From Larger Competitors . . . . . . . . . . . . . . . . . . . . . 14
     Uncertainties Regarding Intellectual Property Rights. . . . . . . . . . . . . 14
     Dependence on a Significant Customer. . . . . . . . . . . . . . . . . . . . . 15
     Dependence on Senior Management and Key Employees . . . . . . . . . . . . . . 15
     Risks Associated with New Products and Services . . . . . . . . . . . . . . . 15
     Dependence on Hospitality and Tourism Industry. . . . . . . . . . . . . . . . 16
     Effect of General Economic Conditions . . . . . . . . . . . . . . . . . . . . 16
     International Sales; Regulatory Standards; Currency Exchange. . . . . . . . . 17
     Year 2000 Issues Associated with Eltrax . . . . . . . . . . . . . . . . . . . 17
     Year 2000 Issues Associated with Sulcus . . . . . . . . . . . . . . . . . . . 18
     Accounting Treatment of Merger. . . . . . . . . . . . . . . . . . . . . . . . 19
     Need for Additional Capital . . . . . . . . . . . . . . . . . . . . . . . . . 19
     Adverse Effect on Price of Shares Available for Future Sale . . . . . . . . . 19
     Lack of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

Purpose of this Document . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

Eltrax Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     Record Date; Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . 21
     Share Ownership of Management . . . . . . . . . . . . . . . . . . . . . . . . 21
     Quorum. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . . . . . 22
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Required Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

Sulcus Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Record Date; Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Share Ownership of Management . . . . . . . . . . . . . . . . . . . . . . . . 23
     Quorum. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Voting and Revocation of Proxies. . . . . . . . . . . . . . . . . . . . . . . 23
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Required Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24


The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Eltrax's Reasons for the Merger; Recommendation of the Eltrax Board . . . . . 27
     Sulcus' Reasons for the Merger; Recommendation of the Sulcus Board. . . . . . 28
     Broadview's Presentation to the Sulcus Board. . . . . . . . . . . . . . . . . 29
     Plans for Sulcus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     Interests of Certain Persons. . . . . . . . . . . . . . . . . . . . . . . . . 41
     Indemnification of Sulcus Officers and Directors. . . . . . . . . . . . . . . 43
     Estimated Synergies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . 43
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     Other Legal Matters; Regulatory Approvals . . . . . . . . . . . . . . . . . . 46
     Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     Delisting and Deregistration of Sulcus common stock . . . . . . . . . . . . . 47
     Resales of Eltrax common stock. . . . . . . . . . . . . . . . . . . . . . . . 47
     Nasdaq Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     Board of Directors and Management of Eltrax Following the Merger. . . . . . . 47

Comparative Market Prices and Dividends. . . . . . . . . . . . . . . . . . . . . . 48

Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     Conversion of Sulcus common stock . . . . . . . . . . . . . . . . . . . . . . 49
     Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     Treatment of Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . 52
     Interim Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . 54
     Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     Termination; Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

Unaudited Pro Forma Condensed Combined Financial Statements. . . . . . . . . . . . 58

Description of Eltrax Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . 65
     Eltrax Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     Eltrax Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     Minnesota Business Corporation Act. . . . . . . . . . . . . . . . . . . . . . 66
     Transfer Agent and Registrar. . . . . . . . . . . . . . . . . . . . . . . . . 66

Comparison of the Rights of Holders of Eltrax Common Stock and Sulcus
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
     Authorized Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
     Repurchase and the Redemption of Shares . . . . . . . . . . . . . . . . . . . 70
     Payment of Dividends to Shareholders. . . . . . . . . . . . . . . . . . . . . 70

     Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
     Amendments to Articles of Incorporation . . . . . . . . . . . . . . . . . . . 72
     Amendments to Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     Change of Control Provisions. . . . . . . . . . . . . . . . . . . . . . . . . 72
     Special Meeting of Shareholders . . . . . . . . . . . . . . . . . . . . . . . 73
     Shareholder Consent to Action Without a Meeting . . . . . . . . . . . . . . . 74
     Liquidation Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
     Dissenters Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75

Proposal to Amend Eltrax 1998 Stock Incentive Plan . . . . . . . . . . . . . . . . 75
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     Summary of the 1998 Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . 76
     New Plan Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . 81

Business of Eltrax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83

Business of Sulcus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84

Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . . . . 85

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87

Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87

Shareholders' Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87

ANNEXES

Annex A   Agreement and Plan of Merger                                            A-1
Annex B   Opinion, dated November 11, 1998, of Broadview International LLC        B-1

                              Forward-Looking Statements


Certain statements contained in this document under "Summary," "Risk Factors," "The Merger -- Sulcus' Reasons for the Merger; Recommendation of the Sulcus Board," "The Merger -- Eltrax's Reasons for the Merger; Recommendation of the Eltrax Board," "The Merger -- Estimated Synergies," "The Merger -- Plans for Sulcus," in addition to certain statements contained elsewhere in this document or incorporated herein by reference, that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding Sulcus' or Eltrax's future financial position, business strategy and expected cost savings or synergies.


Each forward-looking statement is subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the results expressed or implied by any forward-looking statements include general economic conditions, the ability to efficiently integrate acquired businesses, competition and other factors disclosed under "Risk Factors" ("Cautionary Statements"). All subsequent written and oral forward-looking statements relating to the matters described in this document and attributable to Sulcus, Eltrax or SAC or to persons acting on behalf of any of them are expressly qualified in their entirety by the Cautionary Statements. Neither Eltrax nor Sulcus has any obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise.

                                       SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS DOCUMENT, AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, AND FOR MORE COMPLETE DESCRIPTIONS OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE MERGER AGREEMENT ATTACHED AS ANNEX A, AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE
"WHERE YOU CAN FIND MORE INFORMATION".  (PAGE      )

The Companies

Eltrax Systems, Inc.
2000 Town Center, Suite 690
Southfield, Michigan 48075
(248) 358-1699

Eltrax designs and installs networking systems for corporate and government customers. Eltrax also provides monitoring, management and maintenance services to support enterprise networks. Eltrax is also a leading provider of proprietary software products and technology services to the hospitality industry.

Sulcus Hospitality Technologies Corp.
41 North Main Street
Greensburg, Pennsylvania 15601
(724) 836-2000

Sulcus develops, manufactures, markets and installs computerized systems designed to automate the creation, handling, storage and retrieval of information and documents. Sulcus designs its systems primarily for the hospitality industry.

Our Reasons for the Merger

We believe that the combined company will offer our customers advanced technology in the managed network services business and in the hospitality business. The combined company will be a worldwide information technology services leader in the hospitality industry, offering a complete information technology solution to that industry. We believe that the combination of Sulcus' technology with the next generation software and network services technology of Eltrax will provide our customers with comprehensive information and performance management across their networks. We expect that the combined company will create opportunities for increased sales, profitability and shareholder value as the marketing, financial, and technological strengths of the companies are integrated.

The Special Meetings

Purpose for the Special Meeting

For the Sulcus Shareholders:

The shareholders of Sulcus are being asked to approve and adopt the merger agreement among Eltrax, Sulcus and a wholly-owned subsidiary of Eltrax whereby Sulcus will become a wholly-owned subsidiary of Eltrax.

For the Eltrax Shareholders:

The shareholders of Eltrax are being asked to approve

(1) the issuance of up to 9,421,455 shares of Eltrax common stock to be issued to the Sulcus shareholders in the merger, and

(2) an amendment to Eltrax's 1998 Stock Incentive Plan to increase by 1,500,000 the number of shares of Eltrax common stock that may be issued pursuant to the plan in order to convert Sulcus stock options into Eltrax stock options in the merger.

Approval of the Merger

By the Sulcus Shareholders:

The affirmative vote of a majority of the votes cast by Sulcus shareholders at the special meeting is required to approve the merger. On February __, 1999, the directors and executive officers of Sulcus and their affiliates, who are expected to vote in favor of the merger, beneficially owned approximately _____% of the outstanding shares of Sulcus common stock.

By the Eltrax Shareholders:

The affirmative vote of a majority of the outstanding shares of Eltrax common stock present, in person or by proxy, at the special meeting is required to approve the issuance of Eltrax common stock in the merger and the amendment to Eltrax's 1998 Stock Incentive Plan. On February __, 1999, the directors and executive officers of Eltrax and their affiliates, who are expected to vote in favor of the issuance of Eltrax common stock and the amendment to Eltrax's 1998 Stock Incentive Plan, beneficially owned approximately _____% of the outstanding shares of Eltrax common stock.

Our Recommendations to Shareholders:

To the Sulcus Shareholders:

The Sulcus Board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the approval and adoption of the merger agreement.

To the Eltrax Shareholders:

The Eltrax Board has unanimously approved the merger agreement, the issuance of Eltrax common stock in the merger and the amendment to Eltrax's 1998 Stock Incentive Plan and unanimously recommends that you vote FOR the issuance of Eltrax common stock in the merger and the amendment to Eltrax's 1998 Stock Incentive Plan.


The Merger

What Sulcus Shareholders will receive (see page ____)

As a result of the merger, Sulcus shareholders will receive 0.55 shares of Eltrax common stock for each share of Sulcus common stock that they own. However, Sulcus shareholders will receive a cash payment for any fractional shares, based upon the market value of Eltrax common stock on the day before the consummation of the merger, instead of any fractional shares of Eltrax common stock that they would receive.

Options to purchase Sulcus common stock will be converted into options to purchase an adjusted number of shares of Eltrax common stock at an adjusted exercise price, each adjusted to give economic effect to the conversion of Sulcus common stock into Eltrax common stock, with the same exercise period and vesting schedules as the existing Sulcus options.

Sulcus shareholders should not send in their share certificates until requested to do so after the merger is completed.

Ownership of Eltrax Following the Merger

We anticipate that Eltrax will issue up to 9,421,455 shares of Eltrax common stock to Sulcus shareholders in exchange for their

Sulcus common stock in the merger. In addition, Eltrax will reserve approximately 1,397,650 shares of Eltrax common stock for issuance pursuant to newly-issued Eltrax options that will replace Sulcus options in connection with the merger. Sulcus shareholders will own, on a fully diluted basis, approximately 42.5% of the Eltrax common stock issued and outstanding after the merger.



However, Eltrax intends to acquire two businesses in the near future by issuing a total of 1,505,000 shares of Eltrax common stock and reserving 60,000 shares for issuance under Eltrax's 1998 Stock Incentive Plan. The Eltrax common stock issued and reserved in these acquisitions will represent approximately __% of the issued and outstanding Eltrax common stock on a fully diluted basis, assuming completion of the merger.


Board of Directors and Management of Eltrax Following the Merger (see page ____)


After the merger, Clunet R. Lewis and Mack V. Traynor, III will resign from the Eltrax Board. The Sulcus Board will designate two individuals to fill those vacancies upon completion of the merger. William P. O'Reilly will remain the Chairman and Chief Executive Officer of Eltrax.

Other Interests of Officers and Directors in the Merger (see page ____)

In considering the Sulcus Board's recommendation that you vote in favor of adoption of the merger agreement, you should be aware that:




(1) the employment agreement between Sulcus and Leon Harris, the Chief Executive Officer and a director of Sulcus, that presently runs through February, 2002 will be terminated upon consummation of the merger, and Mr. Harris will enter into a consulting agreement with Eltrax running through August 31, 2000 to provide services in connection with the integration of Eltrax and Sulcus. Mr. Harris will receive a lump sum fee of $722,000 as a sole consideration for the termination of his existing employment agreement;




(2) certain directors of Sulcus will receive the benefit of the acceleration of the vesting schedule or the extension of the expiration of certain of their stock options; and

(3) certain non-employee directors of Sulcus have entered into consulting agreements with Eltrax;




and as such provide them with interests in the merger that are different from, or in addition to, yours.


Conditions to the Merger (see page ____)

The completion of the merger depends upon satisfaction of a number of conditions, including:

   (1)    approval of the transaction by the shareholders of Sulcus;


   (2) approval of the issuance of shares of Eltrax common stock pursuant to the merger agreement and the amendment to Eltrax's 1998 Stock Incentive Plan by the shareholders of Eltrax;


   (3) authorization of the Eltrax common stock to be issued pursuant to the merger for listing on the Nasdaq SmallCap Market;


   (4) effectiveness of Eltrax's registration statement registering the shares of Eltrax common stock to be issued in the merger under the Securities Act;


   (5) the absence of any preliminary or permanent injunction or other order or decree or any statute, rule or regulation enacted in the United States preventing the consummation of the merger or making the merger illegal; and


   (6) except where failure to do so would not cause a material adverse effect on that company,

   (a) securing all required waivers, consents, orders or approvals;

   (b) performance by the other party of their agreements pursuant to the merger agreement; and

   (c) continued accuracy of each party's representations and warranties.

Termination of the Merger Agreement (see page ___)

We can agree to terminate the merger agreement without completing the merger, and either of us can terminate the merger agreement under various circumstances, including:

   (1) a material breach of a representation, warranty or material agreement in the merger agreement that has not been corrected;

   (2) the failure to complete the merger by June 30, 1999;

   (3) the failure of the Sulcus shareholders to approve the transaction; and

   (4) the failure of the Eltrax shareholders to approve the issuance of shares of Eltrax common stock pursuant to the merger agreement and the amendment to Eltrax's 1998 Stock Incentive Plan.

Sulcus can also terminate the merger agreement if

   (1) it receives an unsolicited acquisition offer, or a person begins a tender offer for all the shares of Sulcus common stock, which, in either case, the Sulcus Board determines would result in a transaction more favorable to the Sulcus shareholders than the merger with Eltrax, or


    (2) the average closing price of Eltrax common stock for the seven consecutive trading days ending three days before the merger will be effective is less than $4.50 per share, but only if the average closing price of Sulcus common stock during the same time period is equal to or greater than $1.00 per share. On February , 1999, the reported closing sale price of Eltrax common
stock was $          , and the reported closing sale price of Sulcus common
stock was $          .

Termination Fees (see page ____)

     The merger agreement requires Sulcus to pay Eltrax a termination fee of $2,000,000 if the merger agreement is terminated because of Sulcus' acceptance of an unsolicited offer for an acquisition transaction or approval of a tender offer or Sulcus' material breach of a material covenant in the merger agreement that is not cured. Eltrax would have to pay Sulcus the same termination fee if the merger agreement is terminated because of Eltrax's material breach of a material covenant in the merger agreement that is not cured.

The merger agreement requires Sulcus to pay Eltrax a termination fee of $250,000 if the merger agreement is terminated because Sulcus' shareholders failed to approve the transaction, but such fee shall not be payable if the average closing price of Eltrax common stock for the seven consecutive trading days ending three days before the special meetings is less than $4.50 per share and the average closing price of Sulcus common stock during the same time period is equal to or greater than $1.00 per share. The merger agreement also requires Eltrax to pay Sulcus a termination fee of $250,000 if the merger agreement is terminated because Eltrax's shareholders failed to approve the issuance of shares of Eltrax common stock pursuant to the merger agreement or the amendment to Eltrax's 1998 Stock Incentive Plan.

Regulatory Approvals (see page ____)

General. Eltrax is not aware of (1) any material license or regulatory permit of Eltrax or Sulcus that might be adversely affected by the merger or (2) any approval or other action by any governmental authority that would be required for the consummation of the merger. Should any such approval or other action be required, Eltrax intends to seek such approval or action.

Antitrust. No characteristics of either Eltrax or Sulcus trigger any filing requirements prior to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the regulations promulgated thereunder.

At any time before or after the merger is effective, notwithstanding that the merger is not subject to the filing requirements under the HSR Act, the federal government could take action under the antitrust laws, including seeking to stop the merger or seeking a sale or other transfer of substantial assets of Sulcus or Eltrax. Additionally, any state could take similar action under the antitrust laws and, under certain circumstances, private persons could take legal action under the antitrust laws.

Accounting Treatment (see page ____)

We expect the merger to qualify as a "pooling of interests", which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

Opinion of Sulcus Financial Advisor (see page ____)

Broadview International LLC delivered its written opinion on November 11, 1998 to the Sulcus Board, to the effect that, based upon and subject to the various factors and assumptions stated in such opinion, as of such date, the exchange of one share of Sulcus common stock for 0.55 shares of Eltrax common stock is fair from a financial point of view to the Sulcus shareholders. The full text of the Broadview written opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B. SULCUS SHAREHOLDERS ARE ADVISED TO READ THE BROADVIEW OPINION CAREFULLY AND IN ITS ENTIRETY.

Material Federal Income Tax Consequences (see page ____)

We expect that the merger will qualify as a tax-free reorganization for federal income tax purposes so that neither Eltrax, Sulcus nor Sulcus' shareholders will recognize any gain or loss for federal income tax purposes in the merger. You should consult your own tax advisor concerning the specific tax consequences of the merger to you in light of your personal circumstances.

No Appraisal Rights (see page ____)

Under Pennsylvania law, shareholders of Sulcus do not have the right to vote against the merger and receive the appraised value of their shares in cash in connection with the merger. Likewise, under Minnesota law, shareholders of Eltrax do not have the right to vote against the issuance of Eltrax common stock in the merger and receive the appraised value of their shares in cash in connection with the merger.

Comparative Per Share Market Price Information (see page ____)

Shares of Sulcus common stock are listed on the AMEX, while shares of Eltrax common stock are listed on the Nasdaq SmallCap Market. On November 11, 1998, the last full trading day before the public announcement that the companies had entered into the merger agreement, shares of Sulcus common stock closed at $1.56 per share and shares of Eltrax common stock closed at $6.50 per share. On ______________, 1999, shares of Sulcus common stock closed at $_____ per share and shares of Eltrax common stock closed at $_____ per share.

Listing of Eltrax Common Stock (see page ____)

The shares of Eltrax common stock issued in connection with the merger will be listed on the Nasdaq SmallCap Market.

Dividends After the Merger (see page ___)

Eltrax has not paid dividends on its common stock and does not anticipate paying dividends on its common stock after the merger or at any time in the near future.

                         SELECTED FINANCIAL DATA
                 (in thousands, except per share data)

The selected historical financial information of Eltrax set forth below has been derived from and should be read in conjunction with the consolidated financial statements. See "Where You Can Find More Information."



                                                     Nine Month
                                                     Transition
                                    Year Ended      Period Ended           Years Ended March 31, (Unaudited)
                                    December 31,    December 31,           ---------------------------------
                                    ------------    ------------
                                        1997             1996               1996(b)      1995(c)     1994(c)
                                    ------------    ------------            -------      -------     -------
Statement of Operations Data (a):
Revenue                                $49,934         $29,731              $17,869      $13,376     $10,831
Income (Loss) from Continuing
   Operations (d)                      (11,332)           (859)                  10          325         526
Income (Loss) from Continuing
   Operations per Common Share -
   basic                                 (1.34)           (.11)                   -          .07         .11
Balance Sheet Data:
Total Assets                            21,491          16,646                6,480        5,033       5,150

(a) Includes the operations of the following companies acquired by Eltrax from their respective dates of acquisition: Nordata, Inc. and Rudata, Inc. (May 17, 1996), Four Corners Technology, Inc. (July 1, 1997), Hi-Tech Connections, Inc. (August 1, 1997), and DataComm Associates, Inc. and Midwest Telecom Associates, Inc. (October 31, 1997). The results of Atlantic Network Systems, Inc. (ANS) and EJG Techline Incorporated (Techline) have been included for all periods presented. These two companies merged with Eltrax on October 31, 1996 and May 17, 1997, respectively, in transactions accounted for as pooling-of-interests.

(b) The selected financial data for the year ended March 31, 1996 is derived from the audited Eltrax financial statements for the year ended March 31, 1996, restated to include the results of Techline.

(c) The selected financial data for the fiscal years ended March 31, 1995 and 1994 is derived from the unaudited annual financial statements of ANS and Techline, as well as certain Eltrax historical data. The March 31, 1995 and 1994 data includes information for the years ended December 31, 1994 and 1993, respectively, for ANS and Techline. In 1996, all other units of Eltrax, which were operating at March 31, 1995, were discontinued. The Eltrax data included above for 1995 and 1994 represents management's estimate of the income, expenses and assets from those years that were unrelated to the subsequently discontinued operations.

(d) The 1997 loss from operations includes $5,714 in goodwill impairments and $1,316 in income taxes resulting from the recognition of a full valuation allowance on deferred tax assets.



                        COMPARATIVE PER SHARE DATA

    Set forth below are historical earnings per share and book value per share data of Eltrax and Sulcus and the earnings per share and book value per share data of Eltrax on a pro forma basis to give effect to the Merger and to the several completed transactions described more fully in "Unaudited Pro Forma Condensed Consolidated Financial Statements". No dividends were paid by Eltrax or Sulcus during the periods presented below. The data set forth below should be read in conjunction with the Eltrax and Sulcus audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which are included in the quarterly and annual reports for Eltrax and Sulcus that are being delivered with this Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma combined condensed financial information included herein.


                                                                                YEAR ENDED DECEMBER 31,            NINE MONTHS
                                                                             ------------------------------            ENDED
                                                                               1995        1996       1997       SEPTEMBER 30, 1998
                                                                             ---------  ---------  ---------     -------------------
Eltrax--Historical
  Net income (loss) per share--basic(a)....................................  $   .03     $ (0.11)   $ (1.34)      $   (0.08)
  Book value per share(b)..................................................                            0.69            1.17
Eltrax--Pro Forma Combined
  Net income (loss) per share(c)
    Basic..................................................................  $  (.09)       0.04    $ (0.70)      $   (0.09)
    Diluted................................................................       --        0.04         --              --
  Book value per share(d)..................................................                            1.60            1.77
Sulcus--Historical
  Net income (loss) per share(e)
    Basic..................................................................  $  (.09)       0.08    $ (0.12)      $   (0.02)
    Diluted................................................................       --        0.08         --              --
  Book value per share(b)..................................................                            1.49            1.50
Sulcus--Pro Forma Combined per Equivalent Share(f)
  Net income (loss) per share..............................................
    Basic..................................................................  $  (.05)       0.02    $ (0.39)      $   (0.05)
    Diluted................................................................       --        0.02         --              --
  Book value per share.....................................................                            0.88            0.97

------------------------

(a) The calculation of basic net loss per share uses the weighted average number of common shares outstanding. Common stock equivalents have been excluded from loss per share calculations as their inclusion would be antidilutive. The 1996 net loss per share is for the nine-month transition period ended December 31, 1996.

(b) Calculated by dividing historical shareholders' equity by the number of outstanding common shares.

(c) Pro forma net income (loss) per share is computed as pro forma net income
    (loss) divided by the weighted average number of shares outstanding, assuming shares issued in each of the transactions were outstanding since the beginning of each period presented.

(d) Calculated by dividing pro forma shareholders' equity by the number of outstanding shares of Eltrax common stock expected to be outstanding as of the consummation of the Merger, which number does not include shares issuable upon the exercise of stock options.

(e) The calculation of basic net income (loss) per share uses the weighted average number of common shares outstanding. The calculation of diluted net income per share for 1996 includes the effect of common share equivalents that are dilutive. Common stock equivalents have been excluded from the loss per share calculations for 1997 and 1998 as their inclusion would be antidilutive.

(f) Calculated by multiplying the Eltrax-Pro Forma Combined data above by the exchange ratio of 0.55.

                    Selected Unaudited Pro Forma Financial Data



The selected unaudited pro forma condensed combined balance sheet data as of September 30, 1998 set forth below, gives effect to the merger as if consummated on September 30, 1998. The selected unaudited pro forma condensed combined statements of operations data for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998 set forth below, give effect to the merger and certain transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements" that Eltrax has completed as if consummated at the beginning of the respective period. The selected pro forma information set forth below, is qualified in its entirety by, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements included herein and the historical financial information of Eltrax and Sulcus attached hereto or incorporated herein by reference.


The selected pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the transactions given retroactive effect therein had been consummated as of the dates indicated, nor is it necessarily indicative of future financial conditions or operating results. See "Unaudited Pro Forma Condensed Combined Financial Statements."


              Unaudited Pro Forma Condensed Combined Balance Sheet Data



                                                                  At September 30,
                                                                       1998
                                                                   (in thousands)
 Current assets:
    Cash and cash equivalents  . . . . . . . . . . . . . . .          $   7,423
    Accounts receivable, net . . . . . . . . . . . . . . . .             16,581
    Inventories  . . . . . . . . . . . . . . . . . . . . . .              6,941
    Other current assets . . . . . . . . . . . . . . . . . .              3,420
                                                                      ---------
       Total current assets  . . . . . . . . . . . . . . . .             34,365
                                                                      ---------
                                                                      ---------

 Purchased and capitalized software, net . . . . . . . . . .              5,624
 Property and equipment, net . . . . . . . . . . . . . . . .              3,526
 Intangibles, net  . . . . . . . . . . . . . . . . . . . . .             22,958
 Other noncurrent assets . . . . . . . . . . . . . . . . . .              2,602
                                                                      ---------
                                                                       $ 69,075
                                                                      ---------
                                                                      ---------

 Current liabilities:
    Short-term borrowings  . . . . . . . . . . . . . . . . .           $  3,309
    Accounts payable . . . . . . . . . . . . . . . . . . . .              7,031
    Accrued expenses . . . . . . . . . . . . . . . . . . . .              4,870
    Unearned revenue . . . . . . . . . . . . . . . . . . . .              7,828
    Current portion of long-term obligations . . . . . . . .              2,439
                                                                      ---------

       Total current liabilities . . . . . . . . . . . . . .             25,477

 Long-term obligations . . . . . . . . . . . . . . . . . . .              4,258
                                                                      ---------

        Total liabilities  . . . . . . . . . . . . . . . . .             29,735

 Shareholders' equity:
    Common stock . . . . . . . . . . . . . . . . . . . . . .                224

                                  9


    Additional paid-in capital . . . . . . . . . . . . . . .             74,657
    Accumulated deficit  . . . . . . . . . . . . . . . . . .           (34,808)
    Treasury stock . . . . . . . . . . . . . . . . . . . . .              (156)
    Other  . . . . . . . . . . . . . . . . . . . . . . . . .              (577)
                                                                      ---------

         Total shareholders' equity  . . . . . . . . . . . .             39,340
                                                                      ---------
                                                                       $ 69,075
                                                                      ---------
                                                                      ---------

     UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS DATA:
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                    NINE MONTHS
                                                                                          YEAR ENDED DECEMBER           ENDED
                                                                                                 31,                SEPTEMBER 30,
                                                                              ---------------------------------     -------------
                                                                                 1995        1996        1997           1998
                                                                              ---------  ----------  ----------     -------------
Revenue.....................................................................  $  61,949      85,454   $ 125,525      $ 90,195
Cost of revenue.............................................................     33,121      51,990      78,374        52,972
                                                                              ---------   ---------   ---------      --------
Gross profit................................................................     28,828      33,464      47,151        37,223

Operating expenses:
  Selling, general and administrative.......................................     29,422      30,361      46,942        33,257
  Research and development..................................................      1,199       1,398       2,478         2,314
  Depreciation and amortization.............................................      1,575       1,862       4,022         3,049
  Goodwill adjustments .....................................................         --          --       5,714            --
                                                                              ---------  ----------   ----------    ---------
    Total operating expenses................................................     32,196      33,621      59,156       38,620
                                                                              ---------  ----------   ----------    ---------

  Operating loss............................................................     (3,368)       (157)    (12,005)      (1,397)

Dividend and interest income................................................      2,293       1,368       1,281          457
Interest expense............................................................        100        (576)     (1,579)        (902)
                                                                              ---------  ----------   ----------    ---------

  Income (loss) from continuing operations..................................       (975)        635     (12,303)      (1,842)
Income tax expense..........................................................        203          --       1,316           --
                                                                              ---------  ----------   ----------    ---------
  Net income (loss) from continuing operations..............................  $  (1,178)        635   $ (13,619)   $  (1,842)
                                                                              ---------  ----------   ----------    ---------
                                                                              ---------  ----------   ----------    ---------
Net income (loss) from continuing operations per common share and common share equivalents:
  Basic.....................................................................  $     .09        0.04  $    (0.70)   $   (0.09)
                                                                              ---------  ----------   ----------    ---------
                                                                              ---------  ----------   ----------    ---------
  Diluted...................................................................         --        0.04           --           --
                                                                              ---------  ----------   ----------    ---------
                                                                              ---------  ----------   ----------    ---------
Weighted average shares outstanding:
  Basic.....................................................................     13,716      15,919       19,360       21,405
                                                                              ---------  ----------   ----------    ---------
                                                                              ---------  ----------   ----------    ---------
  Diluted...................................................................         --      16,907           --           --
                                                                              ---------  ----------   ----------    ---------
                                                                              ---------  ----------   ----------    ---------

                                  Risk Factors

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION INCLUDED IN THIS DOCUMENT BEFORE YOU VOTE AT YOUR SPECIAL MEETING.


Effect of Eltrax's Stock Price on the Merger Consideration


In considering the merger, Sulcus and Eltrax shareholders should take into account two factors related to the market price of Eltrax common stock:


     (1) The price of Eltrax common stock may fluctuate between the time that Sulcus shareholders receive this document and the time that they vote on the merger, and it may also fluctuate between the shareholder meeting and the time that the merger is completed. Fluctuations may be due to changes in the business, operations or prospects of Eltrax, market assessments of the likelihood that the merger will be completed and when, general market and economic conditions, and other factors.


     (2) Since the merger consideration is a fixed number of shares of Eltrax common stock (0.55 shares) for each share of Sulcus common stock, fluctuations in the market price of Eltrax common stock will affect the total value of the consideration that Sulcus shareholders will receive in the merger.


The following example illustrates these risk factors: Assume that the price of Eltrax common stock is $6.00 per share on the date that Sulcus shareholders receive this document, the price declines to $5.00 per share on the day of the shareholder meeting, and the price rises to $6.50 per share on the day that the merger is completed. Based on the fixed exchange rate of
0.55 shares of Eltrax common stock for each share of Sulcus common stock, the value of the Eltrax common stock to be received in exchange for one share of Sulcus common stock is as follows:


                              Price of Eltrax                                Percent Change
Date                            Common Stock           Exchange Value        From Prior Date
----                          ---------------          ---------------       ---------------
Proxy Received                $6.00                     $3.30                 N/A
Shareholder Meeting            5.00                      2.75                 -16.7%
Merger Completed               6.50                      3.575                +30%


As shown above, the value of the merger consideration to be received by Sulcus shareholders may fluctuate greatly since the number of shares of Eltrax common stock they are entitled to receive remains fixed notwithstanding fluctuations in the price of Eltrax common stock.



Ability to Efficiently Integrate and Operate Sulcus



Because the merger of Eltrax and Sulcus will be the largest business combination that either company has ever done, the Eltrax and Sulcus management teams will face new and challenging issues associated with combining and integrating the business operations of the companies, especially the international operations of Sulcus. Eltrax and Sulcus expect to incur significant expenses in that integration effort. The failure to successfully combine and integrate the operations of both companies will have a material adverse effect on the combined company's future results of operations and financial condition.


Eltrax's Ability to Efficiently Integrate and Operate Recent Acquisitions


During the last two years, Eltrax has merged with or acquired seven companies, including Encore Systems, Inc., Global Systems, Inc. and Five Star Systems, Inc. in September 1998. The rapid growth associated with these acquisitions and the difficulties associated with the integration of these businesses into Eltrax has placed, and will continue to place, a significant strain on Eltrax's systems and controls and its management. The management of Eltrax has expended, and expects to continue to expend, significant time and effort in integrating the operations of its acquisitions and in expanding the Eltrax systems and controls to its acquisitions. The failure of Eltrax management to accomplish these tasks could have a material adverse effect on Eltrax's results of operations and financial condition.

FUTURE ELTRAX ACQUISITIONS


Eltrax has an announced strategy to continue to pursue acquisitions of complementary businesses. Future acquisitions by Eltrax may present any of the following risks:


     (1) Future acquisitions may present increased difficulties in integrating the operations of new businesses into Eltrax;


     (2) Eltrax may be unable to retain key employees of the future acquisitions;


     (3) Future acquisitions may not perform at their historical or expected levels;


     (4)  Eltrax may incur additional debt in future acquisitions;


     (5)  Future acquisitions may result in increased amortization expenses;


     (6) Eltrax's current systems, procedures and controls may not be adequate to support the company's operations as they are combined with future acquisitions;


     (7) The addition of new acquisitions will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives; and



     (8) Future acquisitions will dilute the stock ownership of current shareholders and may have a dilutive effect on earnings. See "Business of Eltrax--Pending Acquisitions."



History of Losses and Uncertainty of Future Profitability

Eltrax has a history of net losses, including a net loss of $11,332,343 for the 1997 fiscal year, a loss of $937,109 for the first nine months of 1998 and a loss of $6,441,860 for the first nine months of 1997. Sulcus also has a history of net losses, including a net loss of approximately $2,010,000 for the 1997 fiscal year. Sulcus generated net income of approximately $241,000 for the first nine months of 1998, but had a net loss of $1,645,000 for the same period in 1997.

If the merger is not completed, Eltrax and Sulcus may each continue to generate net losses in the future. If the merger is completed, the combined company may generate net losses in the future.


Competition From Larger Competitors


Competition in the Eltrax and Sulcus businesses is intense and is expected to increase. In some cases, competitors of both Eltrax and Sulcus are larger than each of Eltrax and Sulcus, have longer operating histories, have more financial, technical, research, marketing, sales, distribution and other resources, and have greater name recognition and larger customer bases than either Eltrax or Sulcus. In some cases, these disparities put both Eltrax and Sulcus at a competitive disadvantage. This competitive disadvantage could result in reduced profit margins or loss of market share.


Uncertainties Regarding Intellectual Property Rights


The success of Sulcus and Eltrax depends in part upon the protection of the proprietary nature of their application software and hardware products. Sulcus and Eltrax rely on a combination of copyright and trade secret protection, non-disclosure agreements and license agreements to establish, protect and enforce their intellectual property rights. In considering the merger, Sulcus and Eltrax shareholders should take into account two risk factors related to intellectual property rights.


     (1) Despite efforts to safeguard and maintain their proprietary rights, Eltrax and Sulcus may not be successful in doing so, or their competitors may independently develop technologies that are substantially similar or superior to Eltrax or Sulcus technologies.


     (2) The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although Eltrax and

          Sulcus will implement protective measures and intend to defend their proprietary rights vigorously, these efforts may not be successful.


Dependence on a Significant Customer


Each of Encore Systems, Inc. (a wholly owned subsidiary of Eltrax) and Sulcus have substantial business relationships with Bass Hotels & Resorts, Inc., the operator of Holiday Inns, Inc. Holiday Inn accounted for approximately 8% and 6%, respectively, of the combined pro forma revenues of Eltrax and Sulcus for the nine months ended September 30, 1998 and the year ended December 31, 1997. The loss of, or a material reduction in, revenues from Holiday Inn may have a material adverse effect on the combined company.


Dependence on Senior Management and Key Employees


The success of the combined company will be effected by the performance of its executive officers and other key personnel. In considering the merger, Sulcus and Eltrax shareholders should take into account two risk factors related to executive officers and other key personnel.


     (1) The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the company as both Eltrax and Sulcus greatly depend on the services of a few key employees and do not have the management depth of some larger companies.


     (2) Eltrax's future success will also depend in part upon its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for such personnel in the information technology services industry is intense. The inability to hire or retain qualified personnel could have a material adverse effect on the company.


Risks Associated with New Products and Services


Many of the Eltrax and Sulcus products and services are based on new or improved
technologies that have not previously been available.   The success of the
combined company depends, in large part, upon the markets' acceptance of the new technologies of Eltrax and Sulcus.


The following list contains examples of new technologies that Eltrax or Sulcus has recently introduced to market:


     (1) Eltrax recently introduced NetWatch ONLINE, its remote network monitoring and management services, on a nationwide basis.

     (2) Encore Systems, Inc. (an Eltrax subsidiary) recently introduced its next generation, Microsoft-Registered Trademark- Windows NT-Registered Trademark- based, Medallion property management software products for the hospitality industry.


     (3) Sulcus recently introduced its next generation Microsoft-Registered Trademark- Windows NT-Registered Trademark- based version of its Squirrel product line, which is a restaurant point-of-sale management system.


     (4) Sulcus recently introduced its Legacy data warehousing and data mining products and services. The Legacy products and services are used to collect data from hotels about their guests and generate a variety of information useful in hotel management and marketing efforts.


The combined company will have to overcome the difficulties inherent in the introduction of new or improved technologies to the market. Market acceptance of these new products and services will depend in large part on the ability of the combined company to demonstrate to customers the technical capabilities and the value of these new technologies. These new technologies may not be accepted in the market in preference to competing products and services presently available or newer products and services that may be developed in the future. Lack of market acceptance of the combined company's products and services would adversely affect the combined company's performance.



Dependence on Hospitality and Tourism Industry



The success of both Eltrax and Sulcus is dependent upon demand for their products and services in the hospitality and tourism industry. Consequently, any decline in capital spending by the hospitality and tourism industry, in general, or by key customers of either Eltrax or Sulcus in those industries, may have a material adverse effect on the combined company's business, operating results and financial condition.




Effect of General Economic Conditions


Demand for Eltrax and Sulcus products and services depends, in large part, on the overall demand for communications and networking products and for applications solutions, which may be affected by general economic conditions that affect capital spending levels. These general economic conditions including interest rate fluctuations, economic recessions and customer business cycles. The combined company may experience a decline in demand for its products and services due to general economic conditions.

Sulcus' International Sales and the Risks Associated with International
Business


Sales from Sulcus' international operations represented approximately 37% of Sulcus' total sales for the nine months ended September 30, 1998 and approximately 42% of total sales for the year ended December 31, 1997.
The largest portion of these international sales are generated in the Pacific Rim Region, which represented approximately 20% of Sulcus' total sales for the nine months ended September 30, 1998 and approximately 22% of Sulcus' total sales for the year ended December 31, 1997. In considering the merger, Sulcus and Eltrax shareholders should take into account the following risk factors related to sales in international markets.


     (1)  There could be unexpected changes in regulatory requirements.


     (2) New tariffs or other barriers to certain international markets may develop.


     (3) There are inherent difficulties in staffing and managing foreign operations.


     (4) There are often longer payment cycles and greater difficulty in accounts receivable collection from sales in certain international markets.


     (5) Unstable political environments could affect general business conditions in certain international markets.


     (6) There may be potentially adverse tax consequences in certain international markets.


     (7) There could be gains and losses on foreign currency conversion to U.S. dollars.


Year 2000 Issues Associated with Eltrax


As a result of certain computer programs being written using two digits rather than four to determine the applicable year, any computer systems that have date sensitive software may recognize a date using a "00" as the year 1900 rather than the year 2000 (the "Year 2000 Issue"). This causes programs that perform arithmetic operations, comparisons or date sorts to possibly generate erroneous results when the program is required to process dates from both centuries. This could result in a system failure, incorrect data or other business disruptions. In considering the merger, Sulcus and Eltrax shareholders should take into account the following risk factors related to the Year 2000 Issue.


Internal Business Processing Systems. The first area of concern is the impact of the Year 2000 Issue on internal business processing systems. Due to Eltrax's growth, through a number of acquisitions, Eltrax currently uses a number of different business processing systems. Certain of these systems are not Year 2000 compliant. To address the inefficiencies caused by multiple different systems and the Year 2000 Issue, Eltrax determined in early 1998 to replace all existing systems with new uniform Year 2000 compliant systems that are expected to improve operating efficiency. The final software selection was made in late 1998. The implementation is expected to occur throughout 1999. The cost of this system, including software, hardware, and implementation costs, is expected to be in the range of $500,000 to $700,000. To date, costs of approximately $350,000 have been incurred.


Customers' Network Systems. The second area of concern is with network systems sold and/or installed by Eltrax. Eltrax has instituted a program to review the systems of all customers who currently purchase ongoing maintenance services from Eltrax. This program will provide assistance to customers in reviewing their networks for Year 2000 issues. Customers not utilizing support services will be notified of their need to review their networks for Year 2000 risks. This process was substantially complete at the end of 1998. The cost of this project has not resulted in any material incremental cost to Eltrax.


Software Products. The third area of concern involves the Eltrax software products, which are primarily the applications of Encore Systems, Inc., a recently-acquired subsidiary of Eltrax. Encore had substantially completed development of Year 2000 versions of its software at the time Eltrax acquired Encore, and Encore is in the process of upgrading customers' systems to be Year 2000 compliant. This process should be completed in early 1999, and any future costs are expected to be minor.


Suppliers. The final area of concern is whether the products and services procured by Eltrax from its major suppliers will function properly or be available without interruption in the year 2000. Eltrax intends to request assurances from its major suppliers that they are addressing the Year 2000 Issue in a timely fashion. There can be no assurance that all of the Eltrax suppliers of products and services will successfully address the Year 2000 Issue. It will be impossible to fully assess the potential consequences if service interruptions occur from suppliers or in infrastructure areas such as utilities, communications, transportation, banking and government. As a result, Eltrax also intends to develop a contingency plan by mid-1999 to minimize the impact of such external events.


While Eltrax's efforts to address these Year 2000 risks will involve additional costs and the time and effort of a number of employees, Eltrax believes, based on currently available information, that it will be able to properly manage its total Year 2000 exposure. However, Eltrax may not be successful in this effort, which may have a material adverse effect on Eltrax's business, financial condition or results of operations.


Year 2000 Issues Associated with Sulcus

Sulcus is in the process of evaluating and testing its internal business and information systems and its non-technology systems, such as equipment containing microprocessors, with respect to the Year 2000 Issue. After inquiries of its key vendors and suppliers and its own internal evaluation, Sulcus believes that its major internal business and information systems are, or by April 1, 1999 will be, capable of handling the calculations and computations necessary to be Year 2000 compliant. The costs to date associated with Year 2000 compliance issues have not been significant and Sulcus does not believe that future costs associated with implementing its Year 2000 compliance efforts will be material to its business, results of operations, or financial condition.

Sulcus is testing the current versions, and is designing the newest versions, of its products to process Year 2000 data. While some minor potential issues were identified, those versions that have been tested are substantially Year 2000 compliant and the expense of revising current versions to be Year 2000 compliant has not been material. Although Sulcus is testing its products for Year 2000 compliance, undetected errors or defects may exist that could cause a product to fail to process Year 2000 data correctly. Sulcus expects that it will complete its Year 2000 testing of its current products by April 1, 1999, at which time all of its current product offerings are expected to be Year 2000 compliant. Sulcus has taken steps to assist its customers in upgrading to current compliant product versions. However, no assurances can be given that all customers will do so. Costs incurred by Sulcus in testing and evaluating its products for Year 2000 compliance have been mostly salaries and other administrative costs, none of which have been significant.

Sulcus licenses software from third parties that is integrated with its own proprietary software. Sulcus has received assurances or warranties from such third parties that the licensed software is Year 2000 compliant. However, all such third-party software may not be free of errors and defects and may not be Year 2000 compliant.

Presently, Sulcus does not have a written Year 2000 contingency plan addressing a worse-case Year 2000 scenario. The Company intends to implement a contingency plan by April 1, 1999.

Sulcus will continue to request and compile information regarding Year 2000 compliance, including that of its key suppliers and vendors. If any of Sulcus' internal systems or key suppliers are not Year 2000 compliant, Sulcus' business or operations might be adversely impacted.

Accounting Treatment of Merger

Management of Eltrax and Sulcus currently expect that the merger will be accounted for as a "pooling of interests". However, if the merger cannot be accounted for as a "pooling of interests", the combined company's reported results may be materially affected due to an increase in non-cash amortization charges.


Eltrax's Need for Additional Capital to Make Acquisitions

Eltrax has developed a strategy of growth through additional acquisitions and it is anticipated that the combined company will continue to pursue acquisitions. While Eltrax believes it will continue to pay the purchase price for a majority of its acquisitions with capital stock, Eltrax anticipates that additional capital may be required to make certain acquisitions. However, the additional capital may not be available to the combined company to make those acquisitions.


Adverse Effect on Price of Eltrax Shares Available for Future Sale


Sales of a substantial number of shares of Eltrax common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the shares. Upon consummation of the merger, Eltrax's officers and directors, former officers and directors of Sulcus, and Eltrax's employees who are former shareholders of other companies acquired by Eltrax, will hold, or have options or warrants to purchase, approximately ___________ shares of Eltrax common stock. In addition, the shareholders of two businesses Eltrax intends to acquire in the near future will be issued 1,505,000 shares of Eltrax common stock upon the completion of such acquisitions. These shares may be sold pursuant to an effective registration statement or pursuant to an exemption from registration (such as Rule 144 promulgated by the

Securities and Exchange Commission pursuant to the Securities Act). No prediction can be made regarding the effect that future sales will have on the market price of Eltrax common stock.

Lack of Dividends

Eltrax has not paid dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. The combined company intends to retain any earnings to finance the development of its business and, consequently, may never pay cash dividends.


                              Purpose of This Document


This document is being furnished to the holders of Eltrax common stock in connection with the solicitation of proxies by the Eltrax Board of Directors (the "Eltrax Board") for use at the Eltrax special meeting for purposes described herein.


This document is also being furnished to the holders of Sulcus common stock in connection with the solicitation of proxies by the Sulcus Board of Directors (the "Sulcus Board") for use at the Sulcus special meeting for purposes described herein.


This document relates to the Agreement and Plan of Merger, dated as of November 11, 1998, by and among Eltrax, Sulcus, and Sulcus Acquiring Corporation, a wholly-owned subsidiary of Eltrax ("SAC"), which provides for the merger of SAC with and into Sulcus, resulting in Sulcus being a wholly-owned subsidiary of Eltrax. Subject to the terms and conditions of the merger agreement, if the merger is consummated, each share of Sulcus common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Sulcus common stock held in the treasury of Sulcus or held by any Sulcus subsidiary, Eltrax or SAC or other subsidiary of Eltrax) shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive 0.55 fully paid and nonassessable shares (the "Sulcus Exchange Ratio") of Eltrax common stock.


No fractional shares of Eltrax common stock will be issued in the merger. In lieu of any such fractional shares, each holder of Sulcus common stock who otherwise would be entitled to receive a fractional share of Eltrax common stock pursuant to the merger will be paid an amount in cash equal to such fraction multiplied by the closing price per share of Eltrax common stock, as reported by THE WALL STREET JOURNAL as of the close of business on the business day immediately preceding the closing date of the merger. See "Merger Agreement -- Conversion of Sulcus Common Stock".


This document also constitutes the prospectus of Eltrax filed as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") relating to the shares of Eltrax common stock to be issued to the holders of Sulcus common stock pursuant to the merger agreement.


This document and the accompanying proxy card are first being mailed to shareholders of Sulcus and Eltrax on or about ____________, 1999.


                               Eltrax Special Meeting

Purpose


At the Eltrax special meeting, the shareholders of Eltrax will consider and vote upon a proposal to approve:


     - the issuance of up to 9,421,455 shares of Eltrax common stock pursuant to the merger agreement (the "Share Issuance"), and


     - an amendment to Eltrax's 1998 Stock Incentive Plan (the "Plan Amendment") to increase by 1,500,000 the number of shares of Eltrax common stock that may be issued pursuant to such plan in order to provide for the conversion of Sulcus stock options into Eltrax stock options.


The shareholders of Eltrax will also consider and take action upon any other business that may properly be brought before the Eltrax special meeting.


THE ELTRAX BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF ELTRAX AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE SHARE ISSUANCE AND THE PLAN AMENDMENT. ACCORDINGLY, THE ELTRAX BOARD RECOMMENDS THAT THE SHAREHOLDERS OF ELTRAX VOTE IN FAVOR OF THE APPROVAL OF THE SHARE ISSUANCE AND THE PLAN AMENDMENT AT THE ELTRAX SPECIAL MEETING. See "The Merger -- Eltrax's Reasons for the Merger; Recommendation of the Eltrax Board".


Record Date; Voting Rights


Only holders of record of Eltrax common stock at the close of business on _______________________, 1999 (the "Eltrax Record Date") are entitled to receive notice of and to vote at the Eltrax special meeting. At the close of business on the Eltrax Record Date, there were _____ shares of Eltrax common stock outstanding, each of which entitles the registered holder thereof to one vote.


Share Ownership of Management

At the close of business on the Eltrax Record Date, directors and executive officers of Eltrax and their affiliates were the beneficial owners of an aggregate of _________ (approximately _____%) shares of Eltrax common stock then outstanding.

Quorum


The holders of a majority of the shares of Eltrax common stock issued and outstanding and entitled to vote must be present in person or represented by proxy at the Eltrax special meeting in order for a quorum to be present.


Shares of Eltrax common stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.


In the event that a quorum is not present at the Eltrax special meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.


Voting and Revocation of Proxies


All shares of Eltrax common stock represented by properly executed proxies in the enclosed form that are received in time for the Eltrax special meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. IF A PROXY IS SUBMITTED BUT NO DIRECTIONS ARE GIVEN THEREIN, SHARES OF ELTRAX COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE APPROVAL OF THE SHARE ISSUANCE AND THE PLAN AMENDMENT. Abstentions and broker non-votes will have the effect of a vote cast against the approval of the Share Issuance and the Plan Amendment. In addition, the persons designated in the proxy will have discretion to vote upon any procedural matter relating to the Eltrax special meeting, including the right to vote for any adjournment or postponement thereof proposed by the Eltrax Board, including a postponement and adjournment to solicit additional proxies. Any proxy may be revoked by the shareholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of Eltrax, by signing and returning a later dated proxy or by voting in person at the Eltrax special meeting. Attendance at the Eltrax special meeting will not in and of itself constitute the revocation of a proxy.


Solicitation of Proxies

Proxies are being solicited hereby on behalf of the Eltrax Board. In addition to the use of the mail, solicitation may be made in person or by telephone or otherwise by directors, officers and regular employees of Eltrax. Eltrax's directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

Required Vote


Approval of the Share Issuance and the Plan Amendment will require the affirmative vote of a majority of the outstanding shares of Eltrax common stock present, in person or by proxy, at the Eltrax special meeting and entitled to vote thereon, provided that a quorum is present at the Eltrax special meeting.


                             Sulcus Special Meeting


Purpose

At the Sulcus special meeting, the shareholders of Sulcus will consider and vote upon a proposal to approve and adopt the merger agreement. The shareholders of Sulcus will also consider and take action upon any other business that may be brought before the Sulcus special meeting.

THE SULCUS BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF SULCUS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. ACCORDINGLY, THE SULCUS BOARD RECOMMENDS THAT THE SHAREHOLDERS OF SULCUS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SULCUS SPECIAL MEETING. See "The Merger -- Sulcus' Reasons for the Merger; Recommendation of the Sulcus Board."


For a discussion of the interests that certain directors and executive officers of Sulcus have with respect to the merger in addition to their interests as shareholders of Sulcus generally and information regarding the treatment of options to purchase Sulcus common stock, see "The Merger -- Interests of Certain Persons." Such interests, together with other relevant factors, were considered by the Sulcus Board in making its recommendation and approving the merger agreement.


Record Date; Voting Rights


Only holders of record of Sulcus common stock at the close of business on _________________________, 1999 (the "Sulcus Record Date") are entitled to receive notice of and to vote at the Sulcus special meeting. At the close of business on the Sulcus Record Date, there were ________ shares of Sulcus common stock outstanding, each of which entitles the registered holder thereof to one vote.


Share Ownership of Management

At the close of business on the Sulcus Record Date, directors and executive officers of Sulcus and their affiliates were the beneficial owners of an aggregate of __________ (approximately ___%) shares of Sulcus common stock then outstanding.

Quorum


The holders of a majority of the shares of Sulcus common stock issued and outstanding and entitled to vote must be present in person or represented by proxy at the Sulcus special meeting in order for a quorum to be present.


Shares of Sulcus common stock represented by proxies which are marked "Abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.


In the event that a quorum is not present at the Sulcus special meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.


Voting and Revocation of Proxies


All shares of Sulcus common stock represented by properly executed proxies in the enclosed form that are received in time for the Sulcus special meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies.

IF A PROXY IS SIGNED AND SUBMITTED BUT NO DIRECTIONS ARE GIVEN THEREIN, SHARES OF SULCUS COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Abstentions will have the effect of a vote cast against approval and adoption of the merger agreement. Broker non-votes will be disregarded and will have no effect on the vote. In addition, the persons designated in such proxy will have discretion to vote upon any procedural matter relating to the Sulcus special meeting, including the right to vote for any adjournment or postponement thereof proposed by the Sulcus Board, including a postponement and adjournment to solicit additional proxies. Any proxy in the enclosed form may be revoked by the shareholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of Sulcus, by signing and returning a later dated proxy or by voting in person at the Sulcus special meeting. Attendance at the Sulcus special meeting will not in and of itself constitute the revocation of a proxy.


Solicitation of Proxies


Proxies are being solicited hereby on behalf of the Sulcus Board. In addition to the use of the mail, solicitation may be made in person or by telephone or otherwise by directors, officers and employees of Sulcus. Sulcus' directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. Sulcus has retained ________________________ to aid in the solicitation of proxies from its shareholders. The fees paid to _______________________________ are not expected to exceed approximately $__________, plus reasonable out-of-pocket costs and expenses. Sulcus will bear its expenses in connection with the solicitation of proxies for the Sulcus special meeting.


Required Vote


Approval and adoption of the merger agreement will require the affirmative vote of a majority of the votes cast on the merger agreement by the holders of Sulcus common stock, provided that a quorum is present at the Sulcus special meeting.


                                  The Merger


THE DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT INCLUDED IN THIS DOCUMENT DESCRIBES THE MATERIAL ASPECTS OF THE MERGER, AND MAY NOT
CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, AND FOR MORE COMPLETE DESCRIPTIONS OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THE MERGER AGREEMENT ATTACHED AS ANNEX A.


General


The merger will become effective when articles of merger have been duly filed with the Department of State of the Commonwealth of Pennsylvania (the "Effective Time"), or at such time as is agreed upon by the parties and specified in the articles of merger. At the Effective Time, each share of Sulcus common stock issued and outstanding immediately prior to the Effective Time (other than shares of Sulcus common stock held in the treasury of Sulcus or held by a subsidiary of Sulcus, Eltrax or SAC or other subsidiary of Eltrax), shall, by virtue of the merger and without any action on the part of the holder thereof, be canceled and converted automatically into the right to receive 0.55 fully paid and non-assessable shares of Eltrax common stock.


No fractional shares of Eltrax common stock will be issued in the merger. In lieu of any fractional shares, each holder of Sulcus common stock who otherwise would be entitled to receive a fractional share of Eltrax common stock pursuant to the merger will be paid an amount in cash equal to such fraction multiplied by the closing price per share of Eltrax common stock, as reported by THE WALL STREET JOURNAL, at the close of business on the business day immediately preceding the closing date. See "Merger Agreement -- Conversion of Sulcus Common Stock."


Background of the Merger

In early 1998, Mr. Leon Harris, Chairman of the Board and Chief Executive Officer of Sulcus, contacted Mr. Bradley Gevurtz, a principal at Broadview International LLC ("Broadview"), to assist Sulcus in discussions with strategic partners.


On February 23, 1998, Sulcus engaged Broadview as its financial advisor to assist Sulcus in negotiations with any potential merger partners and evaluate alternative strategic options.


Between March, 1998 and July, 1998, representatives of Sulcus and Broadview engaged in exploratory discussions with four potential merger partners other than Eltrax. On June 13, 1998, Sulcus entered into a letter of intent regarding a potential business combination with Tridex Corporation. However, on or about July 29, 1998, Sulcus and Tridex terminated this letter of intent to pursue other strategic alternatives.

In early August, 1998, Mr. William O'Reilly, Chairman of the Board and Chief Executive Officer of Eltrax, spoke with Mr. David Berkus, a director of Sulcus, to discuss a potential business combination.

On August 12, 1998, Broadview called Mr. O'Reilly. At that time, Mr. O'Reilly discussed Eltrax's business operations and indicated an interest in opening discussions with Sulcus regarding a potential merger.

On September 18, 1998, Sulcus and Eltrax executed a Non-Disclosure Agreement, after which Sulcus and Eltrax began to exchange confidential information.

On September 23, 1998, Mr. Morgan Payne, an outside consultant to Eltrax, met with Broadview to discuss Eltrax's interest in a merger with Sulcus. At the conclusion of the meeting, Mr. Payne indicated that Eltrax was interested in proceeding forward with the discussions and he recommended a meeting between Messrs. O'Reilly and Harris.

On October 13, 1998, Messrs. O'Reilly and Harris met at Broadview's offices to discuss a potential merger and possible synergies resulting from a business combination. At the conclusion of the meeting, Messrs. O'Reilly and Harris expressed an interest to proceed with merger discussions.


On October 23, 1998, Mr. O'Reilly called Mr. Harris and verbally proposed a merger of Eltrax and Sulcus, in which shareholders of Sulcus would receive shares of Eltrax common stock equal to approximately 40% of the outstanding common stock of Eltrax after the merger.


On October 27, 1998, a special meeting of the Eltrax Board was held via teleconference at which Mr. O'Reilly presented a proposal to acquire Sulcus. Mr. O'Reilly discussed the potential business advantages of the transaction, and Ms. Penelope Sellers, an Eltrax Board member and President of Encore Systems, Inc., a subsidiary of Eltrax in the hospitality technology industry, advised the Eltrax Board of her knowledge of Sulcus and the potential benefits to Eltrax from the proposed transaction. Mr. Nicholas J. Pyett, Eltrax's Chief Financial Officer, then presented Sulcus' financial results and combined projections of Eltrax and Sulcus. Mr. Clunet R. Lewis, Eltrax's general counsel and a member of the Eltrax Board, then discussed the status of negotiations with Sulcus. Following an extensive discussion, the Eltrax Board then authorized Messrs. O'Reilly and Lewis to continue negotiations with Sulcus.


On October 29, 1998, a meeting was held at Broadview's offices including representatives from Sulcus, Eltrax, Broadview, and Sulcus' legal counsel. During the meeting, Eltrax and Sulcus agreed to a process and timetable for proceeding with the discussions. Also on October 29, 1998, Mr. Harris proposed a post-merger equity split which would leave Sulcus' shareholders with 45% of the combined entity. At the conclusion of that meeting, Messrs. O'Reilly and Harris agreed to recommend to their respective boards of directors that the combined equity be split so that Sulcus' shareholders would receive approximately 42.5% of the outstanding common stock of Eltrax after the merger, on a fully diluted basis.


Between November 2, 1998 and November 11, 1998, the parties held subsequent meetings to conduct business and legal due diligence in greater detail and to negotiate the definitive merger agreement.

On November 9, 1998, Messrs. O'Reilly and Harris agreed, in principle, to a share exchange of 0.55 shares of Eltrax common stock for each share of Sulcus common stock.

On November 10, 1998, a special meeting of the Sulcus Board was held via teleconference to discuss the proposal and alternatives. All members of the Sulcus Board and representatives of Broadview and legal counsel to Sulcus participated. Also during this meeting, Mr. Gevurtz was asked to present to the Sulcus Board an account of the interactions between Sulcus and other potential partners which were approached on behalf of Sulcus. Following these discussions, the Sulcus Board unanimously recommended that management continue to explore the possibility of a business combination with Eltrax. The Sulcus Board authorized Mr. Harris and Broadview to continue negotiations with Eltrax with respect to the completion of a definitive merger agreement for consideration by the Sulcus Board.


On November 11, 1998, a special meeting of the Eltrax Board was held via teleconference. All members of the Eltrax Board participated. During the meeting, Messrs. O'Reilly and Lewis reviewed the terms of the definitive agreement with the Eltrax Board and answered questions regarding the agreement and information pertaining to Sulcus that had been previously sent to the Eltrax Board. At the conclusion of the presentation, the Eltrax Board unanimously approved the merger and the merger agreement, and authorized management to execute and deliver the merger agreement.


On November 11, 1998, a special meeting of the Sulcus Board was held via teleconference. All members of the Sulcus Board and representatives of Broadview and legal counsel to Sulcus participated. Copies of Broadview's written opinion were distributed to the Sulcus Board prior to the meeting. During the meeting, Messrs. Gevurtz, Harris and Michael Wager, a director of Sulcus and legal counsel to Sulcus, reviewed the terms of the definitive agreement with the Sulcus Board and answered questions. Representatives of Broadview then presented an oral and written opinion to the Sulcus Board that the consideration to be received by Sulcus shareholders in the acquisition was fair from a financial point of view. Both during and following the presentation, Broadview representatives responded to extensive questions and comments from the Sulcus Board. At the conclusion of the presentation, the Sulcus Board unanimously approved the merger and the merger agreement, and authorized management to execute and deliver the merger agreement. Subsequent to this meeting, each company executed and delivered the merger agreement.


On November 11, 1998, Eltrax publicly announced the execution of the merger agreement and, on November 12, 1998, Sulcus publicly announced the execution of the merger agreement.


Eltrax's Reasons for the Merger; Recommendation of the Eltrax Board


The Eltrax Board has unanimously determined that the merger is advisable and fair to and in the best interests of the shareholders of Eltrax and has unanimously approved the merger agreement, the Share Issuance and the Plan Amendment. Accordingly, the Eltrax Board recommends that the shareholders of Eltrax vote in favor of approval of the Share Issuance and Plan Amendment.


For the foregoing reasons, the Eltrax Board believes that the terms and conditions of the merger agreement are in the best interests of Eltrax and its shareholders. In reaching its conclusion, the Eltrax Board considered, among other things:


     -    The long-term interests of Eltrax and its shareholders;

     - Information concerning the business, earnings, operations, financial condition and prospects of Eltrax and Sulcus, both individually and on a combined basis, including information with respect to the historic earnings performance of each of Eltrax and Sulcus;

     - The opportunities for expansion of existing Eltrax services and systems by accessing Sulcus' sales force in more than 80 locations, in 20 countries all over the world;

     - The experience of Sulcus' senior management in the hospitality technology industry;

     - The opportunity to leverage economies of scale and operating efficiencies through combined purchasing and consolidation of infrastructures, particularly from the integration of distribution channels and support systems;

     -    The combined company's stronger balance sheet;


     - The terms of the merger agreement, including that the merger is expected to be treated as a tax-free reorganization and is intended to be accounted for under the pooling of interests method of accounting; and


     - The recent and historical trading prices of Sulcus common stock and Eltrax common stock relative to those of other industry participants, and the potential for appreciation in the value of Eltrax common stock following the merger resulting from opportunities for enhanced revenue growth and accelerated earnings growth of the combined company.

The foregoing discussion of the information and factors considered and given weight by the Eltrax Board is not intended to be exhaustive. The Eltrax Board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the Eltrax

Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, it. In addition, individual members of the Eltrax Board may have given different weights to different factors.


THE ELTRAX BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ELTRAX COMMON STOCK VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE AND THE PLAN AMENDMENT.


Sulcus' Reasons for the Merger; Recommendation of the Sulcus Board


The Sulcus Board has unanimously determined that the merger is advisable and fair to and in the best interests of the shareholders of Sulcus and has unanimously approved the merger agreement. Accordingly, the Sulcus Board recommends that the shareholders of Sulcus vote in favor of approval and adoption of the merger agreement.


In reaching its conclusion to approve the merger agreement, the Sulcus Board considered, among other things:


     -    The judgment, advice and analyses of Sulcus management;

     - The analyses prepared by Broadview and the written opinion of Broadview presented to the Sulcus Board on November 11, 1998 to the effect that, based upon and subject to the various factors and assumptions stated therein, as of that date, the Sulcus Exchange Ratio is fair from a financial point of view to the Sulcus shareholders. A copy of the written opinion, dated November 11, 1998, of Broadview, setting forth the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Annex B and is incorporated by reference. SULCUS SHAREHOLDERS ARE URGED TO READ THE OPINION OF BROADVIEW CAREFULLY AND IN ITS ENTIRETY. See "The Merger-- Opinion of Financial Advisor to Sulcus" and "The Merger--Background of the Merger";


     - The Sulcus Exchange Ratio, assuming that the average Eltrax share price is $6.50 (the closing price of Eltrax common stock on November 11, 1998; the last full trading day prior to the execution and delivery of the merger agreement), represents a premium of approximately 150% over the closing price of Sulcus common stock on that date;


     - The fixed Sulcus Exchange Ratio allows the Sulcus shareholders to participate in any increases in the value of Eltrax common stock;


     - Other strategic alternatives open to Sulcus, such as remaining independent and continuing to grow by expansion, involve greater risk from the standpoint of shareholder value than the merger;


     - The merger agreement permits Sulcus to furnish information and participate in discussions with prospective competing bidders under specified circumstances consistent with the legal obligations of the Sulcus Board;

     - The strategic fit between Sulcus and Eltrax, including potential synergies;

     - The merger is expected to be treated as a tax-free reorganization and is intended to be accounted for under the pooling of interests method of accounting; and


     - The merger agreement has a very limited set of conditions to consummation of the merger.


The foregoing discussion of the information and factors considered and given weight by the Sulcus Board is not intended to be exhaustive. The Sulcus Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Sulcus Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Sulcus Board may have given different weights to different factors.


THE SULCUS BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SULCUS COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


Broadview's Presentation to the Sulcus Board


Introduction


Sulcus engaged Broadview to act as its financial advisor and to render an opinion to the Sulcus Board regarding the fairness of the Sulcus Exchange Ratio, from a financial point of view, to Sulcus shareholders in the Merger. At the meeting of the Sulcus Board on Wednesday, November 11, 1998, Broadview rendered its opinion (the "Broadview Opinion") that, as of November 11, 1998, based upon and subject to the various factors and assumptions described in the Broadview Opinion, the Sulcus Exchange Ratio was fair, from a financial point of view, to the Sulcus shareholders. The Sulcus Exchange Ratio was determined through negotiations between Sulcus and Eltrax and not through any recommendations of Broadview.


     THE TEXT OF THE BROADVIEW OPINION, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS DOCUMENT. SULCUS SHAREHOLDERS ARE URGED TO READ THE BROADVIEW OPINION CAREFULLY IN ITS ENTIRETY. THE BROADVIEW OPINION ADDRESSES ONLY THE FAIRNESS OF THE SULCUS EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF SULCUS AS TO HOW THAT SHAREHOLDER SHOULD VOTE AT THE SULCUS SPECIAL MEETING. BROADVIEW WILL RECEIVE A FEE FROM SULCUS CONTINGENT UPON SUCCESSFUL CONCLUSION OF THE MERGER. THE SUMMARY OF THE BROADVIEW OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     In rendering its opinion, Broadview, among other things:


     (1) reviewed the terms of the merger agreement and its associated exhibits in the form of the draft dated November 10, 1998 furnished to Broadview by Jaffe, Raitt, Heuer & Weiss, P.C., Eltrax's legal counsel, on November 10, 1998 which was not materially different from the definitive merger agreement;


     (2) reviewed Sulcus' Form 10-K for the fiscal year ended December 31, 1997 which included results for the fiscal years ended December 31, 1997 and 1996, including the audited financial statements included in that Form 10-K, Sulcus' Form 10-Q for the six months ended June 30, 1998, including the unaudited financial statements included in that Form 10-Q, and the unaudited financial information of Sulcus for its nine months ended September 30, 1998 included in a proposed draft press release provided to Broadview by Sulcus management;


     (3) reviewed certain internal financial and operating information, including projections through December 31, 1999, for Sulcus prepared by Sulcus management;


     (4) participated in discussions with Sulcus management concerning the operations, business strategy, financial performance and prospects for Sulcus;

     (5) discussed with Sulcus management its view of the strategic rationale for the Merger;


     (6) reviewed the recent reported closing prices and trading activity for Sulcus common stock;


     (7) compared certain aspects of the financial performance of Sulcus with public companies Broadview deemed comparable;


     (8) analyzed available information, both public and private, concerning other mergers and acquisitions Broadview believed to be comparable in whole or in part to the merger;


     (9) reviewed Eltrax's annual report and Form 10-K for the fiscal year ended December 31, 1997 which included results for the fiscal years ended December 31, 1997 and 1996, including the audited financial statements included in that Form 10-K, Eltrax's Form 10-Q for the six months ended June 30, 1998, including the unaudited financial statements included in that Form 10-Q, and the unaudited financial information of Eltrax for its nine months ended September 30, 1998 included in a proposed draft press release provided to Broadview by Eltrax management;


     (10) reviewed certain internal financial and operating information, including projections through December 31, 1999, for Eltrax prepared by Eltrax management;


     (11) participated in discussions with Eltrax management concerning the operations, business strategy, financial performance and prospects for Eltrax;


     (12) reviewed the recent reported closing prices and trading activity for Eltrax common stock;


     (13) discussed with Eltrax management its view of the strategic rationale for the merger;


     (14) compared certain aspects of the financial performance of Eltrax with public companies Broadview deemed comparable;


     (15) considered the total number of shares of Eltrax common stock outstanding and the average weekly trading volume of Eltrax common stock;


     (16) prepared PRO FORMA consolidated annual income statements through December 31, 1999 for the combined entity based on forecasts through December 31, 1999 for Eltrax and Sulcus provided to Broadview by Eltrax and Sulcus managements, respectively;


     (17) assisted in negotiations and discussions related to the merger among Sulcus, Eltrax and their respective legal advisors; and

     (18) conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of the Broadview Opinion.


In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including the representations and warranties contained in the merger agreement, that was publicly available or furnished to Broadview by Sulcus, Eltrax or Eltrax's legal counsel. Broadview assumed that those financial projections and forecasts prepared and provided by the management of each of Sulcus and Eltrax were reasonably prepared and reflected the best available estimates and good faith judgments of the future performance of Eltrax and Sulcus, respectively. Broadview did not make nor obtain an independent appraisal or valuation of any of Eltrax's or Sulcus' assets.

The Sulcus Board selected Broadview as its financial advisor on the basis of Broadview's reputation and experience in the Information Technology sector and the software industry in particular. Upon consummation of the merger, Sulcus will be obligated to pay Broadview a transaction fee of approximately $650,000. Sulcus has already paid Broadview a one-time commitment fee of $50,000 and a fairness opinion fee of $200,000, both of which will be credited against the transaction fee payable by Sulcus upon completion of the merger. In addition, Sulcus has agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which Sulcus and Broadview believe are customary in transactions of this nature, were negotiated at arms' length between Sulcus and Broadview, and the Sulcus Board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.


The summary of the presentation by Broadview to the Sulcus Board does not purport to be a complete description of the presentation or of all the advice rendered by Broadview. Broadview believes that its analyses and this summary should be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the analyses set forth in Broadview's presentation to the Sulcus Board and in the Broadview Opinion. The Broadview Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Broadview Opinion. The Broadview Opinion does not express an opinion on the price at which Eltrax common stock will trade at any time. In performing its analyses, Broadview made numerous assumptions with respect to software industry performance and general economic conditions, many of which are beyond the control of Sulcus or Eltrax. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.


Analysis and Methodology of Broadview


The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview in rendering the Broadview Opinion. These analyses were presented to the Sulcus Board at its meeting on November 11, 1998. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion.



Public Company Comparables Analysis. Total Market Capitalization/Revenue, Total Market Capitalization/Earnings Before Interest and Taxes ("EBIT") and Price/Earnings multiples indicate the value public markets place on companies in a particular market segment.



Broadview has employed Total Market Capitalization ratios because they enable two critical balance sheet items, cash and debt, to be factored directly into the valuation. The formula for Total Market Capitalization is as follows:



  ((market value of equity) + (short term debt + long term debt) - (cash and cash equivalents))



Several companies in the hospitality technology market are comparable to Sulcus based on market focus, business model and management structure. Broadview reviewed five selected public company comparables in the hospitality technology segment of the information technology market from a financial point of view including each company's:



-    Trailing Twelve Month Revenue                      -  Trailing Twelve Month Total Market Capitalization/Revenue ratio
-    Trailing Twelve Month Revenue Growth               -  Trailing Twelve Month Total Market Capitalization/EBIT ratio
-    Trailing Twelve Month Gross Margin                 -  Trailing Twelve Month Price/Earnings ratio
-    Trailing Twelve Month EBIT                         -  Forward Calendar Year 1998 Total Market Capitalization/Revenue ratio
-    Trailing Twelve Month Net Margin                   -  Forward Calendar Year 1998 Total Market Capitalization/EBIT ratio
-    Trailing Twelve Month Earnings per Share           -  Forward Calendar Year 1998 Price/Earnings ratio
-    Forward Calendar Year 1998 Revenue                 -  Forward Calendar Year 1999 Total Market Capitalization/Revenue ratio
-    Forward Calendar Year 1998 EBIT                    -  Forward Calendar Year 1999 Total Market Capitalization/EBIT ratio
-    Forward Calendar Year 1998 Earnings Per Share      -  Forward Calendar Year 1999 Price/Earnings ratio
-    Forward Calendar Year 1999 Revenue
-    Forward Calendar Year 1999 EBIT
-    Forward Calendar Year 1999 Earnings Per Share




The comparable public companies were selected from the Broadview Barometer, a proprietary database of publicly-traded information technology companies maintained by Broadview and broken down by industry segment.





     In order of descending trailing twelve month Total Market
Capitalization/Revenue, the comparable public companies consist of:

     (1)       MICROS Systems, Inc.
     (2)       Radiant Systems, Inc.
     (3)       Javelin Systems, Inc.
     (4)       Par Technology Corp.
     (5)       CAM Data Systems, Inc.


The low, high and median financial ratios for the comparable public companies are listed in the table below:



                 Ratio                      Low            High         Median
                 -----                      ---            ----         ------
 Trailing Twelve Month Total Market
    Capitalization/Revenue                   0.26           1.48        1.08
 Trailing Twelve Month Total Market
    Capitalization/EBIT                     11.15          16.08       13.62
 Trailing Twelve Month Price/Earnings       19.1           25.0        22.0
 Forward Calendar Year 1998
    Total Market Capitalization/Revenue      1.03           1.40        1.21
 Forward Calendar Year 1998
    Total Market Capitalization/EBIT        10.38          12.62       11.50


 Forward Calendar Year 1998 P/E          20.0                 52.2             21.1
 Forward Calendar Year 1999 TMC/R        0.67                 1.16             0.83
 Forward Calendar Year 1999 TMC/EBIT     6.29                11.70             7.42
 Forward Calendar Year 1999 P/E          10.8                 28.1             12.6


The Sulcus equity value per share implied by each financial ratio's low, high and median are listed in the table below:



            Ratio                  Low              High             Median
            -----                  ---              ----             ------
 TTM TMC/R                        $1.08             $4.95            $3.68

 TTM TMC/EBIT                 Not Meaningful   Not Meaningful    Not Meaningful

 TTM P/E                      Not Meaningful   Not Meaningful    Not Meaningful

 Forward Calendar Year 1998 TMC/R            $3.67             $4.88            $4.27

 Forward Calendar Year 1998 TMC/EBIT     Not Meaningful   Not Meaningful    Not Meaningful

 Forward Calendar Year 1998 P/E          Not Meaningful   Not Meaningful    Not Meaningful

 Forward Calendar Year 1999 TMC/R            $2.95             $4.89            $3.58

 Forward Calendar Year 1999 TMC/EBIT         $1.88             $3.26            $2.17

 Forward Calendar Year 1999 P/E              $3.08             $8.00            $3.57


Evaluation of Eltrax Equity. Broadview compared the ranges and medians of several companies that were comparable to Eltrax, based on market focus, revenue size, business model and management structure, with the multiples implied by Eltrax's November 10, 1998 share price of $7.375, and its current and projected performance. Broadview provided a list of comparable public companies to the Sulcus Board in order to permit the Sulcus Board to evaluate the performance of Eltrax in light of those comparable companies.


In order of descending trailing twelve month Total Market Capitalization/ Revenue, the comparable public companies which provide network services and equipment consist of:

     (1)  Datatec Systems, Inc.
     (2)  TechForce Corp.
     (3)  Daou Systems, Inc.
     (4)  Condor Technology Solutions, Inc.


Transaction Comparables Analysis. Valuation statistics from comparable transactions indicate the Adjusted Price/Revenue multiple acquirers have paid for comparable companies in a particular market segment. Adjusted Price means the price the acquirer paid for the seller plus the debt minus the cash on the seller's balance sheet at the time of the acquisition, if known. Broadview reviewed six comparable public and private company merger and acquisition ("M&A") transactions from 1996 through the present involving sellers sharing many characteristics with Sulcus including size, markets served and business model. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the information technology industry. These transactions represent six selected sellers in the hospitality technology segment of the information technology market.




In order of descending Price/Revenue multiple, the six comparable public and private company transactions used are the acquisition of:

     (1)  Progressive Software, Inc. by Tridex Corporation
     (2)  HTEC Group Ltd. by Card Clear
     (3)  RapidFire Software, Inc. by Radiant Systems. Inc.
     (4)  Triad Systems Corp. by Hicks, Muse, Tate & Furst, Inc.
     (5)  Smart Terminals Ltd. by Torex Hire PLC
     (6)  Info Systems of North Carolina, Inc. by Sykes Enterprises, Inc.


The low, high and median Price/Revenue ratios of the six comparable public and private company transactions are listed in the table below:


                   Analysis                       Low        High       Median
                   --------                       ---        ----       ------
   Public and Private Seller
     Comparable Price/Revenue Multiple            0.72        1.43       1.24



The Sulcus equity value per share low, high and median implied by the Price/Revenue ratios of the six comparable public and private seller transactions are listed in the table below:




                   Analysis                       Low        High       Median
                   --------                       ---        ----       ------
   Public and Private Seller Comparable
      Price/Revenue                              $2.54       $4.77      $4.17



Transaction Premiums Paid Analysis. Premiums paid in comparable public seller transactions typically indicate the amount of consideration acquirers are willing to pay above the seller's equity market capitalization. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer's stock price immediately prior to announcement, while the seller's equity market capitalization is measured one trading day prior and twenty trading days prior to the announcement. Broadview reviewed 33 comparable M&A transactions involving selected software companies from January 1, 1997 to the present with total consideration between $50 million and $250 million. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the information technology industry. In order of descending premium paid based on the seller's stock price 20 trading days prior to announcement, the selected software transactions used were the acquisition of:



     (1)    FullTime Software, Inc. by Legato Systems, Inc.
     (2)    Calendar Yearbermedia, Inc. by Network Associates
     (3)    Consilium, Inc. by Applied Materials
     (4)    TeleBackup Systems, Inc. by VERITAS Software Corp.
     (5)    National Health Enhancement Systems, Inc. by HBO & Company
     (6)    Visigenic, Inc. by Borland International, Inc.
     (7)    Technology Modeling Associates, Inc. by Avant! Corp.
     (8)    Interactive Group by Dataworks Corp.
     (9)    Logic Works, Inc. by PLATINUM technology, Inc.
     (10)   Award Software International, Inc. by Phoenix Technologies Ltd.
     (11) Kurzweil Applied Intelligence, Inc. by Lernout & Hauspie Speech Products NV
     (12)   Software Artistry, Inc. by IBM Corp.
     (13)   Walsh International, Inc. by Cognizant Corp.

     (14)   The ForeFront Group by CBT Group plc.
     (15)   Amisys Managed Care Systems, Inc. by HBO & Company
     (16)   Maxis, Inc. by Electronic Arts, Inc.
     (17)   Globalink, Inc. by Lernout and Hauspies Speech Products NV
     (18) Learmonth & Burchett Management Systems, Inc. by PLATINUM technology, Inc.
     (19)   PHAMIS, Inc. by IDX Systems Corp.
     (20)   IQ Software Corp. by Information Advantage Software, Inc.
     (21)   State Of The Art, Inc. by Sage Group plc
     (22)   Andyne Computing Ltd. by Hummingbird Communications Ltd.
     (23)   Quarterdeck Corp. by Symantec Corp.
     (24)   Innovative Technologies Systems, Inc. by Peregrine Systems, Inc.
     (25)   Enterprise Systems, Inc. by HBO & Company
     (26)   Unison Software, Inc. by IBM Corp.
     (27)   Premenos Corp. by Harbinger Corp.
     (28)   Dataworks Corp. by Platinum Software Corp.
     (29)   Simulations Sciences, Inc. by Siebe plc
     (30)   Xcellenet, Inc. by Sterling Commerce, Inc.
     (31)   Fractal Design Corp. by MetaTools, Inc.
     (32)   Orcad, Inc. by Summit Design
     (33)   FTP Software, Inc. by NetManage, Inc.


Based upon Broadview's analysis of premiums paid in selected software comparable transactions, the low, high and median premiums (discounts) paid to sellers' equity market capitalizations (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) for the 20 trading days prior and one trading day prior are listed in the table below:



                   Analysis                       Low        High      Median
                   --------                       ---        ----      ------
     Premium Paid - 20 trading days prior        (26.3%)    378.1%      40.0%
     Premium Paid - One trading day prior        (8.8%)     221.2%      20.0%


The low, high and median Sulcus equity values per share implied by the premiums paid to the share price 20 trading days prior to announcement and one day prior to announcement are listed in the table below:


                   Analysis                       Low        High       Median
                   --------                       ---        ----       ------
     Premium Paid - 20 trading days prior         $0.83      $5.38      $1.57
     Premium Paid - One trading day prior         $1.42      $5.02      $1.88


Present Value of Projected Share Price Analysis. Broadview calculated the present value of the potential future share price of shares of Sulcus common stock on a standalone basis using internal projections prepared by Sulcus management for the twelve months ending December 31, 1999 discounted to today at discount rates ranging from 5.0% to 25.0%. The potential future share price is calculated based on earnings estimates prepared by Sulcus management for the twelve months ending December 31, 1999 and assumes trailing twelve month Price/Earnings multiples of between 15.0x and 30.0x in line with comparable public company multiples for Sulcus.


The Sulcus per share valuation range implied by the present value of the future share prices is:

===============================================================================
                       Analysis                             Low         High
        Present Value of Projected Share Price             $3.09        $8.03
===============================================================================


Stock Performance Analysis. For comparative purposes, Broadview examined the weekly historical volume and trading prices and the daily relative share prices for both Eltrax and Sulcus common stock. Broadview examined the following:


     (1) Eltrax and Sulcus actual share prices and trading volumes from November 7, 1997 to November 10, 1998;
     (2) Eltrax, Sulcus and their respective comparable public companies indexed share prices from November 7, 1997 to November 10, 1998; and
     (3) Relative ratio of Sulcus to Eltrax actual share prices from November 7, 1997 to November 10, 1998.



Relative Contribution Analysis. A relative contribution analysis measures each of the merging companies' contributions to items such as Revenue and EBIT on a percentage basis. Broadview examined the relative contributions during the trailing twelve month period ending June 30, 1998, Projected calendar year ending December 31, 1998 and the Projected calendar year ending December 31, 1999, based upon internal projections for Eltrax and Sulcus on Revenue, EBIT and Pretax Income.


Sulcus' relative contribution for Revenue for the trailing twelve month period ending June 30, 1998, Revenue for Projected calendar year ending December 31, 1998, Revenue for Projected calendar year ending December 31, 1999, EBIT for the Projected calendar year ending December 31, 1999 and Pretax Income for the Projected calendar year ending December 31, 1999 are listed in the table below:


===============================================================================
                                                        Sulcus' Contribution to
                   Analysis                               the Combined Entity
 Revenue for the trailing twelve month period
   ending June 30, 1998                                           52.8%

 Revenue for Projected calendar year ending December 31, 1998     53.4%

 Revenue for Projected calendar year ending December 31, 1999     52.8%

 EBIT for the Projected calendar year ending December 31, 1999    59.2%

 Pretax Income for the Projected calendar year ending
   December 31, 1999                                              66.2%
===============================================================================


Relative Ownership Analysis. A relative ownership analysis measures each of the merging companies' relative equity ownership and relative entity values at various exchange ratios. Entity value is defined as ((market value of equity) + (short term debt + long term debt) - (cash and cash equivalents)).


The implied equity ownership using relative equity values and implied entity ownership using relative entity values, applying a 0.55 exchange ratio, are listed in the table below:


===============================================================================
                      Analysis                       Eltrax Implied   Sulcus Implied
                                                        Ownership        Ownership

                                       40

 Comparing Buyer and Seller Relative Equity Values        57.5%            42.5%

 Comparing Buyer and Seller Relative Entity Values        59.7%            40.3%
===============================================================================


Pro Forma Pooling Model Analysis. A PRO FORMA merger analysis calculates the earnings per share accretion (dilution) of the PRO FORMA combined entity taking into consideration various financial effects which will result from the consummation of the merger. This analysis relies upon certain financial and operating assumptions provided by Eltrax and Sulcus management and on publicly available data about Eltrax and Sulcus.


Based on management forecasts for Eltrax and Sulcus, the PRO FORMa pooling analysis indicates earnings per share accretion (dilution), without acquisition expenses, to Eltrax shareholders, for the fiscal year ending December 31, 1999 of $0.20 or 106.3%.


Consideration of the Discounted Cash Flows Valuation Methodology. While discounted cash flows analysis is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flows analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flows. Given the uncertainty in estimating both Sulcus' future cash flows and sustainable long-term growth rate, Broadview considered a discounted cash flows analysis inappropriate for valuing Sulcus.

Plans for Sulcus

Sulcus will operate in substantially the same manner as before the merger, except that the combined company will emphasize the comprehensive information and performance management services now available to its customers. The combined company will also take advantage of Sulcus' worldwide distribution channels and sales force to expand the customer base of the combined company. There will likely be consolidation in administrative and product development positions.

Interests of Certain Persons

Certain members of Sulcus management and the Sulcus Board may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of Sulcus generally. The Sulcus Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby. See "Merger
Agreement -- Treatment of Stock Options."


Employment Agreement. Leon Harris' current employment agreement contains several provisions related to a change of control of Sulcus. In the event of Mr. Harris' termination other than for "Cause", or upon his resignation for "Good Reason" (both terms as defined in the employment agreement), at any time during the remaining term of his employment agreement (which expires on February 29, 2002) after the Effective Time, he will receive

     (1) 300% of the sum of (A) his current base salary and (B) the highest annual bonus paid to him in the prior two (2) fiscal years;

     (2) the pro rata portion of the amount equal to the target bonus percentage he would receive for the year in which the Effective Time occurs multiplied by his annual base salary then in effect and any earned, but unpaid, bonus from prior years;


     (3) cash payments in lieu of options under the Amended 1991 Incentive Stock Option Plan for Officers and other Key Employees;


     (4) one (1) year of life, disability, accident and health insurance benefits substantially similar to those he was receiving prior to termination; and

     (5)    outplacement services for a period of one (1) year.

However, as of the Effective Time, Mr. Harris' employment agreement will be terminated and Mr. Harris will receive a lump sum fee of $722,000 as sole consideration for the termination of his existing employment agreement. Immediately following the Effective Time, Mr. Harris will become a consultant to Eltrax through August 31, 2000, and his primary duties will consist of insuring a smooth integration of the Sulcus and Eltrax business operations. For his services on behalf Eltrax following the merger, Mr. Harris will receive a consulting fee of $24,000 per month for the first five months and $1,450 per month during the remaining term of the agreement when he will work on a more limited basis.


Stock Option Plans. The merger will cause all options granted under Sulcus' 1997 Non-Employee Directors' Stock Option Plan (the "1997 Director Plan") to become automatically exercisable, without regard to any vesting limitations. If not exercised, such options will be converted into options to purchase Eltrax common stock in accordance with the merger agreement. There are currently options to purchase 45,000 shares of Sulcus common stock outstanding under the 1997 Director Plan. See "Merger Agreement -- Treatment of Stock Options".


Options issued under Sulcus' 1983 Incentive Stock Option Plan for Officers and other Key Employees (the "1983 Employee Plan"), the Amended 1991 Director's Stock Option Plan (the "1991 Director Plan") and the Amended 1991 Incentive Stock Option Plan for Officers and other Key Employees (the "1991 Employee Plan") will be converted into options to purchase Eltrax common stock in accordance with the merger agreement. See "Merger Agreement -- Treatment of Stock Options".


The merger will cause all options granted to Leon Harris under the 1991 Employee Plan or the 1991 Director Plan to become automatically exercisable, without regard to any vesting limitations. Such options will be converted into options to purchase Eltrax common stock in accordance with the merger agreement.


Additionally, Eltrax intends to engage certain non-employee directors of Sulcus as consultants through December 31, 2001. As a result, options issued to such non-employee directors under the 1991 Director Plan or the 1997 Director Plan, which otherwise would have terminated in connection with the merger, will continue for so long as such non-employee directors are consultants to Eltrax and will be converted into options to purchase Eltrax common stock in accordance with the merger agreement. See "Merger Agreement -- Treatment of Stock Options".


Severance Agreements. Sulcus has not renewed certain change of control severance agreements with its officers. Therefore, those officers will not be entitled to any payments in the event any of them are terminated following the merger.

Indemnification of Sulcus Officers and Directors

Pursuant to the terms of the merger agreement, Eltrax has agreed to not amend, repeal or otherwise modify the indemnification provisions of the Certificate of Incorporation and Bylaws of Sulcus for a period of six years after the Effective Time in any manner that would adversely affect the rights of directors, officers, employees or agents of Sulcus. Eltrax has also agreed that, for six years after the Effective Time, it will maintain in effect for each director and officer of Sulcus and its subsidiaries, liability insurance coverage with respect to matters arising at or prior to the Effective Time, in such amounts and containing such terms and conditions that are not materially less advantageous to such parties than the coverage applicable to such individuals immediately prior to the Effective Time.

Estimated Synergies

Significant synergies are anticipated as a result of the merger. Sulcus offers a sales force in more than 80 locations in 20 different countries, which will significantly expand the marketing opportunities for the existing Eltrax services and systems. In particular, it is anticipated that the Eltrax services will be of interest to existing Sulcus customers who seek network systems expertise to complement their existing Sulcus products such as reservations systems, property management systems and customer service programs. Customers will now have a single source to provide application expertise and for network design, implementation and management expertise. Sulcus' geographic penetration will also enhance the introduction of Eltrax's Medallion property management system.


Eltrax and Sulcus believe that cost savings will also be achieved as a result of the merger. The anticipated economies of scale, reassignment of personnel and consolidation of certain operations are expected to reduce the costs associated with administrative functions, research and development and service fulfillment tasks. The total estimated cost savings as a result of the merger are anticipated to be approximately $2.0 million in 1999 and $3.0 million in 2000, the first full year of combined operations. It is anticipated that transaction costs of approximately $1.4 million will be recorded in 1999 as well as costs of approximately $3.0 million relating to integrating the Eltrax and Sulcus business operations.


THE FOREGOING ESTIMATES OF COST SAVINGS AND SYNERGIES ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF SULCUS OR ELTRAX. THERE CAN BE NO ASSURANCE THAT THEY WILL BE ACHIEVED AND ACTUAL SAVINGS AND SYNERGIES MAY VARY MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT SULCUS OR ELTRAX OR ANY OTHER PARTY CONSIDERS SUCH ESTIMATES AN ACCURATE PREDICTION OF FUTURE EVENTS.

Certain Federal Income Tax Consequences of the Merger

The following is a discussion of the material federal income tax consequences of the merger. The merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986 (the "Code"). In this regard, the merger agreement contains a covenant by Eltrax that it will conduct its business, and shall cause Sulcus to conduct its business, after the Effective Time, in a manner which would not jeopardize the characterization of the merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In addition, certain factual representations deemed necessary by counsel to Sulcus in order to confirm that the requirements of Code Sections 368(a)(1)(A) and 368(a)(2)(E) are expected to be satisfied have been obtained from the parties to the merger. However, none of the parties to the merger intends to obtain a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger.

Sulcus has, however, received an opinion of Benesch, Friedlander, Coplan & Aronoff LLP substantially to the effect that for federal income tax purposes:

     (1) the merger will qualify as a tax-free reorganization within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(E) and Sulcus and Eltrax will each be a party to the reorganization;


     (2) no gain or loss will be recognized by Sulcus as a result of the merger;


     (3) no gain or loss will be recognized by a shareholder of Sulcus upon the exchange of shares of Sulcus common stock for Eltrax common stock, except that gain or loss will be recognized by a shareholder of Sulcus on the receipt of cash in lieu of fractional shares;


     (4) the adjusted tax basis of the Eltrax common stock received by a shareholder of Sulcus pursuant to the merger (including any fractional share interests deemed received) will be the same as the adjusted tax basis of the shares of Sulcus common stock surrendered in exchange therefor;


     (5) the holding period of the Eltrax common stock received by a shareholder of Sulcus as a result of the merger (including any fractional share interests deemed received) will include the holding period of the shares of Sulcus common stock surrendered in exchange therefor, provided that such Sulcus common stock is held as a capital asset by the Sulcus shareholder at the consummation of the merger; and


     (6) any cash payment received by a holder of Sulcus common stock in lieu of a fractional share of Eltrax common stock will be treated as if such fractional share of Eltrax common stock had been issued in the merger and then redeemed by Eltrax.


The above tax opinion is based upon certain representations and assumptions referred to in such tax opinion and assumes that the merger will be completed in the manner described in this document and that the representations made by the parties to the merger are accurate and complete and will continue to be accurate and complete as of the Effective Time. Any change in the facts, representations or assumptions could affect the status of the merger as a tax-free reorganization (within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code). No assurance can be given that the Internal Revenue Service will not change its position on the tax treatment of a merger.

THE FOREGOING DISCUSSION OF THE ANTICIPATED MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS BASED ON THE LAW IN EFFECT AS OF THE DATE HEREOF, INCLUDING THE CODE, THE TREASURY REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS THEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY ON A RETROACTIVE BASIS). THIS DISCUSSION DOES NOT ADDRESS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. IN ADDITION, THIS DISCUSSION DOES NOT ATTEMPT TO ADDRESS ALL ISSUES THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF SULCUS COMMON STOCK IN LIGHT OF SUCH HOLDER'S PERSONAL CIRCUMSTANCES, AND DOES NOT APPLY TO HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. FURTHER, THIS DISCUSSION MAY NOT APPLY TO A HOLDER OF SULCUS COMMON STOCK WHO ACQUIRED HIS OR HER STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. ACCORDINGLY, EACH HOLDER OF SULCUS COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.


In addition, the merger will cause Sulcus to experience an ownership change within the meaning of Section 382 of the Code. As a result, the ability of Sulcus to utilize its "pre-change" tax losses and deductions (losses and deductions occurring prior to the Effective Time), which as of the end of 1997 totaled $27,775,000 (the "Sulcus NOLs"), to offset its "post-change" income and gains (income and gains occurring after the Effective Time) will generally be limited to an annual limitation (the unused portion of which may be carried forward in subsequent years) equal to the value of its stock immediately prior to the Effective Time multiplied by the then applicable long-term tax exempt rate applicable to ownership changes (currently ______% for ownership changes occurring in February, 1999). Certain other limitations may affect the utility of the Sulcus NOLs to Eltrax, including the separate return limitations imposed by the consolidated return regulations of the Code.


As of December 31, 1997, Eltrax had cumulative net operating losses for tax purposes of approximately $5.1 million (the "Eltrax NOLs"). Although no assurances can be given, Eltrax does not believe that the merger will trigger an ownership change with respect to Eltrax within the meaning of Section 382 of the Code. Nevertheless, the ability of Eltrax to fully utilize the Eltrax NOLs has been limited as a result of prior ownership changes. It is also possible that transactions occurring after the date of this document may when combined with the merger and other previous or subsequent transactions, result in an ownership change of Eltrax. In this regard, the consummation of the merger will increase the risk of a future ownership change of Eltrax for tax purposes within the meaning of Section 382 of the Code.

In connection with the foregoing, see "The Merger" and "Merger Agreement."

Accounting Treatment

Eltrax and Sulcus believe that the merger will qualify as a "pooling of interests" for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Sulcus will be carried forward to Eltrax at their recorded amounts, operating results of Eltrax will include operating results of Sulcus for the entire fiscal year in which the merger occurs and the operating results of Sulcus for prior periods will be combined with and included in the operating results of Eltrax.

Other Legal Matters; Regulatory Approvals

General. Except as otherwise disclosed herein, based upon its review of publicly available information with respect to Sulcus and the review of certain additional information furnished by Sulcus to Eltrax, neither Eltrax nor SAC is aware of (1) any license or regulatory permit that appears to be material to the business of Sulcus and its subsidiaries, taken as a whole, that might be adversely affected pursuant to the merger or (2) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the consummation of the merger. Should any such approval or other action be required, Eltrax and SAC currently contemplate that such approval or action would be sought. While Eltrax does not currently intend to delay the merger pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences will not result to the business of Sulcus, Eltrax or SAC or that certain parts of the businesses of Sulcus, Eltrax or SAC will not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.


Antitrust. Neither the "annual net sales" nor the "total assets" (as those terms are defined in the HSR Act) of Eltrax and Sulcus for the relevant period trigger any filing requirements prior to consummation of the merger under the HSR Act and the regulations promulgated thereunder by the Federal Trade Commission (the "FTC").


At any time before or after the Effective Time, notwithstanding that the merger is not subject to the filing requirements under the HSR Act, the FTC or the Antitrust Division of the United States Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Sulcus or Eltrax. At any time before or after the Effective Time, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Sulcus or Eltrax. Private persons may also seek to take legal action pursuant to the antitrust laws under certain circumstances.

Appraisal Rights

Under the Pennsylvania Business Corporation Act of 1988, shareholders of Sulcus do not have appraisal rights in connection with the merger because Sulcus is listed on the American Stock Exchange ("AMEX"), a national securities exchange.


Under the Minnesota Business Corporation Act, shareholders of Eltrax do not have appraisal rights in connection with the transactions contemplated in the merger agreement.

Delisting and Deregistration of Sulcus Common Stock

If the merger is consummated, the shares of Sulcus common stock will be delisted from the AMEX and will be deregistered under the Securities Exchange Act of 1934 (the "Exchange Act").

Resales of Eltrax Common Stock

This document does not cover any resales of the Eltrax common stock to be received by the shareholders of Sulcus upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.


All shares of Eltrax common stock constituting the Share Issuance will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act) of Sulcus at the time of the Sulcus special meeting for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act. In addition, such shares may not be transferred by an "affiliate" of Sulcus in violation of the Commission's rules governing the treatment of the merger as a pooling of interests.


Sulcus has agreed to use its reasonable efforts to cause any person whom counsel for Eltrax reasonably determines is an "affiliate" (as used in the preceding paragraph) of Sulcus to deliver to Eltrax, at or prior to the closing date, an agreement, substantially in the form previously approved by Sulcus and Eltrax, providing that the affiliate will not offer to sell, sell, or otherwise dispose of any Eltrax common stock received by the affiliate in exchange for shares of Sulcus common stock pursuant to the merger, except pursuant to an effective registration statement, in compliance with such Rule 145 or in another transaction which, in the opinion of legal counsel satisfactory to Eltrax, is exempt from the registration requirements of the Securities Act. The agreement will further provide that the affiliate will not offer to sell, sell, or otherwise dispose of any Eltrax common stock received in the merger, until such time as financial results of Eltrax covering at least 30 days of post-merger operations have been filed with the Commission, sent to the shareholders of Eltrax or otherwise publicly issued, except as otherwise permitted by Staff Accounting Bulletin No. 76 issued by the Commission. In the merger agreement, Eltrax has agreed that as soon as it is reasonably practicable, but in no event later than 45 business days after the end of the first fiscal quarter of Eltrax ending at least 30 days after the Effective Time, Eltrax will publish financial results covering at least 30 days of post-merger combined operations.

Nasdaq Listing

Eltrax has agreed to use its reasonable best efforts to obtain, at or before the Effective Time, authorization for listing of the shares of Eltrax common stock to be issued in the merger or to be reserved for issuance upon the exercise of stock options on the Nasdaq SmallCap Market, subject to official notice of issuance. The listing of the shares of Eltrax common stock which constitute the merger consideration on the Nasdaq SmallCap Market is also a condition to consummation of the merger.

Board of Directors and Management of Eltrax Following the Merger

At the Effective Time, Clunet R. Lewis and Mack V. Traynor, III will resign from the Eltrax Board, and Christine Hughes, presently a Sulcus Board member, will join the Eltrax Board, which currently consists of eight members.

William P. O'Reilly will remain the Chairman and Chief Executive Officer of Eltrax.


                      Comparative Market Prices and Dividends

Sulcus

Shares of Sulcus common stock are listed and principally traded on the AMEX and quoted under the symbol "SUL". The following table sets forth, for the quarters indicated, the high and low sales prices per share of Sulcus common stock on the AMEX.

                                                      HIGH             LOW
                                                      ----             ---
 FISCAL YEAR ENDED DECEMBER 31, 1997:
   First Quarter...................................   2.13            1.44
   Second Quarter..................................   2.19            1.44
   Third Quarter...................................   2.81            1.56
   Fourth Quarter                                     4.19            2.25

 FISCAL YEAR ENDING DECEMBER 31, 1998:
   First Quarter...................................   3.00            2.13
   Second Quarter..................................   3.13            1.75
   Third Quarter...................................   2.13            1.06
   Fourth Quarter..................................

 FISCAL YEAR ENDING DECEMBER 31, 1999:
   First Quarter (through February     , 1999).....

Sulcus has never paid cash dividends on the Sulcus common stock.

On November 11, 1998, the last full trading day prior to the public announcement of the execution of the merger agreement, the reported closing sales price of Sulcus common stock on the AMEX was $1.56 per share (or an equivalent price per share of $3.58 determined by multiplying the Exchange Ratio by the closing sales price of Eltrax common stock on November 11,
1998). On February __, 1999, the last full trading day for which information was available prior to the printing and mailing of this document, the reported closing sales price of Sulcus common stock on the AMEX was $____ per share (or an equivalent price per share of $______ determined by multiplying the Exchange Ratio by the closing sales price of Eltrax common stock on February __, 1999).

Eltrax

Shares of Eltrax common stock are listed and principally traded on the Nasdaq SmallCap Market and quoted under the symbol "ELTX". The following table sets forth, for the quarters indicated, the high and low bid prices per share on the Nasdaq SmallCap Market. These bid prices reflect inter-dealer prices, without mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                      HIGH             LOW
                                                      ----             ---
 FISCAL YEAR ENDED DECEMBER 31, 1997:
   First Quarter...................................   7.38            4.75
   Second Quarter..................................   7.50            5.50
   Third Quarter...................................   8.50            5.00
   Fourth Quarter..................................   7.13            3.88


 FISCAL YEAR ENDING DECEMBER 31, 1998:
   First Quarter...................................   7.25            4.88
   Second Quarter..................................  10.38            5.75
   Third Quarter...................................   8.38            3.75
   Fourth Quarter..................................   8.00            3.88


 FISCAL YEAR ENDING DECEMBER 31, 1999:
   First Quarter (through February     , 1999).....


Eltrax has never declared or paid cash dividends on the Eltrax common stock and does not anticipate paying dividends in the foreseeable future. After consummation of the Merger, Eltrax intends to retain any earnings for use in its business.

On November 11, 1998, the last full trading day prior to the public announcement of the execution of the merger agreement, the reported closing sales price of Eltrax common stock on the Nasdaq SmallCap Market was $6.50 per share. On February __, 1999, the last full trading day for which information was available prior to the printing and mailing of this document, the last sales prices reported for Eltrax common stock on the Nasdaq SmallCap Market was $____ per share.

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF SULCUS COMMON STOCK AND ELTRAX COMMON STOCK.


                               Merger Agreement


THE FOLLOWING SUMMARY OF THE MERGER AND THE MERGER AGREEMENT INCLUDED IN THIS DOCUMENT DESCRIBES THE MORE

IMPORTANT ASPECTS OF THE MERGER. TO UNDERSTAND THE MERGER FULLY, AND FOR MORE COMPLETE DESCRIPTIONS OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE MERGER AGREEMENT ATTACHED AS ANNEX A, AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "WHERE YOU CAN FIND MORE
INFORMATION".  (PAGE      )

The Merger

The merger agreement provides that, subject to the terms and conditions thereof, and in accordance with the Pennsylvania Business Corporation Law, at the Effective Time, Sulcus and SAC will consummate the merger pursuant to which (1) SAC shall be merged with and into Sulcus and the separate corporate existence of SAC shall thereupon cease, and (ii) Sulcus shall be the surviving corporation and shall continue as a wholly-owned subsidiary of Eltrax. Pursuant to the merger, at the Effective Time, (x) the Articles of Incorporation of Sulcus, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Sulcus until thereafter amended as provided by law and those Articles of Incorporation, and (y) the Bylaws of Sulcus, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Sulcus until thereafter amended as provided by law, the Articles of Incorporation of Sulcus and such Bylaws.
The merger shall have the effects set forth in the Pennsylvania Business Corporation Law.

Conversion of Sulcus Common Stock

Each share of Sulcus common stock issued and outstanding immediately prior to the Effective Time (other than Sulcus common stock held in the treasury of Sulcus or held by a Sulcus subsidiary, Eltrax or SAC or other subsidiary of Eltrax) shall, at the Effective Time, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive 0.55 of a fully paid and nonassessable share of Eltrax common stock (the "Sulcus Share Consideration").


No fractional shares of Eltrax common stock will be issued in the merger. In lieu of any fractional shares, each holder of Sulcus common stock who otherwise would be entitled to receive a fractional share of Eltrax common stock pursuant to the merger will be paid an amount in cash equal to such fraction multiplied by the closing price per share of Eltrax common stock, as reported by THE WALL STREET JOURNAL, at the close of business on the business day immediately preceding the closing date.

All shares of Sulcus common stock that are held in the treasury of Sulcus or held by a Sulcus subsidiary, Eltrax or SAC or other subsidiary of Eltrax shall, at the Effective Time, be canceled and retired and shall cease to exist and no Eltrax common stock shall be delivered in exchange therefor.

The merger agreement provides that, on and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Sulcus common stock shall cease to have any rights as shareholders of Sulcus, except the right to receive the Sulcus Share Consideration for each share of Sulcus common stock held by them, including the right to receive cash for payment of fractional shares of Eltrax common stock.


Eltrax and Sulcus have covenanted and agreed to consummate the merger pursuant to the terms of the merger agreement not later than June 30, 1999.

Exchange Procedures

Eltrax has designated Boston EquiServe (the "Exchange Agent") to act as agent for the holders of shares of Sulcus common stock in connection with the merger and to otherwise facilitate the exchange of shares of Sulcus common stock into shares of Eltrax common stock pursuant to the merger agreement.


No certificates or scrip representing fractional shares of Eltrax common stock will be issued upon the surrender of certificates representing shares of Sulcus common stock, no dividend or distribution with respect to shares of Eltrax common stock will be payable on or with respect to any fractional shares and such fractional share interests will not entitle the owner thereof to vote or to exercise any other rights of a shareholder of Eltrax. In lieu of any fractional shares, each holder of Sulcus common stock who otherwise would be entitled to receive a fractional share of Eltrax common stock pursuant to the merger will be paid an amount in cash equal to such fraction multiplied by the closing price per share of Eltrax common stock, as reported by THE WALL STREET JOURNAL, at the close of business on the business day immediately preceding the closing date.


Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a Sulcus common stock certificate (1) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Sulcus common stock certificates will pass, only upon actual delivery of the Sulcus common stock certificates to the Exchange Agent) and (2) instructions for use in effecting the surrender of the Sulcus common stock certificates in exchange for Eltrax common stock. Upon surrender of a Sulcus common stock certificate for cancellation to the Exchange Agent, together with such duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Sulcus common stock certificate will be entitled to receive in exchange therefor a certificate for that number of whole shares of Eltrax common stock representing the Sulcus Share Consideration for each share of Sulcus common stock surrendered and the Sulcus common stock certificate so surrendered will forthwith be canceled. If payment of the Sulcus Share Consideration for each share of Sulcus common stock surrendered is to be made to a person other than the person in whose name the surrendered Sulcus common stock certificate is registered, it will be a condition of payment that the Sulcus common stock certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Sulcus Share Consideration for each share of Sulcus common stock surrendered to a person other than the registered holder of the Sulcus common stock certificate surrendered or will have established to the satisfaction of Eltrax that such tax either has been paid or is not applicable.


On the closing date, Eltrax will make available to the Exchange Agent, for the benefit of the holders of shares of Sulcus common stock, certificates representing a sufficient number of shares of Eltrax common stock required to pay the Sulcus Exchange Ratio for all shares of Sulcus common stock outstanding and cash for payment of any fractional shares. No dividends or other distributions that have been declared will be paid to persons entitled to receive certificates for shares of Eltrax common stock until such persons surrender their Sulcus common stock certificates, at which time all such dividends or other distributions will be paid. In no event will the persons entitled to receive such dividends be entitled to receive interest on such dividends or other distributions.


Nine months after the Effective Time, the Exchange Agent will deliver to Eltrax all cash, certificates representing shares of Eltrax common stock and other documents in its possession relating to the merger and, upon doing so, the Exchange Agent's duties will terminate. After such time, any holders of Sulcus common stock certificates must contact Eltrax directly to exchange such Sulcus common stock certificates for shares of Eltrax common stock or for cash in lieu of fractional shares.

Treatment of Stock Options

At the Effective Time, each outstanding option to purchase shares of Sulcus common stock (a "Sulcus Stock Option") granted under any plan or arrangement providing for the grant of options to purchase shares of Sulcus common stock to current or former officers, directors, employees or consultants of Sulcus (the "Sulcus Stock Plans"), whether vested or unvested, will be converted automatically into an option to purchase, on substantially the same terms and conditions as were applicable under the Sulcus Stock Option, a number of shares of Eltrax common stock equal to the number of shares of Sulcus common stock that could be purchased under such Sulcus Stock Option multiplied by the Sulcus Exchange Ratio, at a per share exercise price equal to the per share exercise price of such Sulcus Stock Option divided by the Sulcus Exchange Ratio (an "Eltrax Stock Option"), provided that any fractional shares of Eltrax common stock resulting from such determination will be rounded down to the nearest share.

All options issued under the 1997 Director Plan, the 1991 Employee Plan, the 1991 Director Plan and the 1983 Employee Plan will be converted into Eltrax Stock Options as described above.

At the Effective Time, all Sulcus Stock Plans will terminate and, within 90 days following the closing date, each holder of a Sulcus Stock Option will receive an award agreement with respect to the Eltrax Stock Options they acquire pursuant to the merger agreement, which shall preserve the remaining exercise period and vesting schedule (if any) of such converted Sulcus Stock Options and, if applicable, will preserve the status of any converted Sulcus Stock Options as "incentive stock options" (as defined in Section 422 of the Code).

Interim Operations

In the merger agreement, Eltrax and Sulcus agreed, that between the execution and delivery of the merger agreement and the closing date, both companies, and their subsidiaries, will:

     - conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

     -      not amend their respective Articles of Incorporation or Bylaws;


     -      not split, combine or reclassify their outstanding capital stock,


     - not declare, set aside or pay any dividend or distribution, except for the payment of dividends or distributions to a company by its wholly-owned subsidiary;


     -      not repurchase any shares of their outstanding capital stock;


     - not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights to acquire any shares of, their capital stock or any debt or equity securities convertible into or exchangeable for such capital stock, except that each company, may (1) grant options to non-executive employees and (2) issue shares upon the exercise of outstanding options and warrants or pursuant to existing agreements;

     - not assume, incur or become contingently liable with respect to any indebtedness for borrowed money, other than (1) borrowings in the ordinary course of business or borrowings under the existing credit facilities of each company up to the existing borrowing limit or
            (2) borrowings to refinance existing indebtedness;


     - not redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than pursuant to an employee stock incentive plan of a company;


     - not take any action that would jeopardize the treatment of the merger as a pooling of interests;


     - not take or fail to take any action that would cause either company or their shareholders (except to the extent that any shareholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the merger or would otherwise cause the merger not to qualify as a reorganization under Section 368(a) of the Code;


     - not make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business;


     - not sell, pledge, dispose of or encumber any material assets or businesses, or enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

     - use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them;

     - subject to restrictions imposed by applicable law, confer with one or more representatives of the other company to report operational matters of materiality and the general status of ongoing operations;

     - not enter into or amend any employment, severance or special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course of business and consistent with past practice;

     - not adopt, enter into or amend any pension or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business;

     - use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

     - not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority.

No Solicitation

Pursuant to the merger agreement, Eltrax and Sulcus agreed that neither company nor any of their subsidiaries will initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and each company shall use its reasonable efforts to prevent any officer, director, affiliate or employee of a company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, from, directly or indirectly, initiating, soliciting, negotiating, encouraging or providing non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties of either company or any capital stock of either company, whether by merger, purchase of assets, tender offer, share exchange, business combination or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").


Sulcus, may, in response to an unsolicited written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") which Sulcus' Board determines, in good faith and after consultation with its independent financial advisor, would result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to its shareholders than the merger (any such offer or proposal being referred to as a "Superior Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions set forth in the merger agreement), confidential or non-public information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") and negotiate with such Potential Acquirer if the Sulcus Board, after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would be reasonably likely to constitute a breach of its fiduciary duty to the Sulcus shareholders. Sulcus' Board may also comply with Rule 14-e2 under the Exchange Act in connection with an Acquisition Proposal.

Both companies agreed to notify the other after receipt of any Acquisition Proposal or offer to acquire all or any substantial part of their business, properties or capital stock, whether by merger, purchase of assets, tender offer, share exchange, business combination or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal or offer.

Representations and Warranties

In the merger agreement, Eltrax and SAC have made customary representations and warranties to Sulcus with respect to, among other things, their organization and qualification, capitalization, subsidiaries, authority, non-contravention, approvals, reports and financial statements, absence of certain changes since June 30, 1998, the information to be included in the registration statement and proxy statement, the tax-free nature of the transaction and "pooling of interests" accounting, brokers and finders, intellectual property and qualification under the HSR Act.

In the merger agreement, Sulcus has made customary representations and warranties to Eltrax and SAC with respect to, among other things, its organization and qualification, capitalization, subsidiaries, authority, non-contravention, approvals, reports and financial statements, absence of certain changes since June 30, 1998, the information to be included in the registration statement and proxy statement, the tax-free nature of the transaction and "pooling of interests" accounting, brokers and finders, the opinion of Broadview, the Rights Agreement between Sulcus and American Stock Transfer & Trust Company, as Rights Agent, dated as of January 30, 1998 (the "Sulcus Rights Agreement"), intellectual property, qualification under the HSR Act and appraisal rights.

Effective Time

The merger will become effective when articles of merger have been filed with the Department of State of the Commonwealth of Pennsylvania.

Conditions to the Merger

The completion of the merger depends upon satisfaction of a number of conditions, including


     -      approval of the merger agreement by the shareholders of Sulcus,


     - approval of the Share Issuance and the Plan Amendment by the shareholders of Eltrax,


     - authorization of the Eltrax common stock to be issued pursuant to the merger for listing on the Nasdaq SmallCap Market,


     - effectiveness of Eltrax's registration statement registering the shares of Eltrax common stock to be issued in the merger under the Securities Act,


     - the absence of any preliminary or permanent injunction or other order or decree or any statute, rule or regulation enacted in the United States preventing the consummation of the merger or making the merger illegal, and


     - except where failure to do so would not cause a material adverse effect on that company,


            (1) securing all required waivers, consents, orders or approvals,


            (2) performance by the other party of their agreements pursuant to the merger agreement, and

            (3) continued accuracy of each party's representations and warranties.

Termination; Fees

Sulcus and Eltrax can agree to terminate the merger agreement without completing the merger, and either company can terminate the merger agreement under various circumstances, including

     - a material breach of a representation, warranty or material agreement in the merger agreement that has not been corrected;


     -      the failure to complete the merger by June 30, 1999;


     - the failure of the Sulcus shareholders to approve the merger agreement; and

     - the failure of the Eltrax shareholders to approve the Share Issuance and the Plan Amendment.

Sulcus can also terminate the merger agreement if (1) it receives an unsolicited acquisition offer, or a person begins a tender offer for all the shares of Sulcus common stock, which, in either case, the Sulcus Board determines would result in a transaction more favorable to the Sulcus shareholders than the merger with Eltrax or (2) the average closing price of Eltrax common stock for the seven consecutive trading days ending three days before the Effective Time is less than $4.50 per share, but only if the average closing price of Sulcus common stock during the same time period is not less than $1.00 per share.


The merger agreement requires Sulcus to pay Eltrax a termination fee of $2.0 million if the merger agreement is terminated because of Sulcus' acceptance of another unsolicited offer for an Acquisition Transaction or approval of a tender offer or Sulcus' material breach of a material covenant that is not cured. Eltrax would have to pay Sulcus the same termination fee if the merger agreement is terminated because of Eltrax's material breach of a material covenant that is not cured.


The merger agreement requires Sulcus to pay Eltrax a termination fee of $250,000 if the merger agreement is terminated because Sulcus' shareholders failed to approve the merger agreement, but such fee shall not be payable if the average closing price of Eltrax common stock for the seven consecutive trading days ending three days before the merger will be effective is less than $4.50 per share and the average closing price of Sulcus common stock during the same time period is equal to or greater than $1.00 per share. The merger agreement also requires Eltrax to pay Sulcus a termination fee of $250,000 if the merger agreement is terminated because Eltrax's shareholders failed to approve the Share Issuance and the Plan Amendment.




The following Unaudited Pro Forma Condensed Combined Financial Statements of Eltrax give effect to the consummation of the merger and to several additional transactions that Eltrax has completed in 1997 and 1998. The financial statements of Eltrax and Sulcus have been combined for each of the statement of operations as if the merger had occurred as of the beginning of the respective period. The unaudited pro forma combined balance sheet as of September 30, 1998 includes the balance sheet of Sulcus as if the merger occurred on September 30, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 1998 also gives effect to Eltrax's acquisition of Encore Systems, Inc., Global Systems and Support, Inc., and Five Star Systems, Inc. (combined as the "Encore Group") as if it had occurred on January 1, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 gives effect to the Four Corners Technology, Inc. ("Four Corners"), Hi-Tech Connections, Inc. ("Hi-Tech"), Midwest DataComm Associates, Inc. and Midwest Telecom Associates, Inc. (combined as "DataComm") and the Encore Group acquisitions as if they had occurred on January 1, 1997.

The pro forma adjustments are based upon currently available information and upon certain assumptions that the management of Eltrax believes are reasonable. The unaudited pro forma condensed combined financial information reflects the merger with Sulcus accounted for using the pooling-of-interest method of accounting. Each of the other acquisition transactions has been accounted for using the purchase method of accounting. The adjustments recorded in the Unaudited Pro Forma Condensed Combined Financial Statements represent the preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ from the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the financial position or the future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of Eltrax and Sulcus and the related notes thereto. See "Where You Can Find More Information".

                              ELTRAX SYSTEMS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                                                     ELTRAX
                                        ELTRAX          SULCUS         SULCUS PRO FORMA             PRO FORMA
                                     HISTORICAL(1)   HISTORICAL(2)       ADJUSTMENTS                COMBINED
                                     -------------   -------------   --------------------           ---------
                                                   ASSETS:
Current assets:
  Cash and cash equivalents........    $    536        $  8,287       $ (1,400)(3)                  $  7,423
  Accounts receivable, net.........       7,366           9,215         --                            16,581
  Inventories......................       3,180           3,761         --                             6,941
  Other current assets.............       1,288           2,132         --                             3,420
                                     -------------   -------------    --------                      ---------
    Total current assets...........      12,370          23,395         (1,400)                       34,315
Purchased and capitalized software,
  net..............................      --               5,624         --                             5,624
Property and equipment, net........       1,434           2,092         --                             3,526
Intangibles, net...................      17,125           5,833         --                            22,958
Other noncurrent assets............      --               2,602         --                             2,602
                                     -------------   -------------    --------                      ---------
                                       $ 30,929        $ 39,546       $ (1,400)                     $ 69,075
                                     -------------   -------------    --------                      ---------
                                     -------------   -------------    --------                      ---------

                                    LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Short-term borrowings............    $  1,429        $  1,880       $ --                          $  3,309
  Accounts payable.................       4,281           2,750         --                             7,031
  Accrued expenses.................       3,025           1,845         --                             4,870
  Unearned revenue.................       2,263           5,565         --                             7,828
  Current portion of long-term
    obligations....................       1,633             806         --                             2,439
                                     -------------   -------------    --------                      ---------
    Total current liabilities......      12,631          12,846         --                            25,477
Long-term obligations..............       3,098           1,160         --                             4,258
                                     -------------   -------------    --------                      ---------
    Total liabilities..............      15,729          14,006         --                            29,735

Shareholders' equity:
  Common stock.....................         130          41,395             94 (4)                        224
                                                                       (41,395)(4)
  Additional paid-in capital.......      33,356          --             41,301 (4)                     74,657
  Accumulated deficit..............     (18,286)        (15,122)        (1,400)(3)                    (34,808)
  Treasury stock...................      --                (156)        --                               (156)
  Other............................      --                (577)        --                               (577)
                                     -------------   -------------    --------                      ---------
    Total shareholders' equity.....      15,200          25,540         (1,400)                        39,340
                                     -------------   -------------    --------                      ---------
                                       $ 30,929        $ 39,546       $ (1,400)                     $  69,075
                                     -------------   -------------    --------                      ---------
                                     -------------   -------------    --------                      ---------

See accompanying notes to unaudited pro forma condensed combined financial statements.

                              ELTRAX SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     ENCORE GROUP                                    ELTRAX
                                        ELTRAX       ENCORE GROUP     PRO FORMA         ADJUSTED       SULCUS       PRO FORMA
                                     HISTORICAL(1)   HISTORICAL(2)   ADJUSTMENTS         ELTRAX     HISTORICAL(5)   COMBINED
                                     -------------   ------------   --------------      ---------   -------------   ---------
Revenue............................     $37,908         $7,748        $--               $  45,656      $44,539       $90,195
Cost of revenue....................      28,555          4,070         --                  32,625       20,347        52,972
                                     -------------      ------        -------           ---------   -------------   ---------
Gross profit.......................       9,353          3,678         --                  13,031       24,192        37,223

Operating expenses:
  Selling, general and
    administrative.................       9,354          2,451         --                  11,805       21,452        33,257
  Research and development.........          87            799         --                     886        1,428         2,314
  Depreciation and amortization....         683             96            918(3)            1,697        1,352         3,049
                                     -------------      ------        -------           ---------   -------------   ---------
  Total operating expenses.........      10,124          3,346            918              14,388       24,232        38,620
                                     -------------      ------        -------           ---------   -------------   ---------
  Operating income (loss)..........        (771)           332           (918)             (1,357)         (40)       (1,397)

Dividend and interest income.......          33             33         --                      66          391           457
Interest expense...................        (199)           (35)          (558)(4)            (792)        (110)         (902)
                                     -------------      ------        -------           ---------   -------------   ---------
  Net income (loss)................     $  (937)        $  330        $(1,476)          $  (2,083)     $   241       $(1,842)
                                     -------------      ------        -------           ---------   -------------   ---------
                                     -------------      ------        -------           ---------   -------------   ---------

Net loss per common share and
  common share
  equivalents--basic...............                                                                                  $ (0.09)
                                                                                                                    ---------
                                                                                                                    ---------

Weighted average shares
  outstanding-- basic(6)...........                                                                                   21,405
                                                                                                                    ---------
                                                                                                                    ---------

See accompanying notes to unaudited pro forma condensed combined financial statements.

                              ELTRAX SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   ELTRAX       FOUR CORNERS       HI-TECH        DATACOMM      ENCORE GROUP
                                HISTORICAL(1)   HISTORICAL(2)   HISTORICAL(3)   HISTORICAL(4)   HISTORICAL(5)
                                -------------   -------------   -------------   -------------   -------------
Revenue.......................    $ 49,934         $3,932          $3,742          $3,587          $10,508
Cost of revenue...............      41,329          3,092           2,653           2,260            4,200
                                -------------      ------          ------          ------       -------------
Gross profit..................       8,605            840           1,089           1,327            6,308
Operating expenses:
  Selling, general and
    administrative............      12,075            843           1,110           1,273            3,139
  Research and development....      --             --              --              --                  977
  Depreciation and
    amortization..............         588         --                  62              12              125
  Goodwill adjustments........       5,714         --              --              --               --
                                -------------      ------          ------          ------       -------------
  Total operating expenses....      18,377            843           1,172           1,285            4,241
                                -------------      ------          ------          ------       -------------
  Operating income (loss).....      (9,772)            (3)            (83)             42            2,067
Dividend and interest income..          93         --              --                  44               64
Interest expense..............        (337)            (4)            (18)         --                  (15)
                                -------------      ------          ------          ------       -------------
  Income (loss) before income
    taxes.....................     (10,016)            (7)           (101)             86            2,116
Income tax expense............       1,316         --              --              --               --
                                -------------      ------          ------          ------       -------------
  Net income (loss)...........    $(11,332)        $   (7)         $ (101)         $   86          $ 2,116
                                -------------      ------          ------          ------       -------------
                                -------------      ------          ------          ------       -------------
Net loss per common share and
  common share
  equivalents-basic...........
Weighted average shares
  outstanding-basic(9)........

                                                                                 ELTRAX
                                   PRO FORMA          ADJUSTED     SULCUS       PRO FORMA
                                  ADJUSTMENTS          ELTRAX   HISTORICAL(8)   COMBINED
                                ---------------       --------  -------------   ---------
Revenue.......................    $--                 $ 71,703     $53,822      $125,525
Cost of revenue...............     --                   53,534      24,840        78,374
                                  -------             --------  -------------   ---------
Gross profit..................     --                   18,169      28,982        47,151
Operating expenses:
  Selling, general and
    administrative............     --                   18,440      28,502        46,942
  Research and development....     --                      977       1,501         2,478
  Depreciation and
    amortization..............      1,534(6)             2,321       1,701         4,022
  Adjustment of Datatech
    goodwill..................     --                    5,714      --             5,714
                                  -------             --------  -------------   ---------
  Total operating expenses....      1,534               27,452      31,704        59,156
                                  -------             --------  -------------   ---------
  Operating income (loss).....     (1,534)              (9,283)     (2,722)      (12,005)
Dividend and interest income..     --                      201       1,080         1,281
Interest expense..............       (837)(7)           (1,211)       (368)       (1,579)
                                  -------             --------  -------------   ---------
  Income (loss) before income
    taxes.....................     (2,371)             (10,293)     (2,010)      (12,303)
Income tax expense............     --                    1,316      --             1,316
                                  -------             --------  -------------   ---------
  Net income (loss)...........    $(2,371)            $(11,609)    $(2,010)     $(13,619)
                                  -------             --------  -------------   ---------
                                  -------             --------  -------------   ---------
Net loss per common share and
  common share
  equivalents-basic...........                                                  $  (0.70)
                                                                                ---------
                                                                                ---------
Weighted average shares
  outstanding-basic(9)........                                                    19,360
                                                                                ---------
                                                                                ---------

See accompanying notes to unaudited pro forma condensed combined financial statements.

                              ELTRAX SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      ELTRAX NINE    ELTRAX THREE                               ELTRAX
                                        MONTHS          MONTHS       ELTRAX       SULCUS       PRO FORMA
                                     HISTORICAL(1)   HISTORICAL(2)  ADJUSTED   HISTORICAL(3)   COMBINED
                                     -------------   ------------   --------   -------------   ---------
Revenue............................     $29,731         $4,918      $ 34,649      $50,805       $85,454
Cost of revenue....................      24,710          3,926        28,636       23,354        51,990
                                     -------------      ------      --------   -------------   ---------
Gross Profit.......................       5,021            992         6,013       27,451        33,464
Operating expenses:
  Selling, general and
    administrative.................       5,634            880         6,514       23,847        30,361
  Research and development.........      --             --             --           1,398         1,398
  Depreciation and amortization....         241             32           273        1,589         1,862
                                     -------------      ------      --------   -------------   ---------
  Total operating expenses.........       5,875            912         6,787       26,834        33,621
                                     -------------      ------      --------   -------------   ---------
  Operating income (loss)..........        (854)            80          (774)         617          (157)
Dividend and interest income.......      --                 19            19        1,349         1,368
Interest expense...................          (5)        --                (5)        (571)         (576)
                                     -------------      ------      --------   -------------   ---------
  Net income (loss) from continuing
    operations.....................     $  (859)        $   99      $   (760)     $ 1,395       $   635
                                     -------------      ------      --------   -------------   ---------
                                     -------------      ------      --------   -------------   ---------

Net income from continuing
  operations per common share and
  common share equivalents:
  Basic............................                                                             $  0.04
                                                                                               ---------
                                                                                               ---------
  Diluted..........................                                                                0.04
                                                                                               ---------
                                                                                               ---------
Weighted average shares
  outstanding(4):
  Basic............................                                                              15,919
                                                                                               ---------
                                                                                               ---------
  Diluted..........................                                                              16,907
                                                                                               ---------
                                                                                               ---------

See accompanying notes to unaudited pro forma condensed combined financial statements.

                               ELTRAX SYSTEMS, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED DECEMBER 31, 1995
                       (In thousands, except per share data)



                                                        Atlantic
                                                         Network         EJG Techline,                                   Eltrax
                                        Eltrax        Services, Inc.     Incorporated       Eltrax        Sulcus        Pro Forma
                                      Historical(1)    Historical(2)     Historical(3)     Adjusted    Historical(4)    Combined
                                      -------------------------------------------------------------------------------------------
Revenue                                $   -            $ 14,622           $  2,634        $ 17,256      $ 44,693        $ 61,949
Cost of revenue                            -              12,194              1,962          14,156        18,965          33,121
                                      -------------------------------------------------------------------------------------------
Gross Profit                               -               2,428                672           3,100        25,728          28,828

Operating expenses:
  Selling, general and administrative    564               1,993                535           3,092        26,330          29,422
  Research and development                 -                   -                  -               -         1,199           1,199
  Depreciation and amortization            -                  50                  5              55         1,520           1,575
                                      -------------------------------------------------------------------------------------------
  Total operating expenses               564               2,043                540           3,147        29,049          32,196
                                      -------------------------------------------------------------------------------------------
  Operating income (loss)               (564)                385                132             (47)       (3,321)         (3,368)
Dividend and interest income, net        121                  17                  -             138         2,155           2,293
Gain on settlement related to
  past investment losses                 100                   -                  -             100             -             100
                                      -------------------------------------------------------------------------------------------
  Income (loss) before income taxes     (343)                402                132             191        (1,166)           (975)

Income tax expense                         -                   -                  -               -           203             203
                                      -------------------------------------------------------------------------------------------
  Net income (loss) from
    continuing operations              $(343)           $    402           $    132          $  191      $ (1,369)       $ (1,178)
                                      -------------------------------------------------------------------------------------------
                                      -------------------------------------------------------------------------------------------


Net income from continuing operations per common share and
  common share equivalents-basic :                                                                                       $  (0.09)
                                                                                                                         --------
                                                                                                                         --------
Weighted average shares outstanding-basic (5):                                                                             13,716
                                                                                                                         --------
                                                                                                                         --------


See accompanying notes to unaudited pro forma condensed combined financial statements

                              ELTRAX SYSTEMS, INC.
                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

A.  CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 1998

    1. Represents the historical balance sheet of Eltrax as derived from the unaudited financial statements filed on Form 10-Q for the period ended September 30, 1998.

    2. Represents the historical balance sheet of Sulcus as derived from the unaudited financial statements filed on Form 10-Q for the period ended September 30, 1998.

    3. Represents the estimated fees and expenses to be incurred to complete the merger.









    4. Represents the issuance of 9,387,813 shares of Eltrax common stock issued in connection with the merger of Sulcus. As of September 30, 1998 Sulcus had 17,068,751 shares outstanding multiplied by the exchange ratio of 0.55 shares of Eltrax common stock for every share of Sulcus common stock. This entry also eliminates the Sulcus common stock acquired by Eltrax.

    5. We estimate that costs of approximately $3.0 million will be incurred for integration-related expenses, including the elimination of duplicate facilities, organizational realignment and related net workforce reductions of approximately 30 positions. The Unaudited Pro Forma Condensed Combined Balance Sheet and the Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect the impact of these charges as the estimates are preliminary and subject to change. We estimate that $2.5 million of these costs will be charged to operations in the quarter in which the merger occurs and the remaining costs will be expensed as incurred. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any synergies expected to be realized after the merger.






B. CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

    1. Represents the historical consolidated statement of operations of Eltrax as derived from the unaudited financial statements filed on Form 10-Q for the nine months ended September 30, 1998. These results include the operations for the Encore Group only for the period subsequent to the acquisition of the Encore Group on September 1, 1998.

    2. Represents the historical combined statement of operations of the Encore Group as derived from unaudited statements for the eight months ended August 31, 1998.

    3. Represents an adjustment associated with the amortization of intangible assets reflecting the excess of the Eltrax purchase price over the Encore Group book value on the acquisition date. Eltrax has not completed the final allocation of the components of the intangible assets, which consist principally of purchased software and goodwill. For purposes of the pro forma statement of operations, the asset is being amortized on a straight-line basis over the estimated average intangible life of eight years.

    4. Represents pro forma interest expense associated with $8,500,000 of debt incurred to fund the cash component of the Encore Group purchase price.

    5. Represents the historical consolidated statement of operations of Sulcus as derived from unaudited statements filed on Form 10-Q for the nine months ended September 30, 1998.

    6. Represents the combination of the Eltrax weighted average shares outstanding as filed on Form 10-Q for the period ended September 30, 1998 with the pro forma shares issued in connection with the Encore Group acquisition and the Sulcus weighted average shares as filed on Form 10-Q for the period ended September 30, 1998 converted to shares of Eltrax common stock using the 0.55 exchange ratio. Common stock equivalents have been excluded from loss per share calculations as their inclusion would be antidilutive.

C.  CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
  1997

    1. Represents the historical consolidated statement of operations of Eltrax as derived from the audited financial statements filed on Form 10-KSB for the year ended December 31, 1997.

    2. Represents the unaudited historical statement of operations of Four Corners for the 1997 period prior to the acquisition by Eltrax on July 1, 1997.

    3. Represents the unaudited historical statement of operations of Hi-Tech for the 1997 period prior to the acquisition by Eltrax on August 1, 1997.

    4. Represents the unaudited historical statement of operations of DataComm for the 1997 period prior to the acquisition by Eltrax on November 1, 1997.

    5. Represents the historical combined statement of operations of the Encore Group as derived from the audited financial statements for the year ended December 31, 1997.

    6. Represents an adjustment associated with the amortization of intangible assets reflecting the excess of the Eltrax purchase price over the book values of Four Corners, Hi-Tech, DataComm and the Encore Group on the acquisition dates. Eltrax has not completed the final allocation of the components of the Encore Group intangible assets, which consist principally of purchased software and goodwill. For purposes of the pro forma statement of operations, the intangible assets are being amortized on a straight-line basis over the estimated average intangible life of eight years for the Encore Group and fifteen years for the other acquisitions.

    7. Represents pro forma interest expense associated with $8,500,000 of debt incurred to fund the cash component of the Encore Group purchase price.

    8. Represents the historical consolidated statement of operations for Sulcus as derived from the audited financial statements filed on Form 10-K/A for the year ended December 31, 1997.

    9. Represents the combination of the Eltrax weighted average shares outstanding as filed on Form 10-KSB for the period ended December 31, 1997 with the pro forma shares issued in connection with the acquisitions and the Sulcus weighted average shares as filed on Form 10-K/A for the period ended December 31, 1997 converted to shares of Eltrax common stock using the 0.55 exchange ratio. Common stock equivalents have been excluded from loss per share calculations as their inclusion would be antidilutive.

D.  CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31,
  1996

    1. Represents the historical consolidated statement of operations of Eltrax as derived from the audited financial statements for the nine month transition period ended December 31, 1996 as filed on Form 10-KSB for the fiscal year ended December 31, 1997. In 1996, Eltrax changed the Company's fiscal year end from March 31, to December 31, which resulted in the nine month transition period.

    2. Represents the unaudited historical consolidated statement of operations of Eltrax for the quarter ended March 31, 1996.

    3. Represents the historical consolidated statement of operations of Sulcus as derived from the audited financial statements filed on Form 10-K for the year ended December 31, 1996.

    4. Represents the unaudited weighted share average of Eltrax at December 31, 1996 combined with the Sulcus weighted average shares as filed on Form 10-K for the period ended December 31, 1996 converted to shares of Eltrax common stock using the 0.55 exchange ratio.



E.   CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER
     31, 1995

1. Represents the unaudited historical statement of operations of Eltrax for the twelve months ended December 31, 1995. The revenue, cost of revenue and certain operating expenses relating to discontinued operations have been excluded

2. Represents the audited historical statement of operations of Atlantic Network Systems, Inc. (ANS) for the year ended December 31, 1995. ANS merged with Eltrax on October 31, 1996 in a transaction accounted for using the pooling-of-interests accounting method.

3. Represents the unaudited historical statement of operations of EJG Techline, Incorporated (Techline) for the year ended December 31, 1995. Techline merged with Eltrax on May 14, 1997 in a transaction accounted for using the pooling-of-interests accounting method.

4. Represents the historical consolidated statement of operations of Sulcus for the year ended December 31, 1995 as derived from the audited financial statements filed on Form 10-K/A for the year ended December 31, 1997.

5. Represents the unaudited weighted share average of Eltrax at December 31, 1995 combined with the Sulcus weighted average shares for 1995 as filed on Form 10-K/A for the period ended December 31, 1997 converted to shares of Eltrax common stock using the 0.55 exchange ratio. Common stock equivalents have been excluded from loss per share calculations as their inclusion would be antidilutive.

                         Description of Eltrax Capital Stock








THE STATEMENTS SET FORTH UNDER THIS HEADING WITH RESPECT TO THE MINNESOTA BUSINESS CORPORATION ACT, ELTRAX'S AMENDED AND RESTATED ARTICLES OF INCORPORATION, AND ELTRAX'S RESTATED BYLAWS ARE BRIEF SUMMARIES THEREOF, AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE ELTRAX CAPITAL STOCK, YOU SHOULD CAREFULLY READ THE DETAILED PROVISIONS OF THE MINNESOTA BUSINESS CORPORATION ACT, THE ELTRAX ARTICLES OF INCORPORATION, THE ELTRAX BYLAWS, AND OTHER DOCUMENTS WE HAVE
REFERRED YOU TO.  SEE "WHERE YOU CAN FIND MORE INFORMATION".  (PAGE      )


Under Eltrax's Articles of Incorporation, Eltrax's authorized capital stock consists of 50,000,000 shares of Eltrax common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("Eltrax Preferred Stock"). The Eltrax Board has designated 30,000 shares of such preferred stock as "Preferred Series A," but no shares of such series are presently outstanding.


Eltrax Common Stock

There were _______________ shares of Eltrax common stock issued and outstanding as of ______________, 1999. In addition, Eltrax has reserved a total of _______________ shares of Eltrax common stock for issuance upon exercise of warrants and options granted or to be granted under Eltrax's stock option plans.

The holders of Eltrax common stock:

     (a) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Eltrax Board;


     (b) are entitled to share ratably in all of the assets of Eltrax available for distribution to holders of Eltrax common stock upon liquidation, dissolution or winding up of the affairs of Eltrax;


     (c) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and

     (d) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. All shares of Eltrax common stock now outstanding are fully paid and nonassessable.

The holders of Eltrax common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of Eltrax to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of Eltrax's directors.

Eltrax Preferred Stock

The Eltrax Board is authorized, without further shareholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Although there is no current intention to do so, the Eltrax Board may, without shareholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Eltrax common stock and may have the effect of delaying, deferring or preventing a change in control of Eltrax.

Minnesota Business Corporation Act

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of voting stock of Eltrax (from a person other than Eltrax, and other than in connection with certain mergers and exchanges to which Eltrax is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of Eltrax prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by Eltrax within 30 days after the acquiring person has failed to give a timely information statement to Eltrax or the date the shareholders voted not to grant voting rights to the acquiring person's shares.


Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by Eltrax, or any subsidiary of Eltrax, with any shareholder which purchases 10% or more of Eltrax's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Eltrax Board before the interested shareholder's share acquisition date.

Transfer Agent and Registrar

The Transfer Agent and Registrar with respect to Eltrax common stock is Boston EquiServe.


                       Comparison of the Rights of Holders of
                    Eltrax Common Stock and Sulcus Common Stock


THE STATEMENTS SET FORTH UNDER THIS HEADING WITH RESPECT TO THE MINNESOTA BUSINESS CORPORATION ACT, THE PENNSYLVANIA BUSINESS CORPORATION LAW, THE ELTRAX ARTICLES OF INCORPORATION, THE ELTRAX BYLAWS, THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SULCUS, THE AMENDED AND RESTATED BYLAWS OF SULCUS, AND THE SULCUS RIGHTS AGREEMENT ARE BRIEF SUMMARIES THEREOF, AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE ELTRAX COMMON STOCK AND SULCUS COMMON STOCK, YOU SHOULD CAREFULLY READ THE DETAILED PROVISIONS OF THE MINNESOTA BUSINESS CORPORATION ACT, THE PENNSYLVANIA BUSINESS CORPORATION LAW, THE ELTRAX ARTICLES OF INCORPORATION, THE ELTRAX BYLAWS, THE SULCUS ARTICLES OF INCORPORATION, THE SULCUS BYLAWS, AND THE SULCUS RIGHTS AGREEMENT. SEE "WHERE YOU CAN FIND MORE
INFORMATION".  (PAGE      )


The following summary compares certain rights of the holders of Sulcus common stock to the rights of the holders of Eltrax common stock. The rights of Sulcus shareholders are governed principally by the Pennsylvania Business Corporation Law, the Sulcus Articles of Incorporation, the Sulcus Bylaws and the Sulcus Rights Agreement. Upon consummation of the merger, Sulcus shareholders will become holders of Eltrax common stock, and their rights will be governed principally by the Minnesota Business Corporation Act, the Eltrax Articles of Incorporation and the Eltrax Bylaws.



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

Authorized Capital Stock


Eltrax. The Eltrax Articles of Incorporation provide for the authorization and issuance of 50,000,000 shares of Eltrax common stock, par value $.01 per share, and 1,000,000 shares of Eltrax preferred stock, par value $.01 per share. The Eltrax Board is authorized by the Eltrax Articles of Incorporation to establish and fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and other terms of the preferred stock. The Eltrax Board can, without shareholder approval, issue shares of such preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Eltrax common stock and may have the effect of delaying, deferring or preventing a change in control of Eltrax. The Eltrax Board has designated 30,000 shares of such preferred stock as "Preferred Stock Series A", but no shares of such series are presently outstanding.



Sulcus. The Sulcus Articles of Incorporation provide for the authorization and issuance of 30,000,000 shares of Sulcus common stock, no par value per share, and 10,000,000 shares of Sulcus preferred stock, no par value per share, of which 8,000,000 shares are designated as Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") and 300,000 shares are designated as Series B Junior Participating Preferred Stock (the "Series B Preferred Stock"). No shares of either Series A Preferred Stock or Series B Preferred Stock are presently outstanding.

Voting Rights.

Eltrax. The Eltrax Articles of Incorporation and Eltrax Bylaws provide that holders of Eltrax common stock are entitled to one vote for each share held. The Eltrax Articles of Incorporation provide that shares of Preferred Stock Series A will have no voting rights, except as provided under the Minnesota Business Corporation Act.


Sulcus. The Sulcus Articles of Incorporation provide that holders of Sulcus common stock are entitled to one vote for each share held.

Board of Directors

Election of Directors; Cumulative Voting.


Eltrax. The Eltrax Bylaws provide that directors shall be elected by a plurality of the votes cast. The Eltrax Articles of Incorporation do not permit cumulative voting.



Sulcus. The Sulcus Bylaws provide that directors shall be elected by a plurality of the votes cast. The Pennsylvania Business Corporation Law prohibits cumulative voting in the election of directors.

Number of Directors


Eltrax. The Minnesota Business Corporation Act provides that the Board of Directors of a Minnesota corporation shall consist of one or more directors as fixed by the Articles of Incorporation or Bylaws. The Eltrax Bylaws provide that the Board of Directors shall consist of not less than one and no more than eight natural persons. The Eltrax Board currently consists of eight persons. Directors need not be shareholders of Eltrax.



Sulcus. The Pennsylvania Business Corporation Law provides that the Board of Directors of a Pennsylvania corporation shall consist of one or more members as provided in the Bylaws. If not so provided, the number of directors shall be the same as that stated in the Articles of Incorporation or three, if no number is so stated. The Sulcus Bylaws and the Sulcus


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


Articles of Incorporation provide that the number of directors shall not be less than one (1) nor more than seven (7) and will otherwise be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (without regard to whether there are any vacancies on the Board or not). The Sulcus Bylaws also provide that the directors should be divided into three classes, as nearly equal in number as possible, with one class of directors' term
expiring at each annual meeting of shareholders.   The Sulcus Board currently
consists of two directors in each of the three classes.


Removal of Directors; Filling Vacancies.


Eltrax. The Eltrax Bylaws provide that any and all of the directors may be removed as provided in the Minnesota Business Corporation Act. The Minnesota Business Corporation Act provides that a director may be removed at any time, with or without cause, if:



            (a) the director was named by the Board of Directors to fill a vacancy;

            (b) the shareholders have not elected directors in the interval between the time of appointment to fill a vacancy and the time of the removal; and


            (c) a majority of the remaining directors present affirmatively vote to remove the director.


Any one or all of the directors may be removed at any time, with or without cause, by the affirmative vote of the holders of the proportion of voting power or number of shares that was sufficient to elect such director.

     The Eltrax Bylaws also provide that the directors can fill a vacancy on the Eltrax Board by the affirmative vote of a majority of the remaining directors, even though such vote may come from less than a quorum. Vacancies on the Board of Directors resulting from newly created directorships may be filled by the affirmative vote of a majority of directors serving at the time of the increase.

Sulcus. The Sulcus Bylaws provide that, subject to the rights of the holders of any class or series of the voting stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of voting stock, voting together as a single class.


     The Sulcus Bylaws and the Sulcus Articles of Incorporation provide that vacancies on the Sulcus Board (resulting from an increase in the authorized number of directors or from death, resignation, retirement, disqualification, removal or other cause) may only be filled by a majority vote of the directors then in office, even though less than a quorum.


Indemnification.


     The Minnesota Business Corporation Act and the Pennsylvania Business Corporation Law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers, employees and other persons. While indemnification is permitted only if certain statutory standards of conduct are met, the Minnesota Business Corporation Act and the Pennsylvania Business Corporation Law are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to


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

believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, whether there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements and expenses is allowed.


Indemnification of officers, directors and employees is mandatory under the Minnesota Business Corporation Act, provided however, the articles or bylaws can prohibit indemnification if the prohibition applies equally to all persons or to all persons within a given class. Indemnification of any representative of the corporation is permissive under the Pennsylvania Business Corporation Law. The one exception to the Pennsylvania Business Corporation Law's permissive indemnification rule is that a corporation must indemnify any person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.



     The Pennsylvania Business Corporation Law, unlike the Minnesota
Business Corporation Act, differentiates between third-party actions and claims by or in the right of the corporation (i.e. shareholder derivative suits). While the Minnesota Business Corporation Act makes no distinction between third-party actions and shareholder derivative suits and requires indemnification in either case if the relevant statutory standard of conduct is met, indemnification under the Pennsylvania Business Corporation Law varies depending on whether the action is brought by a third-party or by shareholders in a derivative suit. The Pennsylvania Business Corporation Law allows indemnification of judgments, settlements and expenses for a third-party action. However, the Pennsylvania Business Corporation Law does not permit indemnification in a shareholder derivative suit if the person is found liable to the corporation unless, and only to the extent that, the appropriate court determines that, despite the finding of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for those expenses that the court deems proper. The advancement of expenses is permissive under the Pennsylvania Business Corporation Law but mandatory under the Minnesota Business Corporation Act.



The Eltrax Bylaws provide that Eltrax will indemnify and make advances of reasonable expenses to each current and former director and officer of the corporation, as provided under the Minnesota Business Corporation Act. However, it also provides that Eltrax will not indemnify or make advances of expenses to any other persons entitled to such benefits under the Minnesota Business Corporation Act, by reason of being a present or former agent of Eltrax or otherwise. Nothing in the Eltrax Bylaws prohibits Eltrax from purchasing insurance on behalf of any person in that person's official capacity, even though Eltrax would not be required to indemnify such person.



The Sulcus Bylaws provide that Sulcus will indemnify current and former officers and directors to the fullest extent permitted by the Pennsylvania Business Corporation Law. Therefore, even though the Pennsylvania Business Corporation Law will allow indemnification for any representative of Sulcus, Sulcus' Bylaws limit indemnification to current and former officers and directors. Further, the Sulcus Bylaws require advancement of expenses to such current and former officers and directors upon receipt of an undertaking to repay such amount to the extent it shall ultimately be determined that such person is not entitled to be indemnified by Sulcus or, in the case of a criminal action, a majority of the Sulcus Board so determines.



Finally, the Minnesota Business Corporation Act requires that a corporation report any indemnification payments to its shareholders no later than the next meeting of the shareholders. The Pennsylvania Business Corporation Law does not contain a similar provision.


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

Liability.


Eltrax. The Minnesota Business Corporation Act provides that a corporation may include, in its bylaws, a provision which limits or eliminates the personal liability of a director to the corporation and its shareholders for monetary damages for such person's conduct as a director provided that such provision may not limit a director's liability where (1) the director has breached or failed to perform the duties of his office; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Eltrax Articles of Incorporation expressly limit the personal liability of directors to the fullest extent permitted under the Minnesota Business Corporation Act.



Sulcus. The Pennsylvania Business Corporation Law allows for similar provisions limiting the liability for directors as described in the immediately preceding paragraph, however, such provisions shall not eliminate or limit the liability of directors for



            (a) any breach of the director's duty of loyalty to the corporation or its shareholders;

            (b) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

            (c) any transaction from which the director derived an improper personal benefit;

            (d) any act or omission occurring prior to the date when the provision limiting liability becomes effective; or

            (e) making an unlawful distribution to shareholders provided such director is present at the meeting where such distribution is approved and fails to vote against it, or consents in writing to such distribution.



The Sulcus Bylaws expressly limit the personal liability of directors to the fullest extent permitted under the Pennsylvania Business Corporation Law.


Repurchase and the Redemption of Shares


The Minnesota Business Corporation Act provides that a corporation may redeem or repurchase any of its shares for cash, or other property including debt securities, except when the corporation is unable to pay its debts in the ordinary course of business after making the distribution.



The Pennsylvania Business Corporation Law provides that a corporation may redeem or repurchase any of its shares for cash, or other property, including debt securities, except when the corporation is unable to pay its debts as they become due in the ordinary course of business, or the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise stated in the Articles of Incorporation) the amount that would be needed, if the corporation were to be dissolved at the time the distribution is to be made, to satisfy any shareholder's preferential rights upon dissolution.


Payment of Dividends to Shareholders


Eltrax. The Minnesota Business Corporation Act provides that a corporation may declare and pay dividends upon its shares of capital stock only if the corporation will be able to pay its debts in the ordinary course of business after the dividend has been distributed. Moreover, a distribution may be made to the holders of a class or series of shares only if: (1) all amounts payable to the holders of shares having a preference for the payment of that


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


kind of distribution, other than those holders who give notice to the corporation of their agreement to waive their rights to that payment, are paid; and (2) the payment of the dividend does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders in the order and to the extent of their respective priorities or the holders of shares who do not receive distributions in that order give notice to the corporation of their agreement to waive their rights to that distribution.



The Eltrax Articles of Incorporation provide that the holders of shares of common stock and preferred stock are entitled to receive cash dividends when, as, and if declared by the Eltrax Board out of funds legally available therefor. However, the corporation shall not at any time, so long as any shares of preferred stock are issued and outstanding, declare a cash dividend payable with respect to any class of capital stock of the corporation without concurrently declaring a cash dividend payable with respect to the preferred stock. Further, in the event the Board of Directors of the corporation declares a cash dividend payable with respect to any class of capital stock of the corporation, the preferred stock, as a class, shall be entitled to receive an aggregate cash dividend in an amount to be determined by the Board of Directors of the corporation at the time of declaration of the cash dividend, but which shall at least equal the aggregate cash dividend to be paid by the corporation with respect to any other class of its capital stock.



Sulcus. The Pennsylvania Business Corporation Law provides that a corporation, subject to any restrictions in its bylaws or articles of incorporation, may declare and pay dividends upon its shares of capital stock except when the corporation would be unable to pay its debts when they become due in the ordinary course of business or the total assets of the corporation would be less than the sum of its liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed, if the corporation were to be dissolved at the time the distribution is to be made, to satisfy any shareholder's preferential rights upon dissolution. Generally, the Series A Preferred Stock is entitled to receive dividends, when, as and if and only to the same extent as declared on the common stock. However, the Series B Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors out of the funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, in an amount per share (rounded to the nearest cent) equal to the greater of (a) one dollar or (b) subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions. Dividends on the Series B Preferred Stock will accrue and be cumulative on each payment date, but are junior in rank, with respect to payment, to all other series of Sulcus Preferred Stock, including the Series A Preferred Stock.


Preemptive Rights


Eltrax. The Minnesota Business Corporation Act provides that unless limited by the corporation's articles or the board of directors, shareholders have preemptive rights if the corporation proposes to issue new or additional shares or rights to purchase shares of the same series or class as those held by the shareholder or new or additional securities that are exchangeable for, convertible into, or carry a right to acquire new or additional shares of the same series or class as those held by the shareholder. The Eltrax Articles of Incorporation provide that shareholders shall not have any preemptive rights.



Sulcus. The Pennsylvania Business Corporation Law provides that no shareholder of a Pennsylvania corporation shall have any preemptive right to subscribe to an additional issuance of stock or to any security convertible into such stock unless such right is expressly granted in the Articles of Incorporation. The Sulcus Articles of Incorporation do not expressly grant shareholders any preemptive rights.


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

Amendments to Articles of Incorporation


Eltrax. The Minnesota Business Corporation Act provides that an amendment to a corporation's articles of incorporation must be proposed by a resolution approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the Minnesota Business Corporation Act, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles of incorporation may provide for a specified proportion or number larger than a majority vote.



Sulcus. The Pennsylvania Business Corporation Law provides that an amendment to a corporation's articles of incorporation must be proposed by adoption by the board of directors of a resolution setting forth the proposed amendment or proposed by a shareholder or shareholders holding 10% or more of the voting shares entitled to vote thereon. Under the Pennsylvania Business Corporation Law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles of incorporation may provide for a specified proportion or number larger than a majority vote. The Sulcus Articles of Incorporation provide that the Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class. The Sulcus Articles of Incorporation also provide that at least two-thirds of the Series A Preferred Stock, voting as a class, must approve an adverse alteration or change to any powers, preferences or rights of Series A Preferred Stock.



The Sulcus Articles of Incorporation also provide that the affirmative vote of at least 80% of the voting power of all the then outstanding shares of voting stock, voting together as a single class, is required to alter, amend or repeal certain provisions of the Sulcus Articles of Incorporation related to removal of directors and actions by shareholders.


Amendments to Bylaws


Eltrax. Under the Minnesota Business Corporation Act, shareholders holding 3% or more of the voting power of the outstanding shares may propose a resolution to adopt, amend or repeal the bylaws adopted, amended or repealed by a board of directors, which resolution must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Eltrax Bylaws and Eltrax Articles of Incorporation provide that the power to adopt, amend, or repeal the Eltrax Bylaws is vested in the Eltrax Board, subject to the power of the shareholders described in the preceding sentence. However, such power is also limited in that the Eltrax Board cannot amend or repeal a Bylaw provision fixing a quorum for shareholder meetings, prescribing procedures for removing directors or filling vacancies on the board, or fixing the number of directors or their classifications, qualifications or terms of office, but may increase the number of directors.



Sulcus. Under the Pennsylvania Business Corporation Law, the shareholders shall have the power to adopt, amend and repeal the bylaws. However, the authority to adopt, amend and repeal the bylaws may be, and pursuant to the Sulcus Bylaws is, expressly vested in the board of directors, subject to the power of shareholders to change such action.


Change of Control Provisions


Eltrax. The Minnesota Business Corporation Act prohibits certain business combinations (as defined in the Minnesota Business Corporation Act) between a


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


Minnesota corporation that has shares registered under the Exchange Act and an "Interested shareholder" unless certain conditions are satisfied or an exemption is applicable. An "Interested shareholder" is generally defined to include a person who beneficially owns at least 20% of the votes that shareholders would be entitled to cast in an election of directors of the corporation. Neither the Eltrax Articles of Incorporation nor the Eltrax Bylaws have any specific change of control provisions. However, the ability of Eltrax's Board to issue and set the terms of Eltrax preferred stock could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Eltrax.



Sulcus. The Pennsylvania Business Corporation Law contains similar provisions prohibiting certain business combinations between a Pennsylvania public corporation and an interested shareholder that occur within five years of the time that such stockholder became an "Interested shareholder" unless certain conditions are satisfied. An "Interested shareholder" is generally defined to include a person who beneficially owns at least 20% of the voting stock of the corporation. Neither the Sulcus Articles of Incorporation nor the Sulcus Bylaws have any specific change of control provisions.


Pursuant to the Sulcus Rights Agreement, each share of Sulcus common stock includes an associated right to purchase one one-hundredth of a share of Series B Preferred Stock for $50.00 per share. In the event any person becomes an Acquiring Person (as defined in the Sulcus Rights Agreement), each right (except any rights held by the Acquiring Person) becomes exercisable and entitles the holder to purchase that number of shares of Sulcus common stock which, at the time the person becomes an Acquiring Person, had a market value of two times the exercise price of the rights.

The Sulcus Rights Agreement, as well as the ability of the Sulcus' Board to issue and set the terms of its preferred stock, could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Sulcus.

Special Meeting of Shareholders


Eltrax. The Minnesota Business Corporation Act provides that special meetings of the shareholders may be called for any purpose or purposes by the chief executive officer, the chief financial officer, two or more directors, a person authorized in the articles of incorporation or bylaws to call special meetings and by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The Eltrax Bylaws provide that special meetings of the shareholders may be called and shall be held as permitted by the Minnesota Business Corporation Act, as amended from time to time. The business transacted at such special meeting shall be limited to the purposes stated in the notice of the meeting.



Sulcus. The Pennsylvania Business Corporation Law provides that special meetings of shareholders may be called at any time by the board of directors, unless otherwise provided in the articles of incorporation, by shareholders entitled to cast at least 20% of the votes entitled to be cast at the particular meeting and by such officers or persons as may be provided in the bylaws. However, since Sulcus is a "registered corporation", shareholders are not entitled to call a special meeting of shareholders. The Sulcus Articles of Incorporation and Sulcus Bylaws provide that special meetings of shareholders may be called only by the Sulcus Board pursuant to a resolution adopted by a majority of the total number of authorized directors, without regard to any vacancies on the Sulcus Board.

Shareholder Consent to Action Without a Meeting


Eltrax. The Minnesota Business Corporation Act and the Eltrax Bylaws provide that an action required or permitted to be taken at a meeting may be taken without a meeting by written action signed by all the shareholders entitled to vote on that action. The written action is effective when it is signed by all of the shareholders, unless a different effective time is provided in the written action.



Sulcus. The Pennsylvania Business Corporation Law provides that unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto signed by all the shareholders who would be entitled to vote at a meeting for such purpose shall be filed with the Secretary of the corporation. The Sulcus Articles of Incorporation and Sulcus Bylaws provide that any action to be taken by the shareholders of Sulcus must be effected at an annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.


Liquidation Rights


Generally, under both the Minnesota Business Corporation Act and Pennsylvania Business Corporation Law, a corporation may create one or more series of stock with such preferences as shall be stated and expressed in the articles of incorporation or in the resolution adopted by the board of directors providing for the issuance of such stock pursuant to authority expressly vested in the board of directors by the provisions of the company's articles of incorporation. These preferences may include a priority on the distribution of assets in liquidation.



Eltrax. The Eltrax Articles of Incorporation provide that, in the event of any involuntary or voluntary liquidation, the holders of shares of preferred stock will be entitled to receive out of the assets of Eltrax an amount equal to $7.50 per share. If, upon any liquidation or dissolution of Eltrax, assets available for distribution shall be insufficient to pay the holders of all outstanding shares of preferred stock the full amounts they are entitled, the holders of such shares shall share pro rata in any such distribution.



Sulcus. The Sulcus Articles of Incorporation provide that, upon liquidation, dissolution or winding up of Sulcus, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to an adjustment, equal to 100 times the aggregate amount to be distributed per share to holders of common stock, or (2) to the holders of shares of stock on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the amounts to which the holders of all such shares are entitled upon liquidation, dissolution or winding up. Shares of Series B Preferred Stock rank, with respect to the payment of dividends and distribution of assets, junior to all other series of Sulcus Preferred Stock, including the Series A Preferred Stock.



The Sulcus Articles of Incorporation also provide that, upon any voluntary or involuntary liquidation, dissolution or winding up of Sulcus, holders of Series A Preferred Stock are entitled to receive, before any distribution is made to the holders of common stock or any other junior capital stock, an amount equal to $3.00 per share. If such preferential amount cannot be paid in full, then the holders of Series A Preferred Stock will share with the holders of any shares of capital stock ranking upon a liquidation, dissolution or winding up on a parity with the Series A
Preferred Stock, ratably in any distribution in proportion to the full preferential amounts to which they are entitled.


Dissenters Rights


Under both the Minnesota Business Corporation Act and the Pennsylvania Business Corporation Law, shareholders may exercise a right to dissent from certain corporate actions and obtain payment of the fair value of their shares. This remedy is an exclusive remedy except where the corporate action involves fraud or illegality. Appraisal rights are available under both the Minnesota Business Corporation Act and the Pennsylvania Business Corporation Law. However, the Pennsylvania Business Corporation Law provides that if the corporation's stock is listed on a national securities exchange (such as AMEX) or held of record by more than 2,000 shareholders, such shareholders shall not have the right to obtain payment of the fair value of such shares.



     Proposal to Amend Eltrax 1998 Stock Incentive Plan

In November, 1998, the Eltrax Board adopted an amendment to increase by 1,500,000 the number of shares of Eltrax common stock that may be issued under the 1998 Stock Incentive Plan (the "1998 Plan") in order to provide for the conversion of Sulcus stock options into Eltrax stock options in accordance with the terms of the merger agreement (the "Plan Amendment"). The sole purpose of the Plan Amendment is to facilitate the conversion of Sulcus stock options into Eltrax stock options as required by the merger agreement. Consequently, the Plan Amendment (even if approved by Eltrax's shareholders) will not become effective unless the merger is consummated. Consummation of the merger is conditioned upon Eltrax's shareholders approval of the Plan Amendment. The shareholders of Sulcus will not vote on the Plan Amendment.



The Eltrax Board is requesting that Eltrax shareholders approve the Plan Amendment at the Eltrax special meeting.



THE PURPOSE OF THE PLAN AMENDMENT IS TO INCREASE THE NUMBER OF SHARES OF Eltrax COMMON STOCK THAT MAY BE ISSUED UNDER THE 1998 PLAN IN ORDER TO FACILITATE THE CONVERSION OF SULCUS STOCK OPTIONS INTO ELTRAX STOCK OPTIONS IN ACCORDANCE WITH THE MERGER AGREEMENT.



THE DESCRIPTION OF THE 1998 PLAN INCLUDED IN THIS DOCUMENT DESCRIBES THE KEY FEATURES OF THE 1998 PLAN, AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE 1998 PLAN FULLY, YOU SHOULD CAREFULLY READ THE 1998 PLAN, A COPY OF WHICH MAY BE OBTAINED FROM ELTRAX. SEE "WHERE YOU CAN
FIND MORE INFORMATION".  (PAGE      )




General


On February 9, 1998, the Eltrax Board approved the 1998 Plan and the shareholders of Eltrax approved the 1998 Plan on May 19, 1998. The purpose of the 1998 Plan is to advance the interests of Eltrax and its subsidiaries and shareholders by enabling Eltrax and its subsidiaries (1) to attract and retain persons of ability to perform services for Eltrax and its subsidiaries by providing an incentive to such individuals through equity participation in Eltrax and by rewarding such individuals who contribute to the achievement by Eltrax of its economic objectives; and (2) to pursue its growth strategy by providing a means for Eltrax to provide an incentive through equity participation in Eltrax in the form of stock options or other incentive awards to key employees of newly acquired companies.

Summary of the 1998 Plan

GENERAL. The 1998 Plan provides for the grant to participating eligible recipients of Eltrax and its subsidiaries ("Participants") of:


     (a) options to purchase shares of Eltrax common stock that qualify as "incentive stock options" ("Incentive Options"), within the meaning of Section 422 of the Code;

     (b) options to purchase shares of Eltrax common stock that do not qualify as Incentive Options ("Non-Qualified Options");


     (c) awards of shares of Eltrax common stock that are subject to certain forfeiture and transferability restrictions that lapse after specified periods of time or upon certain events ("Restricted Stock Awards"); and


     (d)    awards of shares of Eltrax common stock ("Stock Bonuses").


Incentive Options and Non-Qualified Options are collectively referred to herein as "Options," and Options, Restricted Stock Awards, and Stock Bonuses are collectively referred to herein as "Incentive Awards."

The 1998 Plan will be administered by the Compensation Committee of the Board of Directors of Eltrax (the "Committee"). In accordance with, and subject to the provisions of, the 1998 Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as consistent with the terms of the 1998 Plan, including without limitation,

     (1)    the recipients to be granted Incentive Awards under the 1998 Plan;


     (2) the nature and extent of the Incentive Awards to be made to each Participant;


     (3)    the time or times when Incentive Awards will be granted;


     (4)    the duration of each Incentive Award; and


     (5) the restrictions and other conditions to which the payment or vesting of Incentive Awards may be subject.


In addition, the Committee will have the authority in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Eltrax common stock or any combination of both.

The Committee will have the authority under the 1998 Plan to amend or modify the terms of any outstanding Incentive Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Incentive Award, extend the term of an Incentive Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award, accept the surrender of any outstanding Incentive Award or, to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however that the amended or modified terms are permitted by the 1998 Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in the corporate structure or shares of Eltrax, the Committee (or, if Eltrax is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustments to the number and kind of securities or other property (including cash) available for issuance or payment under the 1998 Plan and, in order to prevent dilution or enlargement of the rights of Participants, (1) the number and kind of securities or other property (including cash) subject to outstanding Options, and (2) the exercise price of outstanding Options.


All employees (including, without limitation, officers and directors who are also employees), non-employee directors, consultants and independent contractors of Eltrax or any subsidiary of Eltrax, who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of Eltrax and its subsidiaries will be eligible to participate in the 1998 Plan. As of ___________, 1999, there were approximately ___ eligible participants under the 1998 Plan. As a holder of Incentive Awards (other than Restricted Stock Awards and Stock Bonuses), a Participant will have no rights as a shareholder with respect to the shares of Eltrax common stock underlying such Incentive Awards unless and until such Incentive Awards are exercised for, or paid in the form of, shares of Eltrax common stock and the Participant becomes the holder of record of such shares. No right or interest of any Participant in an Incentive Award may be assigned or transferred, except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the 1998 Plan, or subjected to any lien or otherwise encumbered during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, unless approved by the Committee in its sole discretion.

Currently, up to 1,000,000 shares of Eltrax common stock may be issued under the 1998 Plan (which will be increased to 2,500,000 shares of Eltrax common stock if the Plan Amendment is approved by the shareholders of Eltrax). No Participant in the Plan may be granted any Options, or any other Incentive Awards with a value based solely on an increase in the value of Eltrax common stock after the date of grant, relating to more than 200,000 shares of Eltrax common stock in the aggregate in any fiscal year of Eltrax (subject to adjustment as provided in the 1998 Plan); provided, however, that a Participant who is first appointed or elected as an officer, hired as an employee or retained as a consultant by Eltrax or who receives a promotion that results in an increase in responsibilities or duties may be granted, during the fiscal year of such appointment, election, hiring, retention or promotion, Options or such other Incentive Awards relating to up to 300,000 shares of Eltrax common stock (subject to adjustment as provided in the 1998
Plan).

The 1998 Plan will terminate at midnight on May 19, 2007, unless terminated earlier by action of the Eltrax Board. The Eltrax Board may suspend or terminate the 1998 Plan or any portion thereof at any time, and may amend the 1998 Plan in any respect without shareholder approval, unless shareholder approval is then required by federal securities or tax laws or the rules of Nasdaq. No Incentive Award will be granted after termination of the 1998 Plan. Incentive Awards outstanding upon termination of the 1998 Plan may continue to be exercised, or become free of restrictions, in accordance with their terms.

Options. The terms and conditions of any Option granted under the 1998 Plan, including whether the Option is to be considered an Incentive Option or a Non-Qualified Option, will be determined by the Committee, subject to certain requirements contained in the 1998 Plan. To the extent, however, that any Incentive Option granted under the 1998 Plan ceases for any reason to qualify as an Incentive Stock Option under the Code, such Incentive Option will continue to be outstanding for purposes of the 1998 Plan but will thereafter be deemed to be a Non-Qualified

Option. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant; provided, however, that (a) the exercise price for Incentive Options must be equal to the fair market value of one share of Eltrax common stock on the date of grant and 110% of the fair market value if, at the time the Incentive Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of Eltrax or any parent or subsidiary corporation of Eltrax; and (b) the exercise price for Non-Qualified Options must not be less than 85% of the fair market value of one share of Eltrax common stock on the date of grant. The fair market value of Eltrax's common stock is equal to the closing bid price, as reported by the Nasdaq SmallCap Market as of the date of grant (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote).

An Option will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Option may be exercisable after 10 years from its date of grant. For Incentive Options, the aggregate fair market value (determined as of the time the Incentive Option is granted) of shares of Eltrax common stock with respect to which Incentive Options become exercisable for the first time by the Participant under the 1998 Plan during any calendar year may not exceed $100,000.


Payment of an Option exercise price must be made entirely in cash unless the Committee, in its sole discretion and upon terms and conditions established by the Committee, allows such payments to be made, in whole or in part, by:


     (a) tender of a written notice pursuant to which a Participant irrevocably instructs a broker or dealer to sell a sufficient number of shares of Eltrax common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to Eltrax and directs Eltrax to deliver stock certificates to be issued upon such exercise directly to such broker or dealer;


     (b) tender of shares of Eltrax common stock that are already owned by the Participant or, with respect to any Incentive Award, that are to be issued upon the grant, exercise or vesting of such Incentive Award;


     (c) execution of a promissory note (on terms acceptable to the Committee in its sole discretion); or


     (d)    a combination of such methods.


Notwithstanding anything to the contrary, after any reorganization, merger or consolidation involving Eltrax or a subsidiary of Eltrax, the Committee may grant Options in substitution of options issued under a plan of another party to the reorganization, merger or consolidation and, subject to Section 424(a) of the Code, the Committee shall have the sole discretion to determine all terms and conditions of such Options.

Restricted Stock Awards. Restricted Stock Awards are awards of Eltrax common stock granted to a recipient which are subject to restrictions on transferability and the risk of forfeiture. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the 1998 Plan, to the vesting of Restricted Stock Awards as it deems appropriate, including, without limitation, that the Participant remain in the continuous employ or service of Eltrax or any of its subsidiaries for a certain period of time or that the Participant or Eltrax, or any subsidiary or division of Eltrax, satisfy certain performance goals or criteria. Except as otherwise provided under the 1998 Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to such shares of Eltrax common stock issued to the Participant as a Restricted Stock Award upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Eltrax common stock.

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

Stock Bonuses. Stock Bonuses are awards of Eltrax common stock that are not subject to any restrictions other than, if imposed by the Committee, restrictions on transferability. A Participant may be granted one or more Stock Bonuses under the 1998 Plan, and such Stock Bonuses will be subject to such terms and conditions, consistent with other provisions of the 1998 Plan, as may be determined by the Committee in its sole discretion. Other than transfer restrictions, if any, imposed by the Committee, the Participant will have all voting, dividend, liquidation and other rights with respect to the shares of Eltrax common stock issued to a Participant as a Stock Bonus under the 1998 Plan upon the Participant becoming the holder of record of such shares.

Effect of Termination of Employment or Other Service. If a Participant's employment or other service with Eltrax and its subsidiaries is terminated by reason of death, disability or retirement,

     - all outstanding Options then held by the Participant will become immediately exercisable in full and will remain exercisable for a period of one year after such termination (but in no event after the expiration date of any such Option);


     - all outstanding Restricted Stock Awards then held by the Participant will become fully vested; and


     - all outstanding Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Stock Bonuses.


In the event a Participant's employment or other service is terminated with Eltrax and its subsidiaries for any reason other than death, disability or retirement, or a Participant is in the employ or service of a subsidiary of Eltrax and such subsidiary ceases to be a subsidiary of Eltrax (unless the Participant continues in the employ or service of Eltrax or another subsidiary),


     - all outstanding Options then held by the Participant will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the expiration date of any such Option), unless termination is for cause, in which case all Options will terminate immediately;


     - all Restricted Stock Awards then held by the Participant that have not vested will be terminated and forfeited; and


     - all Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Stock Bonuses.


Change in Control of Eltrax. In the event a "Change in Control" of Eltrax occurs, then, unless otherwise provided by the Committee in its sole discretion either in the agreement evidencing an Incentive Award at the time of grant or at any time after the grant of an Incentive Award:


     - all outstanding Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options have been granted remains in the employ or service of Eltrax or any of its subsidiaries;


     - all outstanding Restricted Stock Awards will become immediately fully vested and non-forfeitable; and

     - all outstanding Stock Bonuses then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the agreement evidencing such Stock Bonuses.

In addition, the Committee, without the consent of any affected Participant, may determine that some or all Participants holding outstanding Options will receive, with respect to some or all of the shares of Eltrax common stock subject to such Options, as of the effective date of any such Change in Control, cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such Change in Control over the exercise price per share of such Options.

To the extent that such acceleration of the vesting of Incentive Awards or the payment of cash in exchange for all or part of an Incentive Award would be deemed a "payment" (as defined in the Code), together with any other "payments" which such Participant has the right to receive from Eltrax or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code) of which Eltrax is a member, would constitute a "parachute payment" (as defined in the Code), then the "payments" to such Participant pursuant to the Change in Control provisions in the 1998 Plan will be reduced to the largest amount as will result in no portion of such "payments" being subject to the excise tax imposed by Section 4999 of the Code. To the extent, however, that a Participant has a separate agreement that specifically provides that such "payments" will not be reduced, then the foregoing limitations will not apply.


For purposes of the 1998 Plan, a "Change in Control" of Eltrax will be deemed to have occurred, among other things, upon:


     - the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of Eltrax (in one transaction or in a series of related transactions) to a person or entity that is not controlled by Eltrax;

     - the approval by Eltrax's shareholders of a plan or proposal for the liquidation or dissolution of Eltrax;


     - any person becoming, after the effective date of the 1998 Plan, the beneficial owner, directly or indirectly, of


            (A) 20% or more, but less than 50%, of the combined voting power of Eltrax's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by any individuals who are members of the Board on the effective date of the 1998 Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by Eltrax's shareholders, was approved by a vote of at least a majority of the incumbent directors (either by specific vote or by approval of Eltrax's proxy statement in which such individual is named as a nominee for director without objection to such nomination) (the "Incumbent Directors"), or


            (B) 50% or more of the combined voting power of Eltrax's outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

     - a merger or consolidation to which Eltrax is a party if Eltrax's shareholders immediately prior to the effective date of such merger or consolidation beneficially own, immediately following the effective date of such merger or consolidation, securities of the surviving corporation representing


            (A) more than 50%, but less than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation was approved in advance by the Incumbent Directors, or


            (B) or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

     - the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or


     - any other change in control of Eltrax of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not Eltrax is then subject to such reporting requirements.


New Plan Benefits

The grant of Incentive Awards under the 1998 Plan is subject to the discretion of the Committee. The Committee has not granted any Incentive Awards under the 1998 Plan since the Eltrax Board approved the Plan Amendment on November 11, 1998. Accordingly, Eltrax cannot currently determine the number of shares of Eltrax common stock that may be subject to Incentive Awards under the 1998 Plan in the future.

Federal Income Tax Consequences

The following description of federal income tax consequences is based on current statutes, regulations and interpretations. This description does not include state or local income tax consequences. In addition, this description is not intended to address specific tax consequences applicable to an individual participant who receives an Incentive Award.


Incentive Options. There will not be any federal income tax consequences to either the Participant or Eltrax as a result of the grant to an employee of an Incentive Option under the 1998 Plan. The exercise by a Participant of an Incentive Option also will not result in any federal income tax consequences to Eltrax or the Participant, except that (1) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Option, determined at the time of exercise, over the amount paid for the shares by the participant will be includable in the Participant's alternative minimum taxable income for purposes of the alternative minimum tax, and (2) the Participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Eltrax common stock are permitted to be tendered in payment of an Option exercise price.


If the Participant disposes of shares of Eltrax common stock acquired upon exercise of the Incentive Option, the federal income tax consequences will depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after the Participant exercised the Incentive Option and the shares were transferred to the Participant, then the Participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between
(1) the amount the Participant realized on disposition of the shares, and (2) the option price at which the Participant acquired the shares. Eltrax is not entitled to any compensation expense deduction under these circumstances.


If the Participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the Participant will be required to report as ordinary income, in the year the Participant disposes of the shares, the amount by which the lesser of (1) the fair market value of the shares at the time of exercise of the Incentive Option (or, for directors, officers or greater than 10% shareholders of Eltrax, generally the fair market value of the shares six months after the date of exercise, unless such persons file an election under Section 83(b) of the Code within 30 days of exercise), or (2) the amount realized on the disposition of the shares, exceeds the option price for the shares. Eltrax will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the Participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.


Non-Qualified Options. Neither the Participant nor Eltrax incurs any federal income tax consequences as a result of the grant of a Non-Qualified Option. Upon exercise of a Non-Qualified Option, a Participant will recognize ordinary income, subject to withholding, on the "Includability Date" in an amount equal to the difference between (1) the fair market value of the shares purchased, determined on the Includability Date, and (2) the consideration paid for the shares. The Includability Date generally will be the date of exercise of the Non-Qualified Option. However, the Includability Date for Participants who are officers, directors or greater-than-10% shareholders of Eltrax will generally occur six months later, unless such persons file an election under Section 83(b) of the Code within 30 days of the date of exercise to include as ordinary income the amount realized upon exercise of the Non-Qualified Option. The Participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Eltrax common stock are permitted to be tendered in payment of an Option exercise price.


At the time of a subsequent sale or disposition of any shares of Eltrax common stock obtained upon exercise of a Non-Qualified Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the Includability Date and short-term capital gain or loss if the sale or disposition occurs one year or less after the Includability Date.

In general, Eltrax will be entitled to a compensation expense deduction in connection with the exercise of a Non-Qualified Option for any amounts includable in the taxable income of the Participant as ordinary income, provided Eltrax complies with any applicable withholding requirements.

Restricted Stock Awards and Stock Bonuses. With respect to shares issued pursuant to a Restricted Stock Award that is not subject to a substantial risk of forfeiture or with respect to Stock Bonuses, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a substantial risk of forfeiture, a Participant may file an election under Section 83(b) of the Code within 30 days after receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a Section 83(b) election is made, the Participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse. Eltrax will receive a corresponding tax deduction for any amounts includable in the taxable income of the Participant as ordinary income. At the time any such shares are sold or disposed of, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of receipt of the Restricted Stock Award.

A Participant who does not make a Section 83(b) election within 30 days of the receipt of a Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares free of restrictions. Eltrax will receive a corresponding tax deduction for any amounts includable in the taxable income of a Participant as ordinary income. At the time of a subsequent sale or disposition of any shares of Eltrax common stock issued in connection with a Restricted Stock Award as to which the restrictions have lapsed, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the restrictions lapse.

Excise Tax on Parachute Payments. Section 4999 of the Code imposes an excise tax on "excess parachute payments," as defined in Section 280G of the Code. Generally, parachute payments are payments in the nature of compensation to certain employees or independent contractors who are also officers, stockholders or highly-compensated individuals, where such payments are contingent on a change in ownership or control of the stock or assets of the paying corporation. In addition, the payments must be substantially greater in amount than the recipient's regular compensation. Under Proposed Treasury Regulations issued by the Internal Revenue Service, in certain circumstances the grant, vesting, acceleration or exercise of Options pursuant to the 1998 Plan could be treated as contingent on a change in ownership or control for purposes of determining the amount of a Participant's parachute payments.

In general, the amount of a parachute payment (some portion of which may be deemed to be an "excess parachute payment") would be the cash or the fair market value of the property received (or to be received) less the amount paid for such property. If a Participant were found to have received an excess parachute payment, he or she would be subject to a special nondeductible twenty percent (20%) excise tax on the amount of the excess parachute payments, and Eltrax would not be allowed to claim any deduction with respect to such payments.


THE ELTRAX BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF ELTRAX VOTE FOR THE PLAN AMENDMENT.


                               Business of Eltrax


Eltrax designs and installs networking systems for corporate and government customers. Eltrax also provides monitoring, management, and maintenance services to support enterprise networks. Eltrax has acquired several independent companies over the last two years, and these acquisitions now comprise Eltrax's national network of regional operations. Eltrax is also a leading provider of proprietary software products and technology services to the hospitality industry.


Eltrax recently acquired Encore Systems, Inc. and affiliated companies (GSSI and Five Star Systems). The Encore group of companies, headquartered in Atlanta, Georgia, is a leading provider of proprietary software products and technology services to the hospitality industry. Encore's clients operate 20% of the brand name hotel space in America. Over 60% of Encore revenue is recurring from software licensing and remote systems support services. Encore provides help desk services, seven days a week, twenty-four hours a day, from its support center in Atlanta, which is the largest hospitality systems support facility in North America. Encore expects approximately 20% of its 1998 revenue to result from on-site system installation and support services.


Pending Acquisitions


Consistent with Eltrax's strategy of growing through acquisitions, Eltrax recently entered into a letter of intent for two new businesses. The first letter of intent was for the acquisition of Windward Technology Group, Inc., a company that provides network design, installation, and management services, the core business of Eltrax. Windward commenced business in February, 1998, and had revenue of approximately $3.5 million and pre-tax net income of approximately $450,000 for the 11-month period ending December 31, 1998 according to unaudited financial information submitted to Eltrax.


Shareholders of Windward will receive 1,375,000 shares of Eltrax common stock in exchange for their Windward common stock along with options to purchase 60,000 shares of Eltrax common stock. Assuming the consummation of the merger, shareholders of Windward will own approximately 5% of the combined company on a fully-diluted basis. The closing of the acquisition of Windward is conditioned on the consummation of the merger, and will occur as soon as practicable thereafter.


Eltrax has also entered into a letter of intent to acquire World Digital Commerce, Inc., a company which is engaged in setting up meeting dates and locations on behalf of clients, who may access this service through the internet. World Digital had revenue of approximately $242,000 and net income of approximately $76,000 in 1998 according to unaudited financial information submitted to Eltrax. Shareholders of World Digital will receive 130,000 shares of Eltrax common stock in exchange for their interests in World
Digital.   It is anticipated that the World Digital transaction will close prior to the consummation of the merger.


You should note that each of these pending acquisitions is only evidenced by a letter of intent, and is subject to completion of due diligence and definitive documents. Although Eltrax believes it will complete these transactions on terms substantially similar to those set forth in each letter of intent, no assurance can be given that such definitive documents and resulting transactions will be completed.


                              Business of Sulcus


Sulcus develops, manufactures, markets and installs computerized systems designed to automate the creation, handling, storage and retrieval of information and documents. Sulcus designs its systems primarily for the hospitality industry. Sulcus' sales practices are currently systems orientated (rather than individual sales of hardware or software) toward the vertical marketing of its integrated products. Systems include a network of hardware, software and cabling as well as stand alone systems for which the hardware and software are not separately sold. Sulcus' systems are offered together with full services, training, maintenance and support. Sulcus has installed systems throughout North and South America, Europe, Africa, Asia and Australia. Customers include property management companies, condominiums, hotels, motels, restaurants, resorts, country clubs and cruise lines.


Sulcus' operating divisions include Lodgistix, Inc. and Senercomm, Inc., which are developers of technology solutions focused in the hospitality industry, and Squirrel Companies, Inc., which is a developer of technology solutions focused in the restaurant industry. Additionally, Sulcus has international operations through the following offices:

     - a direct sales office in Australia operated by Sulcus (Australia) Pty. Ltd.;


     - a direct sales office in Vancouver, British Columbia operated by Squirrel Systems of Canada, Ltd., a Canadian subsidiary of Squirrel which manufacturers and sells Squirrel products;


     -      a direct sales office in Hong Kong operated by Sulcus Hospitality
            Limited;


     - a direct sales office in Singapore operated by Sulcus Singapore, Pte. Ltd.;


     - a direct sales and support office in Switzerland operated by Sulcus Hospitality Technologies EMEA A.G.;


     - a direct sales and support office in Norway operated by Sulcus Scandinavia A.S.;


     - a direct sales and support office in Malaysia operated by Sulcus (Malaysia) SDN BHD; and


     - a direct sales and support office in the United Kingdom operated by Sulcus (U.K.) Ltd.


                       Where You Can Find More Information


Each of Eltrax and Sulcus is subject to the informational requirements of the Exchange Act and files annual, quarterly and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission:  7 World Trade Center, Thirteenth Floor, New York, New York
10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facilities. These materials may also be accessed electronically by means of the Commission's web site on the Internet at http://www.sec.gov. Sulcus common stock is listed on the AMEX and Eltrax common stock is listed on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq"). Reports, proxy statements and other information filed by Sulcus may be inspected at the offices of AMEX, located at 86 Trinity Place, New York, New York 10006, and such information filed by Eltrax may be inspected at the offices of Nasdaq, located at 1735 K Street, N.W., Washington, D.C. 20006.


Eltrax has filed with the Commission a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act, relating to the shares of Eltrax common stock offered hereby of which this document is a part. This document does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by Eltrax, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The Registration Statement and exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.


The following documents previously filed with the Commission by Eltrax pursuant to the Exchange Act are incorporated by reference in this document:


            1. Eltrax's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 filed March 27, 1998, as amended by Form 10-KSB/A filed April 17, 1998;

            2. Eltrax's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1998 filed May 12, 1998; for the fiscal quarter ended June 30, 1998 filed on August 13, 1998; and for the fiscal quarter ended September 30, 1998 filed on November 16, 1998;

            3. Eltrax's Current Report on Form 8-K dated September 25, 1998, as amended by Form 8-K/A filed on November 24, 1998; and

            4. The portions of Eltrax's Proxy Statement for the Annual Meeting of Shareholders held on May 19, 1998 that have been incorporated by reference in Eltrax's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.


ADDITIONALLY, COPIES OF ELTRAX'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS AMENDED, AND ELTRAX'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 1998 ARE INCLUDED WITH THIS DOCUMENT AND SHOULD BE CAREFULLY REVIEWED IN CONJUNCTION THEREWITH.


The following documents previously filed with the Commission by Sulcus pursuant to the Exchange Act are incorporated by reference in this document:


            1. Sulcus' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed March 31, 1998, as amended by Form 10-K/A filed May 1, 1998.

            2. Sulcus' Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1998 filed on May 15, 1998; for the fiscal quarter ended June 30, 1998 filed on August 14, 1998; and for the fiscal quarter ended September 30, 1998 filed on November 16, 1998; and

            3. Sulcus' Current Reports on Form 8-K dated January 14, 1998, June 17, 1998, November 13, 1998 and November 23, 1998.


ADDITIONALLY, COPIES OF SULCUS' ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS AMENDED, AND SULCUS' QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 1998 ARE INCLUDED WITH THIS DOCUMENT AND SHOULD BE CAREFULLY REVIEWED IN CONJUNCTION THEREWITH.


The information relating to Sulcus, Eltrax and SAC contained in this document does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

All information herein with respect to Sulcus has been furnished by Sulcus and all information herein with respect to Eltrax and SAC has been furnished by Eltrax.

This document does not cover any resale of the securities to be received by shareholders of Sulcus upon consummation of the merger, and no person is authorized to make any use of this document in connection with any such resale.


This document incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of shares of Sulcus common stock or Eltrax common stock to whom this document is delivered, upon written or oral request, to, in the case of documents relating to Sulcus, General Counsel, Sulcus Hospitality Technologies Corp., 41 North Main Street, Greensburg, Pennsylvania 15601, telephone number (724) 836-2000 and, in the case of documents relating to Eltrax, 2000 Town Center,
Suite 690, Southfield, Michigan 48075, telephone number (248) 358-1699.   In
order to ensure delivery of documents prior to the applicable special meeting, any request therefor should be made not later than ____________________, 1998.


                                      Experts


The consolidated financial statements of Eltrax appearing in Eltrax's Annual Report on Form 10-KSB for the year ended December 31, 1997, as amended, incorporated by reference in this document, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.


The consolidated financial statements of Sulcus appearing in Sulcus' Annual Report on Form 10-K for the year ended December 31, 1997, as amended, incorporated by reference in this document, have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.


                                Legal Opinions


The validity of the shares of Eltrax common stock to be issued in connection with the merger will be passed upon by Jaffe, Raitt, Heuer & Weiss, P.C. As of the date hereof, certain shareholders of Jaffe, Raitt, Heuer & Weiss, P.C. beneficially own approximately ____________ shares of Eltrax common stock.


Certain of the tax consequences of the merger to Sulcus shareholders will be passed upon by Benesch, Friedlander, Coplan & Aronoff LLP. However, no opinion will be expressed with respect to either Sulcus' or Eltrax's ability to use net operating loss carryovers. See "The Merger--Certain Federal Income Tax Consequences." Mr. Michael Wager, a partner in Benesch, Friedlander, Coplan & Aronoff LLP, is a director of Sulcus and beneficially owns 28,000 shares of Sulcus common stock.


                            Shareholders' Proposals

If the merger is not consummated, it is presently anticipated that Sulcus will convene its postponed 1998 Annual Meeting as soon as reasonably practicable after termination of the merger agreement. The time has expired for any shareholder wishing to submit a proposal to Sulcus for consideration for inclusion in its proxy statement relating to its 1998 Annual Meeting of Shareholders. However, any shareholder wishing to submit a proposal to Sulcus for consideration for inclusion in its proxy statement relating to its 1999 Annual Meeting of Shareholders must deliver such proposal to Sulcus by __________, 1999.


If the merger is not consummated, it is presently anticipated that Eltrax will hold its 1999 Annual Meeting on or about __________, 1999. Any shareholder wishing to submit a proposal to Eltrax for consideration for inclusion in its proxy statement relating to its 1999 Annual Meeting of Shareholders must deliver such proposal to Eltrax by __________, 1999.

                             ANNEX A

                   AGREEMENT AND PLAN OF MERGER

                         BY AND AMONG

                     ELTRAX SYSTEMS, INC.,

              SULCUS HOSPITALITY TECHNOLOGIES CORP.

                              AND

                  SULCUS ACQUIRING CORPORATION


                  DATED AS OF NOVEMBER 11, 1998

                   AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of November 11, 1998 (the "Agreement"), is by and among ELTRAX SYSTEMS, INC., a Minnesota corporation ("Parent"), SULCUS ACQUIRING CORPORATION, a Pennsylvania corporation, and a wholly owned subsidiary of Parent ("SAC Acquiring Sub"), and SULCUS HOSPITALITY TECHNOLOGIES CORP., a Pennsylvania corporation ("Sulcus") (Parent and Sulcus are sometimes together referred to as the "Companies" and, individually, as a "Company").

                            RECITALS

      A. The Boards of Directors of Parent, SAC Acquiring Sub and Sulcus each have approved the merger of SAC Acquiring Sub with and into Sulcus, upon the terms and subject to the conditions set forth herein (the "Merger"), and deem it advisable and in the best interest of their respective shareholders that the Merger be consummated; and

      B. For federal income tax purposes, the parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

      NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                            ARTICLE I

                            THE MERGER

      SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), SAC Acquiring Sub shall be merged with and into Sulcus and the separate existence of SAC Acquiring Sub shall thereupon cease. Sulcus shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

      SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as shall be stated in articles of merger, in a form mutually acceptable to Parent and Sulcus, to be filed with the Secretary of State of Pennsylvania in accordance with the PBCL (the "Merger Filing"), concurrently with the closing of the transactions contemplated by this Agreement in accordance with Section 2.5.

      SECTION 1.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of Sulcus as in effect immediately prior to the Effective Time shall, after the Effective Time, be the Articles of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided in the PBCL.

      SECTION 1.4 BY-LAWS. The By-laws of Sulcus as in effect immediately prior to the Effective Time shall, after the Effective Time, be the By-laws of the Surviving Corporation and (subject to Section 6.9) thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the PBCL.

      SECTION 1.5 DIRECTORS AND OFFICERS IMMEDIATELY AFTER THE EFFECTIVE TIME OF THE MERGER. The directors and officers of the Surviving Corporation shall be as set forth below and shall serve in such capacities until their respective successors are duly elected and qualified.

            Directors           Officers
            ---------           --------
            Clunet R. Lewis     Leon D. Harris, President
                                Clunet R. Lewis, Secretary
                                Nicholas J. Pyett, Treasurer

                               ARTICLE II

                           CONVERSION OF SHARES

      SECTION 2.1 CONVERSION OF SULCUS SHARES AND OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Sulcus:

      (a) Subject to paragraph (b) of this Section 2.1, each share of the common stock, no par value per share, of Sulcus (the "Sulcus Common Stock"), shall be converted into the right to receive, without interest, 0.55 fully paid and nonassessable shares (the "Sulcus Exchange Ratio") of the common stock, par value $.01 share of Parent ("Parent Common Stock");

      (b) Each share of Sulcus Common Stock held by Sulcus or any of its subsidiaries, and any shares of Sulcus Common Stock owned by Parent, SAC Acquiring Sub or any other subsidiary of Parent, other than shares under any existing Sulcus employee benefit plan which are held by Sulcus as trustee, shall be cancelled;

      (c) Each option granted by Sulcus to purchase shares of Sulcus Common Stock that is outstanding and unexercised immediately prior thereto (a "Sulcus Stock Option"), whether vested or unvested at the Effective Time, shall cease to represent a right to acquire shares of Sulcus Common Stock and shall be converted automatically into an option to purchase a number of shares of Parent Common Stock (a "Parent Option") equal to the number of shares of Sulcus Common Stock that could be purchased under such Sulcus Stock Option multiplied by the Sulcus Exchange Ratio, at a price per share of Parent Common Stock equal to the per share exercise price of such Sulcus Stock Option divided by the Sulcus Exchange Ratio; provided, however, that any fractional shares of Parent Common Stock resulting from such determination shall be rounded down to the nearest share. The adjustments provided herein with respect to any Sulcus Stock Option that is an "incentive stock option" (as defined in section 422 of the Code) shall be and are intended to be effected in a manner that is consistent with section 424(a) of the Code; and

      (d) Any Sulcus plans governing the issuance and administration of the Sulcus Stock Options (the "Options Plans") shall terminate, and within 90 days following the Closing Date, each holder of a Sulcus Stock Option will receive an award agreement with respect to the Parent Options they acquire pursuant to Section 2.1(c) above, which shall preserve the remaining exercise period and vesting schedule (if any) of such converted Sulcus Stock Options and, if applicable, shall preserve the status of any converted Sulcus Stock Options as "incentive stock options" (as defined in section 422 of the Code). Sulcus shall take all actions necessary to ensure that following the Effective Time, no holder of Sulcus Stock Options or any participant in the Option Plans or any other plans, programs, agreements or arrangements shall have any right thereunder to acquire any equity securities of Sulcus, the Surviving Corporation or any subsidiary of either of the foregoing.

      SECTION 2.2 CONVERSION OF SAC ACQUIRING SUB SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, each issued and outstanding share of common stock, no par value, of SAC Acquiring Sub shall be converted into one share of common stock, no par value of the Surviving Corporation.

      SECTION 2.3 EXCHANGE OF SULCUS CERTIFICATES.

      (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Sulcus Common Stock, shall receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.1 based on the Sulcus Exchange Ratio. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates representing shares of Sulcus Common Stock have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Sulcus Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Sulcus Common Stock, there shall be paid to the holder of such certificate the amount of any dividends or other distributions which became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

      (b) On the Closing Date (as hereinafter defined), Parent shall make available to the Exchange Agent, for the benefit of each holder of Sulcus Common Stock, a sufficient number of certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph
(a) above and cash for payment of any fractional shares referred to in
Section 2.4.

      (c) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (as shown on the books of Sulcus's Exchange Agent as of the Effective Time) that immediately prior to the Effective Time represented an outstanding share of Sulcus Common
Stock (individually, a "Certificate" and, collectively, the "Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of the Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Sulcus Common Stock, heretofore represented by the Certificates so surrendered, shall have been converted pursuant to the provisions of Section
2.1 based on the Sulcus Exchange Ratio, and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Stock for the account of the persons entitled thereto.

      (d) Promptly following the date which is nine months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, any holders of Certificates shall contact Parent directly in order to exchange such Certificates for shares of Parent Common Stock.

      SECTION 2.4 NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip representing less than one share of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of Sulcus Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this
Article II shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price per share of Parent Common Stock, as reported by the Wall Street Journal, as of the close of business on the business day immediately preceding the Closing Date.

      SECTION 2.5 CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place simultaneously at a location mutually agreeable to Sulcus and Parent as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VII is fulfilled or waived, or at such other time and place as Parent and Sulcus shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

      SECTION 2.6 CLOSING OF SULCUS TRANSFER BOOKS. At and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of Sulcus, except for the right to receive shares of Parent Common Stock pursuant to Section 2.1 and the right to receive cash for payment of fractional shares pursuant to Section 2.4. At the Effective Time, the stock transfer books of Sulcus shall be closed and no transfer of shares of Sulcus Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for shares of Parent Common Stock in accordance with this
Article II.

                                ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SULCUS

      Sulcus represents and warrants to Parent that the following statements are true and correct as of the date hereof and shall be true and correct as of the Closing Date.

      SECTION 3.1 ORGANIZATION AND QUALIFICATION. Sulcus is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Sulcus is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Sulcus and its subsidiaries, taken as a whole (a "Sulcus Material Adverse Effect"), and copies of good standing certificates evidencing such qualification will be delivered to Parent at or prior to the Closing, in each case bearing a date within thirty (30) days prior to the Closing Date. True, accurate and complete copies of Sulcus's Articles of Incorporation and By-laws, in each case as in effect the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

      SECTION 3.2 CAPITALIZATION.

      (a) As of the date hereof, the authorized capital stock of Sulcus consisted of 30,000,000 shares of Sulcus Common Stock no par value and 10,000,000 shares of preferred stock, no par value per share ("SAC Preferred Stock") of which 8,000,000 shares are designated as Series A Redeemable Convertible Preferred Stock and 300,000 are designated as Series B Junior Participating Preferred Stock, no par value, and (i) approximately 17,088,834 shares of Sulcus Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights and no shares of SAC Preferred Stock were issued and outstanding, (ii) approximately 4,438,704 shares of Sulcus Common Stock were reserved for issuance pursuant to Sulcus's Stock Option Plans, and (iii) no shares of Sulcus Common Stock were reserved for issuance upon conversion of outstanding convertible debentures, outstanding convertible notes, and outstanding warrants.

      (b)  Except as set forth in subsection (a) above, as disclosed on
Schedule 3.2(b), or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, and also including any rights plan or other anti-takeover agreement, obligating Sulcus or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Sulcus or obligating Sulcus or any of its subsidiaries to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Sulcus SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Sulcus or any of its subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Sulcus.

      SECTION 3.3 SUBSIDIARIES. Each direct and indirect corporate subsidiary (as hereinafter defined) of Sulcus is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of Sulcus is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in a Sulcus Material Adverse Effect. At or prior to Closing, copies of good standing certificates evidencing such qualification will be delivered to Parent in each case bearing a date within thirty (30) days prior to the Closing Date. All of the outstanding shares of capital stock of each corporate subsidiary of Sulcus are validly issued, fully paid, nonassessable and free of preemptive rights, and except as set forth on Schedule 3.3, are owned directly or indirectly by Sulcus, free and clear of any liens, claims or encumbrances, except that such shares are pledged to secure Sulcus's credit facilities. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Sulcus, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, joint venture or other entity of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity.

      SECTION 3.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

      (a) Sulcus has full corporate power and authority to enter into this Agreement and, subject to the Sulcus Stockholders' Approval (as defined in Section 6.3(a)) and the Sulcus Required Statutory Approvals (as defined in
Section 3.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Sulcus and no other corporate proceeding on the part of Sulcus is necessary to authorize the execution and delivery of this Agreement and, except for the Sulcus Stockholders' Approval, the consummation by Sulcus of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sulcus, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and legally binding agreement of Sulcus, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

      (b) The execution and delivery of this Agreement by Sulcus does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sulcus or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Sulcus or any of its subsidiaries, (ii) other than as provided in Section 3.4(c), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Sulcus or any of its subsidiaries or any of their respective properties or assets or
(iii) except as set forth in Schedule 3.4(b), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Sulcus or any of its subsidiaries is now a party or by which Sulcus or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Sulcus of the transactions contemplated hereby will not, in reliance upon the representation of Parent set forth in
Section 4.11, result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject: (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Sulcus Required Statutory Approvals and the Sulcus Stockholder's Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b)(and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, result in a Sulcus Material Adverse Effect.

      (c) In reliance upon the representation of Parent set forth in Section 4.11, except for (i) the filing of the Registration Statement and Joint Proxy Statement/ Prospectus (as such terms are defined in Section 3.7) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with or approvals from various state blue sky authorities, (ii) the making of the Merger Filing with the Secretary of State of the State of Pennsylvania in connection with the

Merger, and (iii) any required filings with or approvals from NASDAQ or AMEX (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Sulcus Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Sulcus or the consummation by Sulcus of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, result in a Sulcus Material Adverse Effect.

      SECTION 3.5 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1995, Sulcus has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. No subsidiary of Sulcus is required to file any form, report or other document with the SEC. Sulcus has previously made available to Parent, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the fiscal year ended December 1997 and for the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting, from January 1, 1995 until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by Sulcus with the SEC since January 1, 1995 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Sulcus SEC Reports"). As of their respective dates, the Sulcus SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements for the fiscal year ended December 1997 and the two prior fiscal years, and the unaudited consolidated financial statements of Sulcus included in Sulcus's Quarterly Report on Form 10-Q for the six month period ended June 30, 1998 (collectively, the "Sulcus Financial Statements"), have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Sulcus and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

      SECTION 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998 except as disclosed on Schedule 3.6, there has not been (a) any change that would result in a Sulcus Material Adverse Effect except for changes that affect the industries in which Sulcus and its subsidiaries operate generally,
(b) any event or occurrence which, insofar as can be reasonably foreseen, would in the future result in a Sulcus Material Adverse Effect, and (c) any entry into a commitment or transaction material to Sulcus and its subsidiaries taken as a whole (including, without limitation, any merger, acquisition, borrowing of money or sales of assets), except in the ordinary course of business consistent with past practice.

      SECTION 3.7 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Sulcus or its subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with Sulcus's and Parent's meetings of their respective stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Joint Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of Parent and Sulcus to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of Parent and Sulcus, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Sulcus with respect to information supplied by Parent or the stockholders of Parent for inclusion therein.

      SECTION 3.8 REORGANIZATION AND POOLING OF INTERESTS. None of Sulcus or its subsidiaries has willfully taken or agreed to or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from (a) constituting a reorganization within the meaning of
Section 368(a) of the Code or (b) being treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC (a "Pooling Transaction"). As of the date hereof, other than directors and officers of Sulcus, to the knowledge of Sulcus, there are no "affiliates" of Sulcus, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act.

      SECTION 3.9 BROKERS AND FINDERS. Except for the fees and expenses payable to Broadview Int'l LLC, which fees are reflected in its agreement with Sulcus, Sulcus has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Sulcus to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to Broadview Int'l LLC, there is no claim for payment by Sulcus of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 3.10 OPINION OF FINANCIAL ADVISOR. The financial advisor of Sulcus, Broadview Int'l LLC, has rendered an opinion to the Board of Directors of Sulcus to the effect that the Sulcus Exchange Ratio is fair to the holders of Sulcus Common Stock from a financial point of view; it being understood and acknowledged by Sulcus that such opinion has been rendered for the benefit of the Board of Directors of Sulcus and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective subsidiaries.

      SECTION 3.11 RIGHTS AGREEMENT. The Rights Agreement of Sulcus, dated as of January 30, 1998, will be inapplicable to the transactions contemplated herein.

      SECTION 3.12 INTELLECTUAL PROPERTY.

      (a) Sulcus owns or is licensed or otherwise possesses legally enforceable rights, directly or through its subsidiaries, under all patents and patent applications known to be necessary to operate its business in the ordinary course and has the right to use all trademarks, trade names, service marks, copyrights and any applications for such trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, the "Intellectual Property) that are reasonably necessary to conduct its business as currently conducted or as currently planned by Sulcus to be conducted and, except as qualified by or disclosed in Schedule 3.12, is aware of no intellectual property right of any third party that may prevent Sulcus or its subsidiaries from conducting its business as currently conducted or as planned by Sulcus to be conducted.

      (b) Neither Sulcus nor any of its subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of Sulcus's obligations under this Agreement, knowingly infringing upon any Intellectual Property rights of others or in breach of any license, sublicense or other agreement relating to the Intellectual Property or third party Intellectual Property rights, except as qualified by or disclosed in Schedule 3.12.

      (c) Except as set forth in Schedule 3.12, neither Sulcus nor any of its subsidiaries has been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of Sulcus and its subsidiaries relating to the conduct of its business consistent with past practice does not infringe upon any Intellectual Property right of any third party; and to the knowledge of Sulcus and its subsidiaries, the Intellectual Property rights of Sulcus and its subsidiaries are not knowingly being infringed by activities, products or services of any third party.

      SECTION 3.13 SIZE OF PERSON TEST. For purposes of the complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), as of the date of Sulcus's last regularly prepared balance sheet and annual statement of income, Sulcus had neither "annual net sales" nor "total assets" (as such terms are defined in the HSR Act and the rules and regulations promulgated thereunder), with a value of at least one hundred million ($100,000,000) dollars.

      SECTION 3.14 APPRAISAL RIGHTS. No holders of Sulcus Common Stock are entitled to dissenters or appraisal rights under the PBCL as a result of the transactions contemplated in this Agreement.

      SECTION 3.15 DISCLOSURE. To Sulcus's knowledge, the representations and warranties of Sulcus in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

                                ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PARENT
                           AND SAC ACQUIRING SUB

      Parent and SAC Acquiring Sub jointly and severally represent and warrant to Sulcus, that the following statements are true and correct as of the date hereof and shall be true and correct as of the Closing Date.

      SECTION 4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and SAC Acquiring Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and SAC Acquiring Sub is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"), and copies of good standing certificates evidencing such qualification will be delivered to Sulcus at or prior to the Closing, in each case bearing a date within thirty (30) days prior to the Closing Date. True, accurate and complete copies of Parent's Articles of Incorporation and By-laws, in each case as in effect the date hereof, including all amendments thereto, have heretofore been delivered to Sulcus.

      SECTION 4.2 CAPITALIZATION.

      (a) As of the date hereof, the authorized capital stock of Parent consisted of 50,000,000 shares of Parent Common Stock and 970,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"), and (i) approximately 13,039,938 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) approximately 2,752,993 shares of Parent Common Stock were reserved for issuance pursuant to Parent's Stock Option Plans, (iv) approximately 551,785 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding warrants and options not issued under Parent's Stock Option Plans, and (v) no shares of Parent Common Stock were reserved for issuance upon conversion of outstanding convertible debentures and outstanding convertible notes.

      (b) Except as set forth in subsection (a) above or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any of its subsidiaries to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Parent SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Parent or any of its subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Parent.

      SECTION 4.3 SUBSIDIARIES. Each direct and indirect corporate subsidiary (as hereinafter defined) of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of Parent is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in a Parent Material Adverse Effect. At or prior to Closing, copies of good standing certificates evidencing such qualification will be delivered to Sulcus in each case bearing a date within thirty (30) days prior to the Closing Date. All of the outstanding shares of capital stock of each corporate subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent, free and clear of any liens, claims or encumbrances, except that such shares are pledged to secure Parent's credit facilities. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement.

      SECTION 4.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

      (a) Each of Parent and SAC Acquiring Sub has full corporate power and authority to enter into this Agreement and, subject to the Parent Stockholders' Approval (as defined in Section 6.3(b)) and the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of each of Parent and SAC Acquiring Sub and no other corporate proceeding on the part of Parent or SAC Acquiring Sub is necessary to authorize the execution and delivery of this Agreement and, except for the Parent Stockholders' Approval, the consummation by Parent and SAC Acquiring Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and SAC Acquiring Sub, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and legally binding agreement of each of Parent and SAC Acquiring Sub, enforceable against each in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

      (b) The execution and delivery of this Agreement by each of Parent and SAC Acquiring Sub does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries, (ii) other than as provided in Section 4.4(c), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) except as set forth in Schedule 4.4(b), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by each of Parent and SAC Acquiring Sub of the transactions contemplated hereby will not, in reliance upon the representation of Sulcus set forth in Section 3.13, result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses
(i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals and the Parent Stockholder's Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, result in a Parent Material Adverse Effect.

      (c) In reliance upon the representation of Sulcus set forth in Section 3.13, except for (i) the filing of the Registration Statement and Joint Proxy Statement/ Prospectus with the SEC pursuant to the Exchange Act and the Securities Act, and the declaration of the effectiveness thereof by the SEC and filings with various or approvals from state blue sky authorities, (ii) the making of the Merger Filing with the Secretary of State of the State of Pennsylvania in connection with the Merger, and (iii) any required filings with or approvals from the NASDAQ or AMEX (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, result in a Parent Material Adverse Effect.

      SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1995, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. No subsidiary of Parent is required to file any form, report or other document with the SEC. Parent has previously made available to Sulcus, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the year ended December 31, 1997 and for the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting, from January 1, 1995 until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by Parent with the SEC since January 1, 1995 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements for the fiscal year ended December 1997 and the two prior fiscal years, and the unaudited consolidated financial statements of Parent included in Parent's Quarterly Report on Form 10-Q for the six month period ended June 30, 1998 (collectively, the "Parent Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

      SECTION 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, there has not been (a) any change that would result in a Parent Material Adverse Effect, except for changes that affect the industries in which Parent and its subsidiaries operate generally, (b) any event or occurrence which, insofar as can be reasonably foreseen, would in the future result in a Parent Material Adverse Effect, and (c) except as described in the Parent Form 8-K (and its Exhibits) filed on September 25, 1998, any entry into a commitment or transaction material to Parent and its subsidiaries taken as a whole (including, without limitation, any merger, acquisition, borrowing of money or sales of assets), except in the ordinary course of business consistent with past practice.

      SECTION 4.7 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or its subsidiaries for inclusion in (a) the Registration Statement or (b) Joint Proxy Statement/Prospectus will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of Parent and Sulcus to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of Sulcus and Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied by Sulcus or the stockholders of Sulcus for inclusion therein.

      SECTION 4.8 REORGANIZATION AND POOLING OF INTERESTS. None of Parent or its subsidiaries has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from (a) constituting a reorganization within the meaning of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a Pooling Transaction.

      SECTION 4.9 BROKERS AND FINDERS. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

      SECTION 4.10 INTELLECTUAL PROPERTY.

      (a) Parent owns or is licensed or otherwise possesses legally enforceable rights, directly or through its subsidiaries, known to be necessary to operate its business in the ordinary course and has the right to use all Intellectual Property that is reasonably necessary to conduct its business as currently conducted or as currently planned by Parent to be conducted and, except as qualified by or disclosed in Schedule 4.10, is aware of no Intellectual Property right of any third party that may prevent Parent or its subsidiaries from conducting its business as currently conducted or as planned by Parent to be conducted.

      (b) Neither Parent nor any of its subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of Parent's obligations under this Agreement, knowingly infringing upon any intellectual property rights of others or in breach of any license, sublicense or other agreement relating to the Intellectual Property or third party Intellectual Property rights, except as qualified by or disclosed in Schedule 4.10.

      (c) Except as set forth in Schedule 4.10, neither Parent nor any of its subsidiaries has been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. The manufacturing, marketing, licensing or sale of the products or performance of the service offerings of Parent and its subsidiaries relating to the conduct of its business consistent with past practice does not infringe upon any Intellectual Property right of any third party; and to the knowledge of Parent and its subsidiaries, the Intellectual Property rights of Parent and its subsidiaries are not knowingly being infringed by activities, products or services of any third party.

      SECTION 4.11 SIZE OF PERSON TEST. For purposes of the complying with the HSR Act, as of the date of Parent's last regularly prepared balance sheet and annual statement of income, Parent had neither "annual net sales" nor "total assets" (as such terms are defined in the HSR Act and the rules and regulations promulgated thereunder), with a value of at least one hundred million ($100,000,000) dollars.

      SECTION 4.12 DISCLOSURE. To the knowledge of Parent and SAC Acquiring Sub, the representations and warranties of Parent and SAC Acquiring Sub in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

                               ARTICLE V

                  CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.1 CONDUCT OF BUSINESS BY PARENT AND SULCUS PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Companies shall otherwise agree in writing, each of the Companies shall, and shall cause each of their subsidiaries to:

      (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

      (b) not (i) amend or propose to amend their respective Articles of Incorporation or By-laws, (ii) split, combine or reclassify their outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to a Company by a wholly-owned subsidiary of such Company, or (iv) repurchase any shares of their outstanding capital stock;

      (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that each Company may (i) grant options to non-executive employees and (ii) issue shares upon the exercise of outstanding options and warrants or pursuant to existing agreements;

      (d) not (i) assume, incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of each Company (the "Existing Credit Facilities") up to the existing borrowing limit on the date hereof or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to the other Company, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than pursuant to an employee stock incentive plan of a Company, (iii) take any action that would jeopardize the treatment of the Merger as a pooling of interests under Opinion No. 16 of the Accounting Principles Board ("APB No. 16"), (iv) take or fail to take any action which action or failure to take action would cause either Company or their stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368(a) of the Code, (v) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and (vi) sell, pledge, dispose of or encumber any material assets or businesses, or enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

      (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

      (f) subject to restrictions imposed by applicable law, confer with one or more representatives of the other Company to report operational matters of materiality and the general status of ongoing operations;

      (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

      (h) not adopt, enter into or amend any pension or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business;

      (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

      (j) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority.

      SECTION 5.2 ACQUISITION TRANSACTIONS.

      (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, absent prior written consent from the other party, each Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and each Company shall use its reasonable efforts to cause any officer, director, affiliate or employee of a Company, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to, directly or indirectly, initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties of either Company or any capital stock of either Company (other than in connection with this Agreement or as required by law or a court order), whether by merger, purchase of assets, tender offer, share exchange, business combination or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

      (b) Notwithstanding paragraph (a) above or anything to the contrary in this Agreement, (i) Sulcus may, in response to an unsolicited written offer or proposal with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal") which Sulcus's Board of Directors determines, in good faith and after consultation with its independent financial advisor, would result (if consummated pursuant to its terms) in an Acquisition Transaction more favorable to its stockholders than the Merger (any such offer or proposal being referred to as a "Superior Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of this agreement), confidential or non-public information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") and negotiate with such Potential Acquirer if the Board of Directors, after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would be reasonably likely to constitute a breach of its fiduciary duty to the Sulcus stockholders and (ii) Sulcus's Board of Directors may comply with Rule 14e-2 under the Exchange Act in connection with an Acquisition Proposal. It is understood and agreed that negotiations and other activities conducted in accordance with this paragraph
(b) shall not constitute a violation of paragraph (a) of this Section 5.2.

      (c) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Sulcus shall promptly notify Parent after receipt of any Acquisition Proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Sulcus, whether by merger, purchase of assets, tender offer, share exchange, business combination or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal or offer.

      (d) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent shall promptly notify Sulcus after receipt of any Acquisition Proposal or offer to acquire all or any substantial part of the business, properties or capital stock of Parent, whether by merger, purchase of assets, tender offer, share exchange, business combination or otherwise, whether for cash, securities or any other consideration or combination thereof and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal or offer.

                             ARTICLE VI

                        ADDITIONAL AGREEMENTS

      SECTION 6.1 ACCESS TO INFORMATION.

      (a) Subject to applicable law, Sulcus and its subsidiaries shall afford to Parent and its respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") and Parent and its subsidiaries shall afford to Sulcus and its accountants, counsel, financial advisors and other representatives (the "Sulcus Representatives") full access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning their respective businesses, properties and personnel as either Company shall reasonably request; provided, however, that no investigation pursuant to this
Section 6.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Sulcus and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Sulcus Representatives to hold, and Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause Parent Representatives to hold, in strict confidence all nonpublic documents and information furnished to each Company, in connection with the transactions contemplated by this Agreement, except that
(i) Sulcus and Parent may disclose such information as may be necessary in connection with seeking the Sulcus Required Statutory Approvals, Sulcus Stockholders' Approval, Parent Required Statutory Approvals and Parent Stockholders' Approval and (ii) each of Sulcus and Parent may disclose any information that it is required by law or judicial or administrative order to disclose.

      (b) In the event that this Agreement is terminated in accordance with its terms, each Company shall promptly redeliver to the other all nonpublic written material provided pursuant to this Section 6.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by a Company based on the information in such material shall be destroyed (and each

Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

      SECTION 6.2 REGISTRATION STATEMENT AND PROXY STATEMENT. Parent shall file with the SEC as soon as is reasonably practicable after the date hereof the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant hereto and shall use all reasonable efforts to obtain required approvals and clearance with respect thereto. Parent, SAC Acquiring Sub and Sulcus shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence. The information provided and to be provided by Parent and Sulcus, respectively, for use in the Joint Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      SECTION 6.3 STOCKHOLDERS' APPROVALS.

      (a) Subject to the fiduciary duties of the Board of Directors of Sulcus under applicable law, Sulcus shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and shall use its best efforts to obtain stockholder approval and adoption (the "Sulcus Stockholders'
Approval") of this Agreement and the transactions contemplated hereby.
Subject to the fiduciary duties of the Board of Directors of Sulcus under applicable law, such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Sulcus under applicable law, Sulcus shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

      (b) Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, Parent shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and shall use its best efforts to obtain stockholder approval and adoption (the "Parent Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, Parent shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

      SECTION 6.4 COMPLIANCE WITH THE SECURITIES ACT. At or prior to the Closing Date, Sulcus shall use its reasonable efforts to cause any person whom counsel for Parent reasonably determines is an "affiliate" of Sulcus (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Rule 145"), to deliver to Parent, a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of Sulcus and Parent have been filed with the SEC, sent to stockholders of Parent or otherwise publicly issued, except as otherwise permitted by Staff Accounting Bulletin No. 76 issued by the SEC.
As soon as is reasonably practicable but in no event later than 45 days after the end of the first fiscal quarter of Parent ending at least 30 days after the Effective Time, Parent will publish results including at least 30 days of combined operations of Parent and Sulcus as referred to in the written agreements provided for by this Section 6.4.

      SECTION 6.5 EXPENSES AND FEES.

      (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Registration Statement and the Joint Proxy Statement/Prospectus shall be shared equally by Parent and Sulcus.

      (b) Sulcus agrees to pay Parent a fee equal to $2,000,000 if Sulcus terminates this Agreement pursuant to clauses (iv) or (v) of Section 8.1(a), or if Parent terminates this Agreement pursuant to clause (v) of Section 8.1(b), and a fee of $250,000 if Parent terminates this Agreement pursuant to clause (vi) of Section 8.1(b) or Sulcus terminates this Agreement pursuant to clause (vi) of Section 8.1(a); provided, however, no liability under this
Section 6.5(b) will exist if Sulcus terminates pursuant to Section 8.1(a)(vi), so long as on the date of the vote described in Section 8.1(a)(vi) (the "Approval Date"), the circumstance described in Section 8.1(a)(ix) would exist, assuming that the Approval Date were substituted for the Effective Date.

      (c) Parent agrees to pay Sulcus a fee equal to $2,000,000 if Sulcus terminates this Agreement pursuant to clause (vii) of Section 8.1(a) and a fee of $250,000 if Parent terminates this Agreement pursuant to clause (iv) of Section 8.1(b) or Sulcus terminates this Agreement pursuant to clause
(viii) of Section 8.1(a).

      (d) The fees set forth in Sections 6.5(b) and (c) shall constitute the sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any nonperformance of a covenant, breach, failure of a condition precedent or termination of this Agreement.

      SECTION 6.6 AGREEMENT TO COOPERATE.

      (a) Subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective Boards of Directors of each Company, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of each Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

      (b) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, either party shall have the right, at its own expense, to participate therein, and each Company will not settle any such litigation without the consent of the other, which consent will not be unreasonably withheld.

      (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Sulcus and the Surviving Corporation shall take all such necessary action.

      (d) Following the Effective Time of the Merger, Parent shall conduct its business, and shall cause the Surviving Corporation to conduct its business, in a manner which would not jeopardize the characterization of the Merger as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, Parent shall cause the Surviving Corporation to continue its historic business or use a significant portion of its historic business assets in a business within the meaning of Section 368 of the Code. Moreover, Parent does not have any present plan or intent to
(a) sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to corporations "controlled" (within the meaning of Section 368(c) of the Code) by Parent, (b) reacquire any of its stock issued in connection with the Merger, (c) cause the Surviving Corporation to issue shares of stock of the Surviving Corporation that would result in Parent losing "control" (within the meaning of Section 368(c) of the Code) of the Surviving Corporation, or (d) take or refrain from taking, or permit the Surviving Corporation to take or refrain from taking, any other action that might otherwise cause the Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Parent and SAC Acquiring Sub will provide Sulcus with certain factual representations of Parent and SAC Acquiring Sub reasonably requested by Sulcus as necessary to confirm that Parent and SAC Acquiring Sub will not take any action on or after the Effective Time that would jeopardize the tax free nature of the transaction.

      SECTION 6.7 PUBLIC STATEMENTS. Each Company shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

      SECTION 6.8 NOTIFICATION OF CERTAIN MATTERS. Each of Parent and Sulcus agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect on the Closing Date and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 6.9 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

      (a) The indemnification provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Sulcus. Parent hereby guaranties unconditionally the satisfaction of all such rights to indemnification (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the PBCL).

      (b) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 6.9.

      (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect for each director and officer of Sulcus and its Subsidiaries as of the Effective Time, liability insurance coverage with respect to matters arising at or prior to the Effective Time, in such amounts and containing such terms and conditions that are not materially less advantageous to such parties than the coverage applicable to such individuals immediately prior to the Effective Time.

      (d) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the charter or bylaws of Sulcus, any indemnification agreement, under the PBCL, or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the indemnified parties.

      SECTION 6.10 CORRECTIONS TO THE JOINT PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of the Merger by their respective stockholders, each of Sulcus and Parent shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of Sulcus and Parent, in each case to the extent required by applicable law.

      SECTION 6.11 EXCHANGE LISTING. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the NASDAQ, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance upon the exercise of stock options.

SECTION 6.12 PARENT BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of Parent shall include two individuals designated by Sulcus.

                               ARTICLE VII

                               CONDITIONS

      SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a)  the Sulcus Stockholders' Approval and the Parent Stockholders'
Approval;

      (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

      (c) the shares of Parent Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on the NASDAQ upon official notice of issuance;

      (d) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

      (e) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the Merger illegal; and

      (f) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, and all consents from lessors or other third parties (excluding any lenders) required to consummate the Merger, shall have been obtained and be in effect at the Effective Time, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of Sulcus, Parent and their subsidiaries, taken as a whole, following the Effective Time.

      SECTION 7.2 CONDITION TO OBLIGATION OF SULCUS TO EFFECT THE MERGER. Unless waived by Sulcus, the obligation of Sulcus to effect the Sulcus Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions: Parent and SAC Acquiring Sub shall each have performed their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and SAC Acquiring Sub contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date (provided, however, that on such date the definition of "Parent Material Adverse Effect" shall include only a circumstance that would trigger Sulcus's right to terminate as described in Section 8.1(a)(ix)), except for such failures to perform or to be true and correct that would not reasonably be expected to result in a Parent Material Adverse Effect, and Sulcus shall have received a certificate of the Chief Executive Officer of Parent to that effect.

      SECTION 7.3 CONDITION TO OBLIGATION OF ELTRAX TO EFFECT THE MERGER. Unless waived by Parent, the obligation of Parent to effect the Parent Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions: Sulcus shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties Sulcus contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date except for such failures to perform or to be true and correct that would not reasonably be expected to result in a Sulcus Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer of Sulcus to that effect.

                              ARTICLE VIII

                      TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the Sulcus or Parent Stockholders' Approval, by the mutual written consent of Sulcus and Parent or as follows:

      (a)  Sulcus shall have the right to terminate this Agreement:

          (i) upon a material breach of a representation or warranty of Parent contained in this Agreement which has not been cured in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to

       Parent by Sulcus and which has caused any of the conditions set forth in Section 7.2 to be incapable of being satisfied by the Termination Date;

     (ii)    if the Merger is not completed by June 30, 1999 (the
"Termination Date") (unless due to a delay or default on the part of Sulcus);

     (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Sulcus and if Sulcus shall have used reasonable efforts to prevent the entry of such order;

     (iv) if Sulcus receives a Superior Proposal, resolves to accept such Superior Proposal, and Sulcus shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 6.5(b) shall have been received by Parent;

     (v) if (A) a tender or exchange offer is commenced by a Potential Acquirer (excluding any affiliate of Sulcus or any group of which any affiliate of Sulcus is a member) for all outstanding shares of Sulcus Common Stock, (B) Sulcus's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer and (C) Sulcus shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 6.5(b) shall have been received by Parent;

     (vi) if the stockholders of Sulcus fail to approve the Merger at a duly held meeting of stockholders called for such purpose or any adjournment or postponement thereof;

     (vii) if Parent (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to Parent by Sulcus;

     (viii) if the Parent Stockholders' Approval has not been obtained by May 31, 1999, provided that the Registration Statement has been declared effective by April 15, 1999, and remained effective through May 31, 1999, and Sulcus has materially complied with all of its covenants hereunder; or

     (ix) if, for the seven consecutive trading days ending on the third trading day immediately prior to the Effective Time, the average of the closing sale prices as reported by the Wall Street Journal or if not reported therein, by another authoritative source (the "Average Price"), of Parent Common Stock, as reflected on the National Association of Securities Dealers Automated Quotation System/Small Cap Market, is less than four and 50/100 dollars ($4.50) per share, BUT ONLY IF, the Average Price of Sulcus Common Stock, as reflected on the American Stock Exchange, is not less than one and 00/100 dollars ($1.00) per share.

(b)  Parent shall have the right to terminate this Agreement:

     (i) upon a material breach of a representation or warranty of Sulcus contained in this Agreement which has not been cured in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to Sulcus by Parent and which has caused any of the conditions set forth in Section 7.3 to be incapable of being satisfied by the Termination Date;

           (ii) if the Merger is not completed by the Termination Date (unless due to a delay or default on the part of Parent);

           (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent and if Parent shall have used reasonable efforts to prevent the entry of such order;

           (iv) if the stockholders of Parent fail to approve the Merger at a duly held meeting of stockholders called for such purpose or any adjournment or postponement thereof;

           (v) if Sulcus (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to Sulcus by Parent; or

           (vi) if the Sulcus Stockholders' Approval has not been obtained by May 31, 1999, provided that the Registration Statement has been declared effective by April 15, 1999 and remained effective through May 31, 1999, and Parent has materially complied with all of its covenants hereunder.

      SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Sulcus pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of Parent, Sulcus, or SAC Acquiring Sub or their respective officers or directors (except this Section 8.2, the second sentence of Section 6.1(a), 6.1(b), 6.5, and 9.5 all of which shall survive the termination). Nothing in this Section 8.2 shall relieve any party from liability for any willful and intentional breach of any covenant or agreement of such party contained in this Agreement.

      SECTION 8.3 AMENDMENT. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees or officers thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. Such amendment may take place at any time prior to the Closing Date, and, subject to applicable law, whether before or after approval by the stockholders of Sulcus or Parent.

      SECTION 8.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                ARTICLE IX

                            GENERAL PROVISIONS

      SECTION 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after the Effective Date of the Merger neither Parent nor Sulcus, or their respective officers or directors shall have any further obligation with respect thereto, except for the representations, warranties and agreements contained in Articles II and IX, Sections 1.4, 1.5, 6.5, 6.6 (including any factual representations set forth in a certificate delivered to Sulcus pursuant thereto) and 6.9, which shall survive the Merger.

      SECTION 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)  If to Sulcus, to:

           Sulcus Hospitality Technologies Corp.
           105 Morris Ave., Suite 301
           Springfield, NJ  07081
           Attn:  Leon D. Harris
           Facsimile No.:  (973) 379-5217

      with a copy to:

           Benesch, Friedlander, Coplan
           & Aronoff LLP
           2300 BP Tower
           200 Public Square
           Cleveland, OH  44114-2378
           Attn:  Michael K. Wager, Esq.
           Facsimile No.:  (216) 363-4588

      (b)  If to Parent:

           Eltrax Systems, Inc.
           2000 Town Center, Suite 690
           Southfield, MI  48075
           Attn:  Clunet R. Lewis
           Facsimile No.:  (248) 358-2743

      with a copy to:

           Jaffe, Raitt, Heuer & Weiss
           Professional Corporation
           One Woodward Avenue, Suite 2400
           Detroit, MI  48226
           Attn:  William E. Sider, Esq.
           Facsimile No.:  (313) 961-8358

      (c)  If to SAC Acquiring Sub:

           Sulcus Acquiring Corporation
           2000 Town Center, Suite 690
           Southfield, MI  48075
           Attn:  Clunet R. Lewis
           Facsimile No.:  (248) 358-2743
      with a copy to:

           Jaffe, Raitt, Heuer & Weiss
           Professional Corporation
           One Woodward Avenue, Suite 2400
           Detroit, MI  48226
           Attn:  William E. Sider, Esq.
           Facsimile No.:  (313) 961-8358

      SECTION 9.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

      SECTION 9.4 GOVERNING LAW. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Sate of Michigan applicable to contracts executed and to be performed wholly within such state.

      SECTION 9.5 ARBITRATION. Any controversy or claim arising out of or relating to this agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, will be settled by binding arbitration in Southfield, Michigan, by a panel of three arbitrators, of which Parent will choose one arbitrator, Sulcus will choose one arbitrator, and those arbitrators will choose the third arbitrator, who will act as chairman of the panel. The arbitrators will select the rules and procedures under which the arbitration will be conducted. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Michigan for this purpose.

      SECTION 9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 9.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 9.8 MISCELLANEOUS.  This Agreement (including the documents and
instruments referred to herein):   (a) constitutes the entire agreement and
supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise, except that SAC Acquiring Sub may assign this Agreement to any other wholly-owned subsidiary of Parent.

      IN WITNESS WHEREOF, Parent, SAC Acquiring Sub and Sulcus have caused this Agreement to be signed by their respective officers and attested to as of the date first written above.

                                  ELTRAX SYSTEMS, INC.


                                  By:___________________________
                                     William P. O'Reilly
                                     Its: Chief Executive Officer


                                  SULCUS ACQUIRING CORPORATION


                                  By:____________________________
                                     Clunet R. Lewis
                                     Its: President


                                  SULCUS HOSPITALITY TECHNOLOGIES CORP.


                                  By:____________________________
                                     Leon D. Harris
                                     Its: Chief Executive Officer

                               SCHEDULES
                               ---------

Schedule 3.2(b)        Sulcus Disclosure Regarding Capitalization
Schedule 3.3           Sulcus Disclosure Regarding Subsidiaries
Schedule 3.4(b)        Sulcus Disclosure Regarding Non-contravention
Schedule 3.6           Sulcus Absence of Certain Changes or Events
Schedule 3.12          Sulcus Intellectual Property Disclosures
Schedule 4.4(b)        Parent Disclosure Regarding Non-contravention
Schedule 4.10          Parent Intellectual Property Disclosures

SCHEDULE 3.2(b) SULCUS DISCLOSURE REGARDING CAPITALIZATION

      Pursuant to a consulting agreement between Sulcus and David Berkus, effective February 1, 1995, Sulcus is obligated to issue shares of Sulcus Common Stock to Mr. Berkus as part of his compensation for being a Strategic Consultant to the Hospitality Group. Mr. Berkus receives monthly compensation of $6,500, one-third of which is paid in shares of Sulcus Common Stock, based upon the closing price on the first trading day of each successive month.

SCHEDULE 3.3 SULCUS DISCLOSURE REGARDING SUBSIDIARIES

      Four shares of the issued and outstanding common stock of Sulcus Hospitality Technologies EMEA, AG, a corporation organized under the laws of Switzerland (the "Swiss Subsidiary"), are owned by Bernard Mantel, an employee of a subsidiary of Sulcus. There are 100 shares of the Swiss Subsidiary's common stock issued and outstanding.

SCHEDULE 3.4(b) - SULCUS DISCLOSURE REGARDING NON-CONTRAVENTION

      The consummation of the transactions contemplated by the Agreement (the "Merger") will create an Event of Default under the Line of Credit Loan Agreement, dated April 29, 1997, by and between United States National Bank in Johnstown ("Lender") and Sulcus Computer Corporation, Sulcus Law Management Services, Inc., Radix Systems, Inc., Lodgistix, Inc., Squirrel Companies, Inc. and NRG Management Systems, Inc. (collectively, "Borrower"). Borrower must also notify Lender of any changes in its executive management within five (5) days of such change.

      Leon Harris' employment agreement, dated March 3, 1997, as amended on October 13, 1997, contains several provisions related to a change of control of Sulcus.

      Under John Ryba's employment agreement, effective as of August 1, 1994, if he is terminated after the Merger, Mr. Ryba will be entitled to receive his then existing salary for one (1) year after the Merger. Although Mr. Ryba's employment agreement has not been formally terminated, Sulcus and Mr. Ryba have not been following certain of the substantive terms of the employment agreement.

      The Merger will cause all options granted under the 1997 Non-Employee Directors' Stock Option Plan to terminate ninety (90) days after the Merger and, upon completion of the Merger, become automatically exercisable, without regard to any vesting limitations.

      Under the terms of the 1997 Long-Term Incentive Plan (the "LTIP"), the Merger gives the Stock Option Committee the ability to terminate awards under the LTIP ninety (90) days after the Merger. If the Stock Option Committee terminates any award, then, as appropriate, immediately upon the completion of the Merger, (i) such options (not in tandem with stock appreciation rights) and restricted stock awards will immediately vest, (ii) all restrictions on such restricted stock awards will immediately lapse, and
(iii) all vesting limitations with respect to such performance plan awards will be deemed satisfied. There are no options or other awards currently outstanding under the LTIP.

      Sulcus has entered into change of control severance agreements with the following executive officers:

      a.  Agreement dated October 13, 1997 with John Ryba;

      b.  Agreement dated October 13, 1997 with Barry Logan;

      c.  Agreement dated October 13, 1997 with Alan Ellenbogen;

      d.  Agreement dated June 15, 1998 with Larry Gomez;

      e.  Agreement dated May 11, 1998 with Joanne Yates;

      f.  Agreement dated May 11, 1998 with John Picardi; and

      g.  Agreement dated November 2, 1998 with Mark Sadosky.

      The Merger will be treated as an assignment under the Lease Agreement between the Chalpin Family Enterprises Limited Partnership (the "Landlord") and Sulcus, effective July, 1997. The Lease Agreement provides that it cannot be assigned without the prior written consent of the Landlord. This Lease Agreement relates to space located at Acoma Pointe, 7345 East Acoma Drive, Suite 300, Scottsdale, Arizona.

SCHEDULE 3.6 - SULCUS ABSENCE OF CERTAIN CHANGES OR EVENTS

      Sulcus commenced a repurchase program for issued and outstanding shares of Sulcus Common Stock in September 1998, pursuant to which 262,315 shares of Sulcus Common Stock were repurchased.

SCHEDULE 3.12 - SULCUS INTELLECTUAL PROPERTY DISCLOSURES

         Pursuant to an Agreement dated October 21, 1998 between Edge Communications, Inc. ("Edge") and Sulcus, the parties agreed that Sulcus's use of the mark "WINNFINITY" (trademark application pending) and Edge's used of the mark "WINFINITY" (trademark application pending) do not infringe on each other's rights and are not likely to confuse consumers. The parties also agreed to not interfere with each other's use of their mark and not to make any claim of infringement based on the other party's use of their mark.

SCHEDULE 4.4(b) PARENT DISCLOSURE REGARDING NON-CONTRAVENTION

      Under that certain Credit Agreement dated September 11, 1998 by and among State Street Bank and Trust Company (the "Bank"), Parent, and its Subsidiaries (the "Credit Agreement"), there are certain covenants described in Section 6(m) of the Credit Agreement with which Parent must comply prior to consummation of the Merger.

SCHEDULE 4.10  PARENT DISCLOSURE REGARDING INTELLECTUAL PROPERTY

      Parent has filed applications to register the trademarks "Netwatch Online" and "Netwatch." These registrations have been denied because of an existing registration of the trademark "Netwatch." Parent believes that the company owning this trademark is no longer doing business and Parent has commenced proceedings with the United States Patent and Trademark Office to revoke the existing trademark and to pursue Parent's applications.

                                                          ANNEX B

[LETTERHEAD]
BROADVIEW


                                                          November 11, 1998

                                                          CONFIDENTIAL

VIA FEDERAL EXPRESS

Board of Directors
Sulcus Hospitality Technologies Corporation
Sulcus Centre
41 North Main Street
Greensburg, PA 15601

Dear Members of the Board:

We understand that Sulcus Hospitality Technologies Corporation, a Pennsylvania corporation ("Sulcus"), Eltrax Systems, Inc., a Minnesota corporation ("Eltrax"), and Slalom Acquisition Corporation, a Pennsylvania corporation, and a wholly owned subsidiary of Eltrax ("SAC Acquiring Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which SAC Acquiring Sub shall be merged with and into Sulcus (the "Merger"). Pursuant to the Merger each share of Sulcus common stock ("Sulcus Common Stock") shall be converted into the right to receive 0.55 shares (the "Sulcus Exchange Ratio") of the common stock of Eltrax ("Eltrax Common Stock"). The Merger is intended to be a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended. The terms and conditions of the above described Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether the Sulcus Exchange Ratio is fair, from a financial point of view, to Sulcus shareholders.

Broadview International LLC focuses on providing merger and acquisition advisory services to information technology ("IT"), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Sulcus' Board of Directors and will receive a fee from Sulcus upon the successful conclusion of the Merger.

Board of Directors                                  November 11, 1998
Page 2


In rendering our opinion, we have, among other things:

1.) reviewed the terms of the Agreement and the associated exhibits thereto in the form of the draft dated November 10, 1998 furnished to us by Jaffe, Raitt, Heuer & Weiss on November 10, 1998 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

2.) reviewed Sulcus' Form 10-K for the fiscal year ended December 31, 1997 which included results for the fiscal years ended December 31, 1997 and 1996, including the audited financial statements included therein, Sulcus' Form 10-Q for the six months ended June 30, 1998, including the unaudited financial statements included therein, and the unaudited financial information of Sulcus for its nine months ended September 30, 1998 included in a proposed draft press release provided to us by Sulcus management;

3.) reviewed certain internal financial and operating information, including projections through December 31, 1999, for Sulcus prepared by Sulcus management;

4.) participated in discussions with Sulcus management concerning the operations, business strategy, financial performance and prospects for Sulcus;

5.) discussed with Sulcus management its view of the strategic rationale for the Merger;

6.) reviewed the recent reported closing prices and trading activity for Sulcus Common Stock;

7.) compared certain aspects of the financial performance of Sulcus with public companies we deemed comparable;

8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

9.) reviewed Eltrax's annual report and Form 10-K for the fiscal year ended December 31, 1997 which included results for the fiscal years ended

Board of Directors                                         November 11, 1998
Page 3


      December 31, 1997 and 1996, including the audited financial statements included therein, Eltrax's Form 10-Q for the six months ended June 30, 1998, including the unaudited financial statements included therein, and the unaudited financial information of Eltrax for its nine months ended September 30, 1998 included in a proposed draft press release provided to us by Eltrax management;

10.) reviewed certain internal financial and operating information, including projections through December 31, 1999, for Eltrax prepared by Eltrax management;

11.) participated in discussions with Eltrax management concerning the operations, business strategy, financial performance and prospects for Eltrax;

12.) reviewed the recent reported closing prices and trading activity for Eltrax Common Stock;

13.) discussed with Eltrax management its view of the strategic rationale for the Merger;

14.) compared certain aspects of the financial performance of Eltrax with public companies we deemed comparable;

15.) considered the total number of shares of Eltrax Common Stock outstanding and the average weekly trading volume of Eltrax Common Stock;

16.) prepared PRO FORMA consolidated annual income statements through December 31, 1999 for the combined entity based on forecasts through December 31, 1999 for Eltrax and Sulcus provided to us by Eltrax and Sulcus managements, respectively;

17.) assisted in negotiations and discussions related to the Merger among Sulcus, Eltrax and the respective legal advisors; and

18.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

Board of Directors                                         November 11, 1998
Page 4

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Sulcus, Eltrax or Eltrax's legal advisor. With respect to the financial projections and forecasts examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Eltrax and Sulcus as to the future performance of Eltrax and Sulcus, respectively. We have neither made nor obtained an independent appraisal or valuation of any of Eltrax's or Sulcus' assets.

Based upon and subject to the foregoing, we are of the opinion that the Sulcus Exchange Ratio is fair, from a financial point of view, to Sulcus shareholders.

For purposes of this opinion, we have assumed that neither Sulcus nor Eltrax is currently involved in any material transaction, including financings, recapitalizations, mergers, acquisitions and dispositions, other than the Merger and those activities undertaken in the ordinary course of conducting their respective businesses. We note that Eltrax management has advised us that it intends to pursue other acquisition opportunities from time to time. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Eltrax Common Stock will trade subsequent to the Effective Time (as defined in the Agreement).

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Sulcus in connection with its consideration of the Merger and does not constitute a recommendation to any Sulcus shareholder as to how such shareholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview International LLC hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement/Prospectus to be distributed to Sulcus shareholders in connection with the Merger.

                                              Sincerely,

                                              /s/ Broadview International

                                              Broadview International LLC

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of Eltrax's Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the "MBCA"). Specifically, directors of Eltrax will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (1) any breach of the duty of loyalty to Eltrax or its shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(3) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (4) violations of certain Minnesota securities laws, or (5) any transaction from which the director derives an improper personal benefit.


Article IV of Eltrax's Amended and Restated Articles of Incorporation gives Eltrax the power and authority to provide indemnification to officers, directors, employees and agents of Eltrax to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that a company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the company. Reference is made to the detailed terms of Section 302A.531 of the MBCA for a complete statement of such indemnification rights.

Article VII of Eltrax's Restated Bylaws provides that Eltrax shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

Eltrax maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Eltrax.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a)  Exhibits



 Exhibit
  Number                Item                           Method of Filing
 -------                ----                           ----------------
 2.1      Agreement and Plan of Merger,         Included in the Proxy
          dated as of November 11, 1998,        Statement/Prospectus as
          by and among Eltrax, Sulcus           Annex A.
          Hospitality Technologies Corp.
          and Sulcus Acquiring
          Corporation.

 3.1      Amended and Restated Articles of      Incorporated by reference to
          Incorporation of Eltrax               Exhibit 3.1 to Eltrax's
                                                Registration Statement on Form
                                                S-18 (File No. 33-51456).

 3.2      Restated Bylaws of Eltrax             Incorporated by reference to
                                                Exhibit 3.2 to Eltrax's
                                                Quarterly Report on Form 10-
                                                QSB for the quarter ended
                                                September 30, 1996.

 5.1      Opinion of Jaffe, Raitt, Heuer &      Filed herewith.
          Weiss, P.C.

 8.1      Opinion of Benesch, Friedlander,      Filed herewith.
          Coplan & Aronoff LLP

 10.1     1992 Stock Incentive Plan.            Incorporated by reference to
                                                Exhibit 10.4 to Eltrax's
                                                Registration Statement on Form
                                                S-18 (File No. 33-51456).

 10.2     Form of Incentive Stock Option        Incorporated by reference to
          Agreement.                            Exhibit 10.6 to Eltrax's
                                                Registration Statement on Form
                                                S-18 (File No. 33-51456).

 10.3     Form of Non-Statutory Option          Incorporated by reference to
          Agreement.                            Exhibit 10.7 to Eltrax's
                                                Registration Statement on Form
                                                S-18 (File No. 33-51456).

                                       II-2


 Exhibit
  Number                Item                           Method of Filing
 -------                ----                           ----------------
 10.4     Form of Non-Employee Director         Incorporated by reference to
          Stock Option Agreement.               Exhibit 10.10 to Eltrax's
                                                Annual Report on Form 10-KSB
                                                for the year ended March 31,
                                                1993.

 10.5     1995 Stock Incentive Plan.            Incorporated by reference to
                                                Exhibit 10.12 to Eltrax's
                                                Annual Report on Form 10-KSB
                                                for the year ended March 31,
                                                1995.

 10.6     Consulting Agreement dated as of      Incorporated by reference to
          June 1, 1996 by and between           Exhibit 10.9 to Eltrax's
          Eltrax and Clunet R. Lewis.           Annual Report on Form 10-KSB
                                                for the nine month transition
                                                period ended December 31,
                                                1996.

 10.7     Consulting Agreement dated as of      Incorporated by reference to
          June 1, 1996 by and between           Exhibit 10.10 to Eltrax's
          Eltrax and William P. O'Reilly.       Annual Report on Form 10-KSB
                                                for the nine month transition
                                                period ended December 31,
                                                1996.

 10.8     Agreement dated as of October         Incorporated by reference to
          31, 1996 by and among Eltrax,         Exhibit 10.7 to Eltrax's
          William P. O'Reilly, Clunet R.        Current Report on Form 8-K
          Lewis, Mack V. Traynor, III and       filed November 12, 1996.
          Walter C. Lovett, Douglas L.
          Roberson and B. Taylor Koonce.

 10.9     Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of May 14,         Exhibit 10.2 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Edward J. Gorlitz.                    dated May 15, 1997.

 10.10    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of May 14,         Exhibit 10.1 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Colin E. Quinn.                       dated May 15, 1997.

 10.11    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of July 1,         Exhibit 10.2 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Joel J. Blickenstaff.                 dated July 1, 1997.


                                       II-3


 Exhibit
  Number                Item                           Method of Filing
 -------                ----                           ----------------
 10.12    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of July 1,         Exhibit 10.1 to Eltrax's
          1997 by between Eltrax and            Current Report and on Form 8-K
          Robert A. Hughes.                     dated July 1, 1997.

 10.13    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of August 15,      Exhibit 10.1 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Edward C. Barrett.                    dated August 15, 1997.

 10.14    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of August 15,      Exhibit 10.1 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Daniel M. Christy.                    dated August 15, 1997.

 10.15    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of August 15,      Exhibit 10.3 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          David R. Hurlbrink.                   dated August 15, 1997.

 10.16    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of October         Exhibit 10.1 to Eltrax's
          31, 1997 by and between Eltrax        Current Report on Form 8-K
          and John M. Good.                     dated October 3, 1997.

 10.17    Employment and Non-Competition        Incorporated by reference to
          Agreement, dated as of August         Exhibit 10.1 to Eltrax's
          31, 1998 between Eltrax and           Current Report on Form 8-K
          Penelope Sellers                      dated September 10, 1998.

 10.18    Credit Agreement, dated as of         Incorporated by reference to
          September 11, 1998, between           Exhibit 10.2 to Eltrax's
          Eltrax, Nordata, Inc., Four           Current Report on Form 8-K
          Corners Technology, Inc., Encore      dated September 10, 1998.
          Systems, Inc., Global Systems
          and Support, Inc., Five Star
          Systems, Inc., and State Street
          Bank and Trust Company

 10.19    Security Agreement dated October      Incorporated by reference to
          31, 1996 between Eltrax and           Exhibit 10.16 to Eltrax's
          State Street Bank and Trust           Annual Report on Form 10-KSB
          Company, as amended.                  for the year ended December
                                                31, 1997.


                                       II-4


 Exhibit
  Number                Item                           Method of Filing
 -------                ----                           ----------------
 10.20    Consulting Agreement dated            Incorporated by reference to
          January 21, 1997 by and between       Exhibit 10.21 to Eltrax's
          Eltrax and Gene A. Bier.              Annual Report on Form 10-KSB
                                                for the year ended December
                                                31, 1997.

 10.21    Asset Purchase Agreement dated        Incorporated by reference to
          as of January 29, 1997 between        Exhibit 99.1 to Eltrax's
          Atlantic Network Systems, Inc.        Current Report on Form 8-K
          and MRK Technologies, LTD.            filed February 12, 1997.

 10.22    1997 Stock Incentive Plan.            Incorporated by reference to
                                                Exhibit 10.24 to Eltrax's
                                                Annual Report on Form 10-KSB
                                                for the year ended December
                                                31, 1997 (File No. 0-22190).

 10.23    Real Estate Lease dated June 1,       Incorporated by reference to
          1996 between Walt Lovett, Doug        Exhibit 10.11 to Eltrax's
          and Lisa Roberson and Atlantic        Annual Report on Form 10-KSB
          Network Systems, Inc.                 for the nine month transition
                                                period ended December 31,
                                                1996.

 10.24    Lease Agreement between               Incorporated by reference to
          Burgoe/Wyomissing Partners and        Exhibit 10.30 to Eltrax's
          Hi-Tech Connections, Inc. dated       Annual Report on Form 10-KSB
          September 15, 1996.                   for the year ended December
                                                31, 1997.

 10.25    Lease Agreement between JMG           Incorporated by reference to
          Development Co. Ltd and DataComm      Exhibit 10.31 to Eltrax's
          Associates, Inc. dated December       Annual Report on Form 10-KSB
          1, 1996.                              for the year ended December
                                                31, 1997.

 10.26    Lease Agreement between Werner        Incorporated by reference to
          Palmquist Investments and Four        Exhibit 10.32 to Eltrax's
          Corners Technology, Inc. dated        Annual Report on Form 10-KSB
          February 21, 1996.                    for the year ended December
                                                31, 1997.

 10.27    1998 Stock Incentive Plan             Filed herewith

 10.28    Office Lease, dated January 15,       Filed herewith.
          1992, between 900 Corporation
          and Encore Systems, Inc.


                                       II-5


 Exhibit
  Number                Item                           Method of Filing
 -------                ----                           ----------------
 10.29    Amended and Restated Preferred        Filed herewith.
          Vendor Arrangement, dated as of
          May 15, 1992, between Holiday
          Hospitality Corporation and
          Encore Systems, Inc.

 10.30    Agreement and Plan of Merger          Incorporated by reference to
          dated as of May 14, 1997 by and       Exhibit 2.1 to Eltrax's
          among Eltrax, EJG Techline            Current Report in Form 8-K
          Acquiring Corporation, EJG            dated May 14, 1997 (File No.
          Techline, Incorporated and            0-22190).
          Edward J. and Kathleen M.
          Gorlitz and Colin E. and Diane
          C. Quinn

 10.31    Agreement and Plan of Merger          Incorporated by reference to
          dated as of July 1, 1997 by and       Exhibit 2.1 to Eltrax's
          among Eltrax, Four Corners            Current Report in Form 8-K
          Acquiring Corporation, Four           dated July 1, 1997 (File No.
          Corners Technology, Inc. and          0-22190).
          Robert A. Hughes, Joel J.
          Blickenstaff and David Noall.

 10.32    Agreement and Plan of Merger          Incorporated by reference to
          dated as of August 15, 1997 by        Exhibit 2.1 to Eltrax's
          and among Eltrax, Hi-Tech             Current Report in Form 8-K
          Acquiring Corporation, Hi-Tech        dated August 15, 1997 (File
          Connections, Inc. and Edward C.       No. 0-22190).
          Barrett, Daniel M. Christy,
          David R. Hurlbrink, David R.
          Spatz, Raymond H. Melcher and
          Timothy E. Devlin.

 10.33    Agreement and Plan of Merger          Incorporated by reference to
          dated as of October 31, 1997 by       Exhibit 2.1 to Eltrax's
          and among Eltrax, DataComm            Current Report in Form 8-K
          Acquiring Corp., Midwest              dated October 3, 1997 (File
          Acquiring Corp., DataComm             No. 0-22190).
          Associates, Inc., Midwest
          Telecom Associates, Inc. and
          John M. Good and Harold Madison.

 10.34    Consulting Agreement, dated           Filed herewith
          February      , 1999, between
          Eltrax and Michael Wager

 10.35    Consulting Agreement, dated           Filed herewith
          February      , 1999, between
          Eltrax and Robert Gries

 10.36    Consulting Agreement, dated           Filed herewith
          February      , 1999, between
          Eltrax and David Adler


                                       II-6


 Exhibit
  Number                Item                           Method of Filing
 -------                ----                           ----------------
 10.37    Form of Termination Agreement         To be filed by amendment.
          between Leon Harris and
          Sulcus

 10.38    Form of Consulting Agreement          To be filed by amendment.
          between Leon Harris and
          Eltrax

 23.1     Consent of Crowe, Chizek and          Filed herewith.
          Company LLP, independent
          accountants

 23.2     Consent of                            Filed herewith.
          PricewaterhouseCoopers LLP,
          independent accountants

 23.3     Consent of Jaffe, Raitt, Heuer &      Included in Exhibit 5.1.
          Weiss, P.C.

 23.4     Consent of Benesch, Friedlander,      Included in Exhibit 8.1.
          Coplan & Aronoff LLP


 24.1     Powers of Attorney                    Previously filed.

 99.1     Form of Proxy Card for Special        Filed herewith.
          Meeting of Shareholders of
          Eltrax

 99.2     Form of Proxy Card for Special        Filed herewith.
          Meeting of Shareholders of
          Sulcus Hospitality Technologies
          Corp.

 99.3     Articles of Incorporation, as         Incorporated by reference to
          amended, of Sulcus Hospitality        Exhibit 4.1 to Sulcus'
          Technologies Corp.                    Registration Statement on Form
                                                S-8 (File No. 333-43419).

 99.4     Amended and Restated Bylaws of        Incorporated by reference to
          Sulcus Hospitality Technologies       Exhibit 4.2 to Sulcus'
          Corp.                                 Registration Statement on Form
                                                S-8 (File No. 333-43419).

 99.5     Rights Agreement between Sulcus       Incorporated by reference to
          Hospitality Technologies Corp.        Exhibit ii to Sulcus'
          and American Stock Transfer &         Registration Statement on Form
          Trust Company, dated as of            8-A (File No. 001-11148).
          January 30, 1998.


                                       II-7


 Exhibit
  Number                Item                           Method of Filing
 -------                ----                           ----------------
 99.6     Opinion of Broadview                  Included in the Proxy
          International LLC                     Statement/Prospectus as Annex
                                                B.

 99.7     Consent of Broadview                  Included in Exhibit 99.6.
          International LLC

 99.8     Form of Letter to Eltrax              Filed herewith.
          Shareholders

 99.9     Form of Letter to Sulcus              Filed herewith.
          Shareholders


(b)  Financial Statement Schedules.

     None.

(c)  Reports, Opinions and Appraisals.

     None.

ITEM 22.  UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  (1)    The Registrant hereby undertakes that prior to any public
reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (A) that is filed pursuant to paragraph (1) immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


(c) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on January 29, 1999.


                                   ELTRAX SYSTEMS, INC.,
                                   A Minnesota corporation



                                   By: /s/ William P. O'Reilly
                                      -------------------------------
                                      William P. O'Reilly
                                      CHAIRMAN OF THE BOARD AND
                                      CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



           NAME                     TITLE                       DATE
           ----                     -----                       ----
 /s/ William P. O'Reilly   Chief Executive Officer,           January 29, 1999
 ------------------------  Chairman of the Board of
     William P. O'Reilly   Directors, and Director
                           (principal executive officer)


 /s/ Clunet R. Lewis       Director                           January 29, 1999
 ------------------------
      Clunet R. Lewis


     James C. Barnard*     Director                           January 29, 1999
 ------------------------
      James C. Barnard

     Patrick J. Dirk*      Director                           January 29, 1999
 ------------------------
      Patrick J. Dirk


     Penelope Sellers*     Director                           January 29, 1999
 ------------------------
      Penelope Sellers

                                     II-10



           NAME                     TITLE                       DATE
           ----                     -----                       ----
    Stephen E. Raville*    Director                           January 29, 1999
 ------------------------
     Stephen E. Raville


    Mack V. Traynor, III*  Director                           January 29, 1999
 ------------------------
     Mack V. Traynor, III


    Thomas F. Madison*     Director                           January 29, 1999
 ------------------------
     Thomas F. Madison


 /s/ Nicholas J. Pyett     Chief Financial Officer            January 29, 1999
 ------------------------  (principal financial officer
      Nicholas J. Pyett    and principal accounting
                           officer)




*By: /s/ William P. O'Reilly
-----------------------------
     William P. O'Reilly
     Attorney-in-fact

                                   EXHIBIT INDEX


 Exhibit
  Number                Item                           Method of Filing
---------               ----                           ----------------
 2.1      Agreement and Plan of Merger,         Included in the  Proxy
          dated as of November 11, 1998,        Statement/Prospectus as Annex
          by and among Eltrax, Sulcus           A.
          Hospitality Technologies Corp.
          and Sulcus Acquiring
          Corporation.

 3.1      Amended and Restated Articles of      Incorporated by reference to
          Incorporation of Eltrax               Exhibit 3.1 to Eltrax's
                                                Registration Statement on Form
                                                S-18 (File No. 33-51456).

 3.2      Restated Bylaws of Eltrax             Incorporated by reference to
                                                Exhibit 3.2 to Eltrax's
                                                Quarterly Report on Form 10-
                                                QSB for the quarter ended
                                                September 30, 1996.

 5.1      Opinion of Jaffe, Raitt, Heuer &      Filed herewith.
          Weiss, P.C.

 8.1      Opinion of Benesch, Friedlander,      Filed herewith.
          Coplan & Aronoff LLP

 10.1     1992 Stock Incentive Plan.            Incorporated by reference to
                                                Exhibit 10.4 to Eltrax's
                                                Registration Statement on Form
                                                S-18 (File No. 33-51456).

 10.2     Form of Incentive Stock Option        Incorporated by reference to
          Agreement.                            Exhibit 10.6 to Eltrax's
                                                Registration Statement on Form
                                                S-18 (File No. 33-51456).

 10.3     Form of Non-Statutory Option          Incorporated by reference to
          Agreement.                            Exhibit 10.7 to Eltrax's
                                                Registration Statement on Form
                                                S-18 (File No. 33-51456).

                                      II-12



 Exhibit
  Number                Item                           Method of Filing
---------               ----                           ----------------
 10.4     Form of Non-Employees Director        Incorporated by reference to
          Stock Option Agreement.               Exhibit 10.10 to Eltrax's
                                                Annual Report on Form 10-KSB
                                                for the year ended March 31,
                                                1993.

 10.5     1995 Stock Incentive Plan.            Incorporated by reference to
                                                Exhibit 10.12 to Eltrax's
                                                Annual Report on Form 10-KSB
                                                for the year ended March 31,
                                                1995.

 10.6     Consulting Agreement dated as of      Incorporated by reference to
          June 1, 1996 by and between           Exhibit 10.9 to Eltrax's
          Eltrax and Clunet R. Lewis.           Annual Report on Form 10-KSB
                                                for the nine month transition
                                                period ended December 31,
                                                1996.

 10.7     Consulting Agreement dated as of      Incorporated by reference to
          June 1, 1996 by and between           Exhibit 10.10 to Eltrax's
          Eltrax and William P. O'Reilly.       Annual Report on Form 10-KSB
                                                for the nine month transition
                                                period ended December 31,
                                                1996.

 10.8     Agreement dated as of October         Incorporated by reference to
          31, 1996 by and among Eltrax,         Exhibit 10.7 to Eltrax's
          William P. O'Reilly, Clunet R.        Current Report on Form 8-K
          Lewis, Mack V. Traynor, III and       filed November 12, 1996.
          Walter C. Lovett, Douglas L.
          Roberson and B. Taylor Koonce.

 10.9     Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of May 14,         Exhibit 10.2 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Edward J. Gorlitz.                    dated May 15, 1997.

 10.10    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of May 14,         Exhibit 10.1 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Colin E. Quinn.                       dated May 15, 1997.

 10.11    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of July 1,         Exhibit 10.2 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Joel J. Blickenstaff.                 dated July 1, 1997.

                                      II-13



 Exhibit
  Number                Item                           Method of Filing
---------               ----                           ----------------
 10.12    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of July 1,         Exhibit 10.1 to Eltrax's
          1997 by between Eltrax and            Current Report and on Form 8-K
          Robert A. Hughes.                     dated July 1, 1997.

 10.13    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of August 15,      Exhibit 10.1 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Edward C. Barrett.                    dated August 15, 1997.

 10.14    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of August 15,      Exhibit 10.1 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          Daniel M. Christy.                    dated August 15, 1997.

 10.15    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of August 15,      Exhibit 10.3 to Eltrax's
          1997 by and between Eltrax and        Current Report on Form 8-K
          David R. Hurlbrink.                   dated August 15, 1997.

 10.16    Employment and Noncompetition         Incorporated by reference to
          Agreement dated as of October         Exhibit 10.1 to Eltrax's
          31, 1997 by and between Eltrax        Current Report on Form 8-K
          and John M. Good.                     dated October 3, 1997.

 10.17    Employment and Non-Competition        Incorporated by reference to
          Agreement, dated as of August         Exhibit 10.1 to Eltrax's
          31, 1998 between Eltrax and           Current Report on Form 8-K
          Penelope Sellers.                     dated September 10, 1998.

 10.18    Credit Agreement, dated as of         Incorporated by reference to
          September 11, 1998, between           Exhibit 10.2 to Eltrax's
          Eltrax, Nordata, Inc., Four           Current Report on Form 8-K
          Corners Technology, Inc., Encore      dated September 10, 1998.
          Systems, Inc., Global Systems
          and Support, Inc., Five Star
          Systems, Inc., and State Street
          Bank and Trust Company.

 10.19    Security Agreement dated October      Incorporated by reference to
          31, 1996 between Eltrax and           Exhibit 10.16 to Eltrax's
          State Street Bank and Trust           Annual Report on Form 10-KSB
          Company, as amended.                  for the year ended December
                                                31, 1997.

                                       II-14



 Exhibit
  Number                Item                           Method of Filing
---------               ----                           ----------------
 10.20    Consulting Agreement dated            Incorporated by reference to
          January 21, 1997 by and between       Exhibit 10.21 to Eltrax's
          Eltrax and Gene A. Bier.              Annual Report on Form 10-KSB
                                                for the year ended December
                                                31, 1997.

 10.21    Asset Purchase Agreement dated        Incorporated by reference to
          as of January 29, 1997 between        Exhibit 99.1 to Eltrax's
          Atlantic Network Systems, Inc.        Current Report on Form 8-K
          and MRK Technologies, LTD.            filed February 12, 1997.

 10.22    1997 Stock Incentive Plan.            Incorporated by reference to
                                                Exhibit 10.24 to Eltrax's
                                                Annual Report on Form 10-KSB
                                                for the year ended December
                                                31, 1997  (File No. 0-22190)

 10.23    Real Estate Lease dated June 1,       Incorporated by reference to
          1996 between Walt Lovett, Doug        Exhibit 10.11 to Eltrax's
          and Lisa Roberson and Atlantic        Annual Report on Form 10-KSB
          Network Systems, Inc.                 for the nine month transition
                                                period ended December 31,
                                                1996.

 10.24    Lease Agreement between               Incorporated by reference to
          Burgoe/Wyomissing Partners and        Exhibit 10.30 to Eltrax's
          Hi-Tech Connections, Inc. dated       Annual Report on Form 10-KSB
          September 15, 1996.                   for the year ended December
                                                31, 1997.

 10.25    Lease Agreement between JMG           Incorporated by reference to
          Development Co. Ltd and DataComm      Exhibit 10.31 to Eltrax's
          Associates, Inc. dated December       Annual Report on Form 10-KSB
          1, 1996.                              for the year ended December
                                                31, 1997.

 10.26    Lease Agreement between Werner        Incorporated by reference to
          Palmquist Investments and Four        Exhibit 10.32 to Eltrax's
          Corners Technology, Inc. dated        Annual Report on Form 10-KSB
          February 21, 1996.                    for the year ended December
                                                31, 1997.

 10.27    1998 Stock Incentive Plan             Filed herewith.

 10.28    Office Lease, dated January 15,       Filed herewith.
          1992, between 900 Corporation
          and Encore Systems, Inc.

                                      II-15



 Exhibit
  Number                Item                           Method of Filing
---------               ----                           ----------------
 10.29    Amended and Restated Preferred        Filed herewith.
          Vendor Arrangement, dated as of
          May 15, 1992, between Holiday
          Hospitality Corporation and
          Encore Systems, Inc.

 10.30    Agreement and Plan of Merger          Incorporated by reference to
          dated as of May 14, 1997 by and       Exhibit 2.1 to Eltrax's
          among Eltrax, EJG Techline            Current Report in Form 8-K
          Acquiring Corporation, EJG            dated May 14, 1997 (File No.
          Techline, Incorporated and            0-22190).
          Edward J. and Kathleen M.
          Gorlitz and Colin E. and Diane
          C. Quinn

 10.31    Agreement and Plan of Merger          Incorporated by reference to
          dated as of July 1, 1997 by and       Exhibit 2.1 to Eltrax's
          among Eltrax, Four Corners            Current Report in Form 8-K
          Acquiring Corporation, Four           dated July 1, 1997 (File No.
          Corners Technology, Inc. and          0-22190).
          Robert A. Hughes, Joel J.
          Blickenstaff and David Noall.

 10.32    Agreement and Plan of Merger          Incorporated by reference to
          dated as of August 15, 1997 by        Exhibit 2.1 to Eltrax's
          and among Eltrax, Hi-Tech             Current Report in Form 8-K
          Acquiring Corporation, Hi-Tech        dated August 15, 1997 (File
          Connections, Inc. and Edward C.       No. 0-22190).
          Barrett, Daniel M. Christy,
          David R. Hurlbrink, David R.
          Spatz, Raymond H. Melcher and
          Timothy E. Devlin.

 10.33    Agreement and Plan of Merger          Incorporated by reference to
          dated as of October 31, 1997 by       Exhibit 2.1 to Eltrax's
          and among Eltrax, DataComm            Current Report in Form 8-K
          Acquiring Corp., Midwest              dated October 3, 1997 (File
          Acquiring Corp., DataComm             No. 0-22190).
          Associates, Inc., Midwest
          Telecom Associates, Inc. and
          John M. Good and Harold Madison.

 10.34    Consulting Agreement, dated           Filed herewith
          February      , 1999, between
          Eltrax and Michael Wager

 10.35    Consulting Agreement, dated           Filed herewith
          February      , 1999, between
          Eltrax and Robert Gries

                                       II-16



 Exhibit
  Number                Item                           Method of Filing
---------               ----                           ----------------
 10.36    Consulting Agreement, dated           Filed herewith
          February      , 1999, between
          Eltrax and David Adler

 10.37    Form of Termination Agreement         To be filed by amendment.
          between Leon Harris and
          Sulcus

 10.38    Form of Consulting Agreement          To be filed by amendment.
          between Leon Harris and
          Eltrax

 23.1     Consent of Crowe, Chizek and          Filed herewith.
          Company LLP, independent
          accountants

 23.2     Consent of                            Filed herewith.
          PricewaterhouseCoopers LLP,
          independent accountants


 23.3     Consent of Jaffe, Raitt, Heuer &      Included in Exhibit 5.1.
          Weiss, P.C.

 23.4     Consent of Benesch, Friedlander,      Included in Exhibit 8.1.
          Coplan & Aronoff LLP

 24.1     Powers of Attorney                    Previously filed.

 99.1     Form of Proxy Card for Special        Filed herewith.
          Meeting of Shareholders of
          Eltrax

 99.2     Form of Proxy Card for Special        Filed herewith.
          Meeting of Shareholders of
          Sulcus Hospitality Technologies
          Corp.

 99.3     Articles of Incorporation, as         Incorporated by reference to
          amended, of Sulcus Hospitality        Exhibit 4.1 to Sulcus'
          Technologies Corp.                    Registration Statement on Form
                                                S-8 (File No. 333-43419).

 99.4     Amended and Restated Bylaws of        Incorporated by reference to
          Sulcus Hospitality Technologies       Exhibit 4.2 to Sulcus'
          Corp.                                 Registration Statement on Form
                                                S-8 (File No. 333-43419).

                                     II-17



 Exhibit
  Number                Item                           Method of Filing
---------               ----                           ----------------
 99.5     Rights Agreement between Sulcus       Incorporated by reference to
          Hospitality Technologies Corp.        Exhibit ii to Sulcus'
          and American Stock Transfer &         Registration Statement on Form
          Trust Company, dated as of            8-A (File No. 001-11148).
          January 30, 1998.

 99.6     Opinion of Broadview                  Included in the Proxy
          International LLC                     Statement/Prospectus as Annex
                                                B.

 99.7     Consent of Broadview                  Included in Exhibit 99.6
          International LLC

 99.8     Form of Letter to Eltrax              Filed herewith.
          Shareholders

 99.9     Form of Letter to Sulcus              Filed herewith.
          Shareholders


                                      II-18